UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK

REPURCHASE SAVINGS AND SIMILAR PLANS

PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007.

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-13699

RAYTHEON SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

RAYTHEON COMPANY

(Name of issuer of the securities held pursuant to the plan)

870 WINTER STREET, WALTHAM, MASSACHUSETTS 02451

(Address of issuer’s principal executive offices)

*	Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income and Security Act of 1974 have been omitted because they are not applicable.

Raytheon Savings and

Investment Plan

Financial Statements and Supplemental Schedule

To Accompany 2007 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2007 and 2006

Raytheon Savings and Investment Plan

Table of Contents to Financial Statements and Supplemental Schedule

December 31, 2007

Page(s)

Report of Independent Registered Public Accounting Firm	2

Financial Statements

Statements of Net Assets Available for Benefits	3

Statement of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5–17

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	18–50

•

Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Raytheon Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Raytheon Savings and Investment Plan (the “Plan”) at December 31, 2007 and December 31, 2006, and the changes in net assets available for benefits for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 26, 2008

Raytheon Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2007 and 2006

	2007	2006
Assets
Investments
At fair value (Notes 2 and 4)
Investment contracts	$1,884,927,550	$1,923,023,816
Registered investment companies	5,998,492,694	5,424,491,652
Common collective trusts	811,426,221	821,036,498
Raytheon Company common stock	1,895,116,460	2,001,686,438
Common stock	—	73,685,978
Other investments	455,510,421	419,746,216
Participant loans	208,034,801	230,513,292

Total investments	11,253,508,147	10,894,183,890

Interest bearing cash and cash equivalents	49,353,704	52,944,590

Receivables
Receivable for investments sold on a delayed delivery basis (Note 7)	68,968,205	24,067,293
Employer contributions	36,783	464,742
Accrued investment income and other receivables	10,341,397	11,986,831

Total receivables	79,346,385	36,518,866

Total assets	11,382,208,236	10,983,647,346
Liabilities
Payable for investments purchased on a delayed delivery basis (Note 7)	41,447,846	—
Payables for securities purchased	2,629,280	2,644,828
Accrued expenses	117,419	414,350
Other payables	4,126,893	4,069,188

Total liabilities	48,321,438	7,128,366

Net assets available for benefits at fair value	11,333,886,798	10,976,518,980
Adjustment from fair value to contract value for interest in fully benefit-responsive investment contracts	(23,559,372)	7,312,707

Net assets available for benefits	$11,310,327,426	$10,983,831,687

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2007

Additions to net assets attributable to
Net appreciation of investments (Notes 2 and 3)	$259,502,756
Interest and dividends (Notes 2 and 4)	669,612,475

929,115,231

Contributions and deferrals
Employee deferrals	589,465,706
Employer contributions	220,062,111

809,527,817

Transfers in from affiliated benefit plan (Note 1)	7,190,910

Total additions	1,745,833,958

Deductions from net assets attributable to
Distributions to participants	1,418,796,937
Administrative expenses	541,282

Total deductions	1,419,338,219

Increase in net assets	326,495,739
Net assets, beginning of year	10,983,831,687

Net assets, end of year	$11,310,327,426

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

1.	Description of Plan

General

The following description of the Raytheon Savings and Investment Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions. The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the “Company” or the “Plan Sponsor”). Most employees are immediately eligible to enroll in the Plan on the first day of service. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short-term and long-term investment objectives. From January 1, 2000 until December 31, 2001, the entire Plan was an employee stock ownership plan (ESOP) that included a qualified cash or deferred arrangement under the Internal Revenue Code (the “Code”). Effective January 1, 2002, the portion of the Plan that is invested in Raytheon Company stock is an ESOP that includes a cash or deferred arrangement, and the remaining portion of the Plan is a profit-sharing plan that includes a cash or deferred arrangement. The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Plan’s investments are principally held in the Raytheon Savings and Investment Plan Trust (the “Trust”).

In 2006, the Plan Sponsor acquired Virtual Technology Corporation. In May, 2007 the net assets of the Virtual Technology Corporation 401(k) Plan, amounting to $7,190,910, were merged into the Plan.

Contributions and Deferrals

Eligible employees may contribute to the Plan up to 50% of their compensation, as defined in the Plan document. The Code limits the compensation the Plan may take into account to $225,000 for the 2007 plan year. Employee contributions, including rollovers, are invested based on participant elections. For 2007, the annual employee pre-tax elective deferral contributions for a participant cannot exceed $15,500, except for catch-up contributions. Participants also may make after-tax contributions, but total employee (pre-tax and after-tax) contributions and employer contributions may not exceed $45,000 for the 2007 plan year, except for catch-up contributions. A participant who is eligible to make elective pre-tax contributions and is at least age 50 by the end of 2007 may make pre-tax catch-up contributions up to $5,000.

For most employees, the Company matches 100% of the first 4% of compensation that a participant contributes to the Plan each pay period. Matching Company contributions made before January 1, 2005, were invested in the Raytheon Common Stock Fund and were required to be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made or January 1 of the year the employee turns age 55, if earlier. For most participants, matching Company contributions made after December 31, 2004, are made in cash and are invested based on the investment allocation for employee contributions.

Effective January 1, 2007, eligible employees hired or rehired on or after January 1, 2007 participate in the Retirement Income Savings Program (“RISP”) (subject to any applicable collective bargaining agreements), in addition to having the right to participate in the other features of the Plan. Under RISP, the Company contributes a percentage of each RISP-eligible participant’s compensation to the participant’s RISP account in the Plan. The percentage contribution varies according to a schedule based on the participant’s age at the most recent date of hire and years of service since the most recent date of hire.

Before January 1, 2005, the Company also made an ESOP contribution equal to one-half of one percent of the participant’s compensation up to the applicable IRS limitation. The Company ceased to make that contribution for most participants effective December 31, 2004. The portion of the Plan consisting of ESOP contributions and earnings provided for investment primarily in the Raytheon Common Stock Fund; however, the Plan permitted limited diversification among other investment options, after a participant attained age 55 and completed 10 years of plan participation (including participation in the prior ESOP plans).

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

Effective July 1, 2006, the Plan eliminated the restrictions described above on participants’ moving investments out of the Raytheon Common Stock Fund.

Participants may invest contributions in increments of 1% in any combination of investment alternatives available, subject to percentage limitations applicable to some funds. The investment objectives range from investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying investments include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock, Raytheon Company common stock, bonds and other investments.

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings. Plan earnings are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Participants are not permitted to make a direct exchange from the Fixed Income Fund to the Fidelity Institutional Money Market Fund because they are competing funds. All money has to be exchanged to a noncompeting fund for at least 90 days before being exchanged into the Fidelity Institutional Money Market Fund.

Vesting

With the exception of RISP participants and certain union groups, all employee and most employer contributions including ESOP contributions and earnings thereon are immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999. Most RISP participants who did not perform an hour of service before January 1, 2007, become 100% vested in the employer RISP contributions after three years of service. Forfeitures of the nonvested portions of terminated participants’ accounts are available to reduce Company contributions. At December 31, 2007 and 2006, unallocated plan forfeitures were $1,484,727 and $996,368, respectively. During 2007, the total amount of forfeitures created was $352,412.

Distributions to Participants

A participant may make certain in-service withdrawals, including all or a portion of participant after-tax contributions and related earnings at any time and all or a portion of participant pre-tax contributions, employer contributions and related earnings upon attainment of age 59  1/ 2. For reasons of financial hardship, a participant may withdraw all or a portion of participant pre-tax contributions and related earnings subject to a reduction in the maximum participant pre-tax contribution rate for the next six months. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $1,000, and the participant elects to defer distribution. Otherwise, a terminated participant may defer the distribution until April 1 of the year following the year in which the participant reaches age 70 1/2 .

Participants who have investments in the Raytheon Common Stock Fund may elect to reinvest dividends within the Plan or receive dividends in cash. Any dividends received in cash by participants will be subject to taxes in the year of receipt. In 2007, the Company’s Board of Directors declared dividends of $1.02 per share. Of the $33,957,321 in dividends paid to the Plan, approximately $1,185,195 was received in cash by participants who elected the cash payment option.

Loans to Participants

A participant may borrow a portion of the balance in the participant’s account, other than the RISP account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant’s account balance or $50,000. The minimum loan is $500. Loans are secured by the balance in the participant’s account and bear interest equal to the prime rate published in The Wall Street Journal on the first business day of the calendar quarter in which the loan is made. Loans must be repaid over a period of up to five years by means of payroll deductions, except that if the loan is used to acquire a dwelling which is to be used as a

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

principal residence of the participant, the repayment period may extend to up to 15 years. Loan payments and interest payments are credited to the borrower’s account in the investment fund or funds according to the participant’s current investment election. Loans are valued at principal outstanding. As of December 31, 2007 and December 31, 2006, the interest rates on the outstanding loans ranged from 4.00% to 10.25% and 4.00% to 10.33%, respectively.

Administrative Expenses

Substantially all expenses of administering the Plan, such as legal and other administration fees, are charged to participant accounts, usually allocated evenly among all accounts based on the number of participants. Administrative expenses not paid by the Plan are paid by the Company.

2.	Summary of Significant Accounting Policies

The accompanying financial statements are prepared on the accrual basis of accounting.

Plan investments are stated at fair value including the Plan’s benefit-responsive investment contracts.

Investments in registered investment companies and common collective trusts are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Investments in fixed income securities (U.S. government, domestic bonds) are valued by a pricing service based upon market transactions at fair value as determined in good faith by the trustee of the trust. Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value. Investments denominated in foreign currencies are translated into U.S. dollars using the last reported exchange rate.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a stable value fund, the Raytheon Fixed Income Fund (the “Fund”), a fund specifically managed for the Plan. As required by the FSP, the statements of net assets available for benefits presents the fair value of the fully benefit responsive investment contracts in the Fund and the adjustment from fair value to contract value relating to the investment contracts. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Individual assets of the synthetic investment contract are valued at representative quoted market prices. The fair value of the wrap contract for the synthetic GIC is determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, discount rate and the duration of the underlying portfolio.

Security transactions are recorded on the trade date. Payables for outstanding purchases represent trades which have occurred but have not yet settled and are recorded on the statements of net assets available for benefits.

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, excluding fully benefit-responsive investment contracts which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

Distributions are recorded when paid.

The preparation of financial statements in conformity with generally accepted accounting principles, requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from the estimates included in the financial statements.

The Plan provides for various investment options in any combination of stocks, mutual funds, common collective trusts, investment contracts and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statements of changes in net assets available for benefits. Other investments consist of the Plan’s interest in the Raytheon Company Combined DB/DC Master Trust, which primarily consists of common stock. Please refer to the Raytheon Company Defined Benefit Plan financials for further details.

The Plan invests a portion of its assets in securities with contractual cash flows such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults, and may be adversely affected by shifts in the market’s perception of the issuer and changes in interest rates.

Certain reclassifications have been made to the presentation of prior year financial statements to conform to the current year presentation.

The Plan adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), as required, on January 1, 2007. FIN 48 requires the Plan Sponsor to determine whether a tax position of the Plan is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Plan recording a tax liability that would reduce net assets. FIN 48 must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to net assets as of January 1, 2007.

Based on its analysis, the Plan Sponsor has determined that the adoption of FIN 48 did not have a material impact to the Plan’s financial statements upon adoption.

In September 2006, the FASB issued Statements of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. FAS 157 applies to fair value measurements already required or permitted by existing standards. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating what impact the adoption of FAS 157 will have on the Plan’s financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161) Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (“FAS 133”), which expands the disclosure requirements in FAS 133 about an entity’s derivative instruments and hedging activities. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of these accounting pronouncements on the Plan’s financial statements and related disclosures.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

3.	Investments

The following presents investments that represent five percent or more of the Plan’s net assets:

	2007	2006
Raytheon Stock Fund	$1,912,531,979	$2,017,993,345
Fidelity Equity Income Fund	867,019,875	985,956,134
S&P 500 Index Fund	757,772,014	779,202,459
Fidelity Balanced	621,828,737	599,633,383
Fidelity Institutional Money Market	587,021,227	N/A
State Street Bank and Trust GIC*	N/A	584,503,401

*	Presented at contract value

During the year ended December 31, 2007 the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $259,502,756 as follows:

Registered investment companies	$(87,892,458)
Common collective trusts	48,714,787
Raytheon Company common stock	269,277,907
Other investments	29,402,520

$259,502,756

4.	Investment Contracts

The Plan invests in benefit-responsive synthetic guaranteed investment contracts (Synthetic “GICs”) with financial institutions. Income from Synthetic GICs is reported net of administrative expenses. The GIC issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed by the Plan. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value with limited restrictions related to the transfer of funds into a competing fund investment option. The Plan considers such factors as the benefit responsiveness of the investment contracts, the ability of the parties to the contracts to perform in accordance with the terms of the contracts and the likelihood of default by an issuer of an investment security.

Synthetic GICs represent individual assets, usually a portfolio of high quality fixed income securities placed in a trust, with ownership by the Plan. The Plan purchases a third party issued benefit-responsive wrapper contract that guarantees that participant transactions are executed at contract value. Individual assets of the synthetic GICs are valued based on the policy in Note 2.

•

Wrap contracts accrue interest using a formula called the “crediting rate.” Wrap contracts use the crediting rate formula to convert market value changes in the covered assets into income distributions in order to minimize the difference between the market and contract value of the covered assets over time. Using the crediting rate formula, an estimated future market value is calculated by compounding the Fund’s current market value at the Fund’s current yield to maturity for a period equal to the Fund’s duration. The crediting rate is the discount rate that equates estimated future market value with the Fund’s current contract value. The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by the differential between the contract value and the market value of the covered investments. The difference is amortized over the duration of the investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract “contract to market” difference is heightened or

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

lessened. Crediting rates are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below 0%. Events disqualifying an underlying investment from being wrapped include but are not limited to bankruptcy of the security issuer or the default or restricted liquidity of the security issuer.

•

If the Fund experiences significant redemptions when the market value is below the contract value, the Fund’s yield may be reduced significantly, to a level that is not competitive with other investment options. This may result in additional redemptions, which would tend to lower the crediting rate further. If redemptions continued, the Fund’s yield could be reduced to zero. If redemptions continued thereafter, the Fund might have insufficient assets to meet redemption requests, at which point the Fund would require payments from the wrap issuer to pay further shareholder redemptions.

•

The crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants. The precise impact on the Fund depends on whether the market value of the covered assets is higher or lower than the contract value of those assets. If the market value of the covered assets is higher than their contract value, the crediting rate will ordinarily be higher than the yield of the covered assets. Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.

•

The Fund and the wrap contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value. Participant-initiated transactions are those transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan). However, the wrap contracts limit the ability of the Fund to transact at contract value upon the occurrence of certain events. At this time, management believes the occurrence of any of these events is not probable. These events include:

1.	The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

2.	The establishment of a defined contribution plan that competes with the Plan for employee contributions.

3.	Any substantive modification of the Plan or the administration of the Plan that is not consented to by the wrap issuer.

4.	Complete or partial termination of the Plan.

5.	Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cashflow.

6.	Merger or consolidation of the Plan with another plan, the transfer of Plan assets to another Plan, or the sale, spin-off or merger of a subsidiary or division of the plan Sponsor.

7.	Any communication given to participants by the Plan Sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

8.	Exclusion of a group of previously eligible employees from eligibility in the Plan.

9.	Any early retirement program, group termination, group layoff, facility closing, or similar program.

10.	Any transfer of assets from the Fund directly to a competing option.

11.	Bankruptcy of the Plan Sponsor or other Plan Sponsor events which cause a significant withdrawal from the Plan.

•

A wrap issuer may terminate a wrap contract at any time. In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, Fidelity Management Trust Company (“FMTC”), the trustee, may elect to keep the wrap contract in place until such time as the market value of the Fund’s covered assets is equal to their contract value.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

A wrap issuer may also terminate a wrap contract if FMTC’s investment management authority over the Fund is limited or terminated as well as if all of the terms of the wrap contract fail to be met. In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, the terminating wrap provider would not be required to make a payment to the Fund.

•

Synthetic investment contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not cured, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long term credit rating below a threshold set forth in the contract; is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, withdrawing plans may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value. The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default. If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a synthetic GIC terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e. replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

The crediting interest rates are adjusted quarterly to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The average yield and crediting interest rates were as follows:

	Average Yield	Crediting Interest Rate
December 31, 2007
JP Morgan Chase (ARAYTHEON-2-07)	4.87%	5.05%
State Street Bank and Trust (107046)	4.87%	5.06%
AIG Financial Products Corp (969481)	4.87%	5.05%
RaboBank (RTN040701)	4.87%	5.05%
December 31, 2006
Chase Manhattan Bank (429666)	4.91%	5.01%
State Street Bank and Trust (99054)	4.91%	5.02%
AIG Financial Products Corp (541687)	4.91%	5.01%
UBS Warburg (3088)	4.91%	5.00%

5.	Future Contracts

A future contract is a contractual agreement to make or take delivery of a standardized quantity of a specified grade or type of commodity or financial instrument at a specified future date in accordance with terms specified by a regulated future exchange.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

As described in Note 4, the synthetic GICs represent individual assets placed in a trust, with ownership by the Plan. As of December 31, 2007 and 2006, the synthetic GICs contained future contracts. The Plan uses fixed income future contracts to manage exposure to the market. Buying futures tends to increase the Plan’s exposure to the underlying instrument. Selling futures tends to decrease the Plan’s exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Plan does not employ leverage in its use of futures, thus cash balances are maintained at a level at least equal to the contract value of the futures.

Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a future contract, the Plan is required to deposit either in cash or securities an amount equal to a certain percentage of the nominal value of the contract (“initial margin”). Pursuant to the future contract, the Plan agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the future contract. Such receipts or payments are known as “variation margin” which are settled daily and are included in the realized gains (losses) on future contracts. In addition, the Plan pledges collateral, generally U.S. government bonds, for open fixed income future positions.

Future contracts involve, to varying degrees, credit and market risks. The Plan enters into future contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the future contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instrument or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a future contract and the underlying index or security.

A summary of the open fixed income futures as of December 31, 2007 and 2006 is presented below:

	Long Contracts				Short Contracts
	2007		2006		2007		2006
	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value
10 Yr SWAP Note Future Exp Mar 2008					80	$8,837,500
3 Month Euro Euribor Future Exp Mar 2008	20	$6,966,446
3 Month Euro Euribor Future Exp Jun 2009	9	3,152,436
3 Month Euro Euribor Future Exp Mar 2009	13	4,551,855
3 Month Euro Euribor Future Exp Sep 2009	13	4,553,518
30-day Fed Fund Future Exp Jan 2008					186	74,281,942
30-day Fed Fund Future Exp Feb 2008					5	1,999,743
30-day Fed Fund Future Exp Mar 2008	5	2,001,514
5 Yr SWAP Note Future Exp Mar 2008					39	4,215,656
90-day Eurodollar Future Exp Dec 2007			1,438	$341,704,750			79	$18,772,375
90-day Eurodollar Future Exp Dec 2008	398	96,146,850
90-day Eurodollar Future Exp Dec 2009	44	10,579,800
90-day Eurodollar Future Exp Jun 2008	506	121,762,575
90-day Eurodollar Future Exp Jun 2009	244	58,871,100			334	80,585,850
90-day Eurodollar Future Exp Mar 2008	112	26,814,200	734	174,526,850
90-day Eurodollar Future Exp Mar 2009	244	58,944,300			10	2,415,750
90-day Eurodollar Future Exp Sep 2008	1,120	270,228,000
90-day Eurodollar Future Exp Sep 2009	244	58,773,500			171	41,189,625
BOBL Eurodollar Future Exp Mar 2008	22	3,465,608			115	18,148,573
Euro-Bond Future Exp Mar 2008	38	6,272,764
Euro-Schatz Future Exp Mar 2008	280	42,310,850
US 10 Yr Treasury Note Future Exp Mar 2007			321	34,497,469			120	12,896,250
US 10 Yr Treasury Note Future Exp Mar 2007			39	7,922
US 10 Yr Treasury Note Future Exp Mar 2008	1,695	192,197,110
US 2 Yr Treasury Note Future Exp Mar 2008					113	23,758,250
US 20 Yr Treasury Note Future Exp Mar 2007							8	891,500
US 20 Yr Treasury Note Future Exp Mar 2007							132	14,709,750
US 20 Yr Treasury Note Future Exp Mar 2008					181	21,063,875
US 5 Yr Treasury Note Future Exp Mar 2007			23	2,416,438			93	9,770,813
US 5 Yr Treasury Note Future Exp Mar 2008					170	18,747,812
US Treasury BD Future Exp Mar 2008					275	32,003,126

	5,007	$967,592,426	2,555	$553,153,429	1,679	$327,247,702	432	$57,040,688

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

6.	Swaps and Swaptions

The Plan may invest in interest rate swap contracts and swaptions. A swaption is an option to enter into a swap contract at an exercise price. As described in Note 4, the synthetic GICs represent individual assets placed in a trust, with ownership by the Plan. As of December 31, 2007 and 2006, the synthetic GICs contained contracts and swaptions. The Plan uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash, at which time both the value of the index or security and the specified interest rate are reset for the next settlement period. During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Changes in the value of the swap contract are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses. Swaption contracts are marked-to market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant market rate of interest.

The Plan may also invest in credit default swaps. Credit default swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to provide a level of credit protection for a commitment to receive interest at a fixed rate based on the potential risk of default of the relevant underlying issuer. Providing credit protection to a counterparty tends to increase a Plan’s exposure to the underlying instrument. Receiving credit protection from a counterparty tends to decrease a Plan’s exposure to the underlying instrument held by a Plan, or hedge the fair value of other Plan investments. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash. During the period that the credit default swap contract is open, the contract is marked-to-market in accordance with the terms of the contract based on the current interest rate spreads and credit risk of the referenced obligation of the underlying issuer and interest accrual through valuation date. Changes in the value of the credit default swap are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses.

Entering into a swap contract involves, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts reported in the statement of net assets available for benefits. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Plan enters into swap contracts with counterparties whose creditworthiness has been approved by the trustee of the Trust. The Plan bears the market risk arising from any change in index or security values or interest rates.

At December 31, 2007, the Plan had the following swap contracts outstanding:

Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/(Loss)
Interest Rate Swaps
Merrill Lynch	Counterparty	4.00%	Plan	3-Month LIBOR	Semi-annual	6/17/2009	6/17/2011	$36,300,000	$(5,764)
Barclays	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	51,100,000	346,173
Citibank	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2028	300,000	(7,538)
Deutsche Bank	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2038	10,500,000	(294,051)
JP Morgan Chase	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	3,900,000	(64,569)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	21,700,000	(300,463)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2038	3,900,000	(112,456)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2038	100,000	(2,827)
Bank of Scotland	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	3,700,000	(5,599)
Bank of America	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	46,100,000	(24,700)
Goldman Sachs	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	1,800,000	(4,024)
Morgan Stanley	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	8,900,000	(9,397)
Morgan Stanley	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	57,000,000	(1,242,159)
Barclays	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	60,400,000	61,575
Deutsche Bank	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2009	53,900,000	90,482
Deutsche Bank	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	54,100,000	140,844
JP Morgan Chase	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2008	5,200,000	1,289

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/ (Loss)
Merrill Lynch	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	19,800,000	(12,302)
Morgan Stanley	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	61,500,000	585,315
Bank of Scotland	Plan	4.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	37,300,000	410,976
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2013	1,900,000	3,676
Barclays	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2010	23,400,000	72,830
Merrill Lynch	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2015	900,000	5,044
Bank of Scotland	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2009	1,100,000	(433)
UBS AG	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2009	107,400,000	(52,970)
Citibank	Counterparty	4.55%	Plan	3-Month LIBOR	Semi-annual	10/3/2005	10/3/2010	1,600,000	28,260
Deutsche Bank	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	11/7/2005	11/7/2010	1,800,000	52,950
Bank of America	Counterparty	5.63%	Plan	3-Month LIBOR	Semi-annual	7/12/2006	7/12/2009	4,100,000	105,976
Deutsche Bank	Counterparty	5.64%	Plan	3-Month LIBOR	Semi-annual	7/14/2006	7/14/2010	4,100,000	176,090
Deutsche Bank	Counterparty	5.16%	Plan	3-Month LIBOR	Semi-annual	9/12/2006	9/12/2009	3,600,000	75,449
Deutsche Bank	Counterparty	5.23%	Plan	3-Month LIBOR	Semi-annual	10/16/2006	10/16/2011	5,000,000	211,476
Barclays	Counterparty	5.03%	Plan	3-Month LIBOR	Semi-annual	11/21/2006	11/21/2011	1,200,000	42,337
Bank of America	Counterparty	4.95%	Plan	3-Month LIBOR	Semi-annual	12/12/2006	12/12/2011	7,600,000	242,032
Deutsche Bank	Counterparty	5.41%	Plan	3-Month LIBOR	Semi-annual	4/30/2007	4/30/2027	900,000	49,702
Citibank	Counterparty	5.27%	Plan	3-Month LIBOR	Semi-annual	8/6/2007	8/6/2012	13,200,000	627,440
Barclays	Counterparty	5.32%	Plan	3-Month LIBOR	Semi-annual	8/28/2007	8/28/2017	8,000,000	417,164
Deutsche Bank	Counterparty	4.86%	Plan	3-Month LIBOR	Semi-annual	10/19/2007	10/19/2012	6,200,000	184,219
Deutsche Bank	Counterparty	4.03%	Plan	3-Month LIBOR	Semi-annual	12/11/2007	12/11/2009	9,900,000	32,214
Barclays	Counterparty	4.05%	Plan	3-Month LIBOR	Semi-annual	12/11/2007	12/11/2009	3,400,000	12,071
Lehman Brothers	Counterparty	4.10%	Plan	3-Month LIBOR	Semi-annual	12/12/2007	12/12/2009	7,700,000	36,717
Deutsche Bank	Counterparty	6.65%	Plan	3-Month LIBOR	Semi-annual	12/23/2007	12/23/2015	1,450,000	(78,481)
Deutsche Bank	Counterparty	4.49%	Plan	3-Month LIBOR	Semi-annual	8/29/2007	8/29/2010	37,100,000	(28,689)
Deutsche Bank	Plan	5.07%	Counterparty	3-Month LIBOR	Semi-annual	4/30/2007	4/30/2009	7,000,000	(101,315)
Citibank	Plan	5.64%	Counterparty	3-Month LIBOR	Semi-annual	7/5/2007	7/5/2017	4,300,000	(334,132)
Deutsche Bank	Plan	5.78%	Counterparty	3-Month LIBOR	Semi-annual	7/9/2007	7/9/2017	8,100,000	(712,235)
Deutsche Bank	Plan	4.98%	Counterparty	3-Month LIBOR	Semi-annual	8/28/2007	8/29/2010	5,570,000	(152,841)
Citibank	Plan	5.31%	Counterparty	3-Month LIBOR	Semi-annual	10/15/2007	10/16/2017	17,500,000	(893,736)

Subtotal								$831,520,000	$(428,380)
Total Return Swaps
Bank of America	Counterparty/Plan	—	Counterparty/Plan	Index	Monthly	8/1/2007	1/31/2008	$2,395,000	$37,709
Citibank	Counterparty/Plan	—	Counterparty/Plan	Index	Monthly	8/3/2007	1/31/2008	2,890,000	57,434
Deutsche Bank	Counterparty/Plan	—	Counterparty/Plan	Index	Monthly	8/6/2007	1/31/2008	2,905,000	57,733

Subtotal								$8,190,000	$152,876
Swaptions
Deutsche Bank	Plan	5.78%	Counterparty	3-Month LIBOR	Semi-annual	8/11/2010	8/11/2020	$7,800,000	$(92,898)
Deutsche Bank	Counterparty	5.78%	Plan	3-Month LIBOR	Semi-annual	8/11/2010	8/11/2020	7,800,000	258,180
Citibank	Counterparty	3.75%	Plan	3-Month LIBOR	Semi-annual	5/19/2009	5/15/2009	111,600,000	10,864
Goldman Sachs	Counterparty	4.50%	Plan	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2010	42,000,000	401,361
Morgan Stanley	Counterparty	4.50%	Plan	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2010	12,000,000	107,175
Bank of Scotland	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2010	18,900,000	369,605
Goldman Sachs	Plan	4.77%	Counterparty	3-Month LIBOR	Semi-annual	3/10/2008	3/10/2010	27,000,000	(120,658)
Goldman Sachs	Counterparty	5.04%	Plan	3-Month LIBOR	Semi-annual	3/10/2008	3/10/2010	54,000,000	121,705
Lehman Brothers	Plan	5.30%	Counterparty	3-Month LIBOR	Semi-annual	5/19/2009	5/19/2039	8,900,000	(181,451)
Lehman Brothers	Counterparty	5.30%	Plan	3-Month LIBOR	Semi-annual	5/19/2009	5/19/2039	8,900,000	37,014
Goldman Sachs	Counterparty	5.10%	Plan	3-Month LIBOR	Semi-annual	3/18/2009	3/18/2014	8,800,000	(19,649)
Goldman Sachs	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2015	14,000,000	(260,857)
Morgan Stanley	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	12/23/2008	12/23/2015	4,000,000	(66,931)
Bank of Scotland	Plan	5.20%	Counterparty	3-Month LIBOR	Semi-annual	12/17/2008	12/17/2015	6,300,000	(223,605)
Goldman Sachs	Plan	4.75%	Counterparty	3-Month LIBOR	Semi-annual	2/4/2008	2/4/2015	3,000,000	(7,668)

Subtotal								$335,000,000	$332,187

Total								$1,174,710,000	$56,683

Credit Default Swaps
Counterparty	Fund Receives/ Provides Credit Protection	In Exchange for Premium Payments of (per annum)	Issuer		Premium Payment Frequency	Effective Date	Maturity Date	Notional Amount	Value
Morgan Stanley	Receive	1.40%	CDX North American High Vol. 9		Semi-annual	9/21/2007	12/20/2012	$8,400,000	$218,553
Goldman Sachs	Receive	0.60%	CDX North American 8		Semi-annual	3/21/2007	6/20/2017	2,200,000	55,595
Morgan Stanley	Receive	0.60%	CDX North American 9		Semi-annual	9/21/2007	12/20/2012	10,100,000	75,658
Bank of Scotland	Receive	0.28%	Glitnir Bank HF		Quarterly	4/18/2007	6/20/2012	1,300,000	86,332
Lehman Brothers	Receive	0.45%	International Paper Company		Quarterly	3/24/2007	6/20/2012	900,000	1,335
Lehman Brothers	Receive	0.51%	Meadwestvaco Company		Quarterly	3/24/2007	6/20/2012	900,000	5,172
Lehman Brothers	Receive	0.45%	Weyerhaeuser Company		Quarterly	3/24/2007	6/20/2012	900,000	15,429

Subtotal								$24,700,000	$458,074

Total								$24,700,000	$458,074

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

At December 31, 2006, the Plan had the following swap contracts outstanding:

Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/(Loss)
Interest Rate Swaps
Citibank	Counterparty	4.550%	Plan	3-Month LIBOR	Semi-annual	10/3/2005	10/4/2010	$1,600,000	$(33,008)
Deutsche Bank	Counterparty	5.000%	Plan	3-Month LIBOR	Semi-annual	11/7/2005	11/7/2010	1,800,000	(7,344)
Bank of America	Counterparty	5.63%	Plan	3-Month LIBOR	Semi-annual	7/12/2006	7/13/2009	4,100,000	108,650
Deutsche Bank	Counterparty	5.64%	Plan	3-Month LIBOR	Semi-annual	7/14/2006	7/14/2010	4,100,000	136,079
Deutsche Bank	Counterparty	5.16%	Plan	3-Month LIBOR	Semi-annual	9/12/2006	9/12/2009	3,600,000	49,428
Deutsche Bank	Counterparty	5.231%	Plan	3-Month LIBOR	Semi-annual	10/16/2006	10/16/2011	5,000,000	24,578
Barclays	Counterparty	5.025%	Plan	3-Month LIBOR	Semi-annual	11/21/2006	11/21/2011	1,200,000	(4,620)
Bank of America	Counterparty	4.948%	Plan	3-Month LIBOR	Semi-annual	12/12/2006	12/12/2011	7,600,000	(52,677)
Citibank	Counterparty	6.65%	Plan	3-Month LIBOR	Semi-annual	12/23/2005	12/23/2015	1,450,000	(18,551)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2017	600,000	8,093
Bank of America	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	55,000,000	531,773
Goldman Sachs	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	1,800,000	17,403
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	8,900,000	86,051
Merrill Lynch	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	18,200,000	269,833
Barclays	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2009	51,500,000	(74,124)
Goldman Sachs	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2037	2,100,000	(93,916)
Goldman Sachs	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/15/2015	12/15/2035	800,000	(27,544)
Deutsche Bank	Counterparty	5.00%	Plan	3-Month LIBOR	Annual	12/19/2007	12/19/2008	55,200,000	3,119
UBS AG	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/19/2007	12/19/2008	107,400,000	6,068
PIMG	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/20/2006	12/20/2011	8,700,000	(38,106)
Lehman Brothers	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2012	1,500,000	(4,585)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	2/20/2009	56,200,000	(51,120)
Merrill Lynch	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2012	8,800,000	(26,898)
UBS AG	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2012	11,600,000	(35,457)

Subtotal								$418,750,000	$773,125
Swaptions
Deutsche Bank	Counterparty	4.4%	Plan	3-Month LIBOR	Semi-annual	12/17/2007	12/17/2017	$3,200,000	$(13,483)
Deutsche Bank	Counterparty	5.4%	Plan	3-Month LIBOR	Semi-annual	12/17/2007	12/17/2017	3,200,000	(44,682)

Subtotal								$6,400,000	$(58,165)

Total								$425,150,000	$714,960

7.	Securities on a Delayed Delivery

The Plan may purchase securities on a delayed delivery (“TBA securities”) when issued, or forward commitment basis. Payment and delivery may take place one month or more after the date of the transaction. The price of the underlying securities and the date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. The underlying securities are valued at current market value with daily fluctuations in the market value recorded as unrealized gains or losses. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under contract.

8.	Plan Termination

Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. Upon termination of the Plan, all participants become fully vested in their accounts. In the event of plan termination, after payment of all expenses and adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive all amounts then in his or her account.

9.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated July 8, 2003 that the design of the Plan meets the requirements for qualification under Code section 401(a), on which the tax exemption of the Trust under Code section 501(a) is based. The Plan has been amended since receiving the determination letter. The plan administrator and the Company’s benefits counsel believe that the current design and operation of the Plan are consistent with continued qualification of the Plan and exemption of the Trust.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

10.	Related Party Transactions

The trustee of the Plan is Fidelity Management Trust Company (the “Trustee”). Certain plan investments are shares of registered investment companies managed by affiliates of the Trustee and therefore, these transactions in addition to participant loans qualify as party-in-interest transactions. The Plan also pays a fee to the trustee and the trustee also is a security lending agent. These transactions qualify as party-in-interest transactions as well. In addition, Mellon Trust of New England. N.A. (the “Custodian”) serves as custodian for certain assets of the Plan. Certain plan investments are issued by this Custodian and therefore, these transactions qualify as party-in-interest transactions.

In accordance with the provisions of the Plan, the Trustee acts as the Plan’s agent for purchases and sales of shares of Raytheon Company common stock. Purchases amounted to $299,950,469 and sales amounted to $644,629,604 for the year ended December 31, 2007. Dividend income from shares of Raytheon Company common stock amounted to $33,957,213 for the year ended December 31, 2007.

11.	Commitments and Contingencies

In September 2007, the Plan received proceeds from the settlement of class action lawsuits filed in 2003 on behalf of participants and beneficiaries in the Plan against the Company, its Pension and Investment Group and its Investment Committee. The Complaint, as amended, alleged that the defendants breached their ERISA fiduciary duties by failing to (1) prudently and loyally manage plan assets, (2) monitor the Pension and Investment Group and the Investment Committee and provide them with accurate information, (3) provide complete and accurate information to plan participants and beneficiaries, and (4) avoid conflicts of interest. On February 6, 2007, the District Court issued a final order approving a settlement and plaintiffs’ attorneys’ fees and expenses, pursuant to a settlement agreement that the parties had reached. In accordance with the settlement, by April 2007 the Company paid to the Escrow Fund established under the settlement agreement $5.5 million, with part of that amount payable from the Escrow Fund directly to the Plan, part payable directly to certain participants and beneficiaries, and part payable for expenses. The Company also paid plaintiffs’ attorneys’ fees of $1,400,000 and expenses of $60,916.29, which were determined by a federal Magistrate. The class for purposes of the settlement consisted of any person who was a participant or beneficiary at any time between October 7, 1998, and April 30, 2006, and whose Plan accounts included investments in the Raytheon Common Stock Fund. In September 2007, the Settlement Claims Administrator distributed settlement proceeds in accordance with the Plan of Allocation provided in the settlement agreement. Included in the Plan of Allocation was $2,229,393 which was allocated to participants’ accounts and is included in employer contributions in the Statement of Changes in Net Assets Available for Plan Benefits.

In June 2006 the Plan, as a member of the plaintiff class, received proceeds from the settlement of a class action lawsuit filed in 1999 against the Company, certain Company officers and directors, and the Company’s independent auditor, PricewaterhouseCoopers LLP. The Complaint alleged that the Company and certain officers and directors made material misrepresentations and omissions regarding certain business transactions. The plaintiff class included all persons who, with certain exceptions, purchased the Company’s Class A or Class B common stock between October 7, 1998, and October 12, 1999. In accordance with a Stipulation and Settlement Agreement executed by the parties and a Distribution Order of the District Court, in June 2006, the Company paid the class members $210 million in cash and issued 5-year warrants to purchase Raytheon common stock with a strike price of $37.50 per share with a stipulated value upon issuance of $200 million as calculated using the methodologies and criteria set forth in the Agreement. In addition, PricewaterhouseCoopers LLP paid the class members $50 million in cash. In June 2006, the Plan received approximately $25,623,164 in cash and 254,602 warrants in accordance with the Distribution Order. The cash component of settlement proceeds included amounts paid, in accordance with the Distribution Order, in lieu of warrants to any claimant (including any Plan participant’s account) who would otherwise have received fewer than 100 warrants (with the exception of four class members who had objected to such cash payment in lieu of warrants). The settlement proceeds, net of expenses incurred in connection with the Plan’s claim and the handling of settlement proceeds, was allocated among participants’ accounts in accordance with the Distribution Order. Cash proceeds from disposition of warrants was only allocated to participants’ accounts

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2007 and 2006

after the Plan, upon direction of U.S. Trust Company, N.A. (“US Trust”), an independent fiduciary, disposed of all the warrants. The Company obtained an individual prohibited transaction exemption from the United States Department of Labor, effective February 13, 2006, with respect to the Plan’s holding and exercise or other disposition of the warrants issued to the Plan.

In January 2006 five individuals, who are currently on leave from the Company while serving as business representatives of Electronic and Space Technicians Union Local 1553, sued the Company. The Complaint alleged that the termination of plaintiffs’ ability to make contributions to, and receive matching contributions under, the Plan as of December 31, 2005 violated ERISA. The plaintiffs filed two amended complaints (the first of which added the Plan as a defendant). In response to the Complaint and the Amended Complaints, the defendants filed three Motions to Dismiss, the last one on June 22, 2006. On July 17, 2006, the Court granted defendants’ Motion to Dismiss. On March 26, 2008, the Ninth Circuit Court of Appeals affirmed the District Court’s July 17, 2006 grant of defendants’ Motion to Dismiss.

On April 12, 2006, the Company filed an application with the Internal Revenue Service to avail the Plan of the Voluntary Correction Procedure (“VCP”) within the Employee Plans Compliance Resolution System. The application seeks voluntary correction of the fact that until December 31, 2005, the Plan accepted contributions by or on behalf of, and made matching contributions for, individuals on leave from the Company while serving as union business representatives in situations the same as or similar to the situations involved in the lawsuit described in the preceding paragraph. In the VCP application, the Company proposed that cessation of these contributions constitutes adequate correction. On May 28, 2008, the IRS sent the Plan a Compliance Statement that is consistent with the method of correction proposed by the Plan.

12.	Subsequent Event

In 2005, the Plan Sponsor acquired UTD, Incorporated. In April, 2008 the net assets of the UTD, Incorporated 401K Profit Sharing Plan, amounting to $12,328,213, were merged into the Plan.

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
*Fidelity	Fidelity Equity Inc	15,718,272	$867,019,875
*Fidelity	Fidelity Balanced	31,709,778	621,828,737
*Fidelity	Fidelity Inst Mmkt	587,021,227	587,021,227
*Fidelity	Fidelity Blue Chip	8,372,549	368,894,507
*Fidelity	Fid Freedom Income	238,970	2,736,212
*Fidelity	Fid Freedom 2000	121,019	1,496,999
*Fidelity	Fid Freedom 2005	474,032	5,588,839
*Fidelity	Fid Freedom 2010	2,505,571	37,132,562
*Fidelity	Fid Freedom 2015	3,761,613	46,907,316
*Fidelity	Fid Freedom 2020	3,466,649	54,807,728
*Fidelity	Fid Freedom 2025	3,121,518	41,141,611
*Fidelity	Fid Freedom 2030	1,571,091	25,954,424
*Fidelity	Fid Freedom 2035	1,474,050	20,165,010
*Fidelity	Fid Freedom 2040	2,639,028	25,677,745
*Fidelity	Fidelity STIF	52,084,785	52,084,785
*FIDELITY INSTL CSH M CL A	FIDELITY INSTL CSH M CL A	36,736,706	36,736,706
*Interest in Raytheon Company Combined DB/DC Master Trust	Investment in Master Trust	25,606,365	455,510,421
*MELLON FDG CORP GTD SR NT	3.250% 04/01/2009 DD 03/23/04	150,000	147,164
*RAYTHEON CO. Common Stock	RAYTHEON CO (Cost of $1,093,547,863)	31,221,029	1,895,116,460
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03	62,269,485	6,269,485
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03	5,045,466	5,045,466
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03	4,362,907	4,362,907
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03	2,991,903	2,991,903
1ST EAGLE OVERSEAS I	1ST EAGLE OVERSEAS I	7,418,187	173,511,396
AABST	06-1 A1 1ML+8 1/37	857,080	834,515
ABBOTT LABS	5.6% 5/15/11	275,000	284,802
ABSHE	04-HE2 M1 1ML+55 4/34	410,000	350,818
ABU DHABI NATL ENERGY MTN 144A	5.620% 10/25/2012 DD 10/25/07	1,650,000	1,674,998
ACCR	03-2 A1 4.23% 10/33	283,045	246,028
ACE	06-HE1 A2A 1ML+8 2/36	254,867	253,829
ACE INA HLDG INC SR NT	5.700% 02/15/2017 DD 02/08/07	1,415,000	1,402,180
ADELPHIA RECOVERY TRUST	8.750% 10/01/2007 DD 09/29/97	250,094	107,540
ADELPHIA RECOVERY TRUST ESCROW	ADELPHIA RECOVERY TRUST ESCROW	294,426	10,305
AEGON NV GLBL	4.75% 6/01/13	855,000	837,045
AIG SUN VII	5.85% 8/01/08 144A	1,385,000	1,388,737
AIM BASIC VALUE INST	AIM BASIC VALUE INST	1,198,756	38,923,622
ALABAMA POWER	4.85% 12/15/12	925,000	918,999
ALCOA INC NT	5.550% 02/01/2017 DD 01/25/07	210,000	203,734
ALLISON TRANSMISSION	11.000% 11/01/2015 DD 10/16/07	490,000	445,900
ALLISON TRANSMISSION INC	11.250% 11/01/2015 DD 10/17/07	125,000	110,313
ALTERNATIVE LN P/T	6.000% 09/25/2037 DD 07/01/07	500,000	433,630
ALTERNATIVE LN TR	VAR RT 08/25/2036 DD 06/01/06	2,678,532	2,783,905
ALTRIA GROUP INC	7% 11/04/13	230,000	257,218
AM CENT SM CAP VAL I	AM CENT SM CAP VAL I	11,941,329	90,634,685
AMB PROPERTY LP	5.9% 8/15/13	390,000	401,525
AMCAR	05-DA A4 5.02 11/12	805,000	807,114
AMCAR	04-1 D 5.07% 7/10	390,000	389,275
AMCAR	06-1 D 5.49 4/12	345,000	331,391
AMCAR	06-1 C 5.28 11/11	300,000	295,121
AMCAR	06-1 B 5.2 3/11	50,000	49,615
AMCAR	04-1 C 4.22% 7/09	16,087	16,065
AMCAR	06-1 A3 5.11 10/10	10,746	10,736
AMEREN UNION ELEC	6.4% 6/15/17	1,006,000	1,054,307
AMERICA MOVIL	4.125 3/1/09	340,000	337,860
AMERICAN ELEC PWR INC SR NT	5.375% 03/15/2010 DD 03/14/03	200,000	202,876
AMERICAN EXPRESS CENTURION BK	6.000% 09/13/2017 DD 09/13/07	2,500,000	2,514,050
AMERICAN EXPRESS CR CORP NT	3.000% 05/16/2008 DD 05/16/03	200,000	198,978
AMERICAN EXPRESS CR TR 04-3 A	4.350% 12/15/2011 DD 06/02/04	300,000	300,669
AMERICAN GEN FIN CORP MEDIUM	6.900% 12/15/2017 DD 12/17/07	930,000	930,865
AMERICAN GEN FIN MTN	5.375% 10/01/2012 DD 09/30/02	230,000	221,404
AMERICAN HOME	VAR RT 09/25/2035 DD 09/01/05	700,000	693,637
AMERICAN INTL	5.85% 1/16/18	1,990,000	2,003,031
AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03	400,000	380,500
AMERICAN REAL ESTATE	8.125% 06/01/2012 DD 12/01/04	175,000	169,531
AMERICAN WTR CAP 144A	6.085% 10/15/2017 DD 10/22/07	150,000	149,484
AMERICREDIT AUTO	5.210% 10/06/2011 DD 09/26/06	1,500,000	1,498,530
AMERICREDIT AUTO	5.160% 04/06/2012 DD 04/19/07	1,010,000	1,015,161
AMERICREDIT AUTO	5.210% 09/06/2013 DD 09/26/06	840,000	842,680
AMGEN INC SR NT	VAR RT 11/28/2008 DD 05/30/07	1,200,000	1,198,500
AMR PASS TH	7.858 04/1/13 CL A	565,000	593,075
AMR PASS THRU	7.024% 4/15/2011	400,000	401,500
AMR PTC	01-2A1 6.978% 10/01/12	62,376	63,118
AMR PTC	99-1A1 6.855% 10/15/10	29,962	30,186
ANADARKO PETR0	5.95% 9/15/16	925,000	941,863

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
AOL TIME WARNER	6.875% 5/01/12	575,000	605,480
AOL TIME WARNER	6.75% 4/15/11	500,000	520,769
ARAMARK CORP SR NT	8.500% 02/01/2015 DD 08/01/07	445,000	450,563
ARDEN REALTY LTD	5.2% 9/01/11	340,000	349,601
ARKLE	2006-1A 3C 3ML+39 2/52	150,000	141,060
ARMT	04-1 9A2 1ML+40 1/34	41,616	40,825
ARMT	05-2 6A2 1ML+28 6/35	26,188	25,118
ARSI	04-W7 M1 1ML+55 5/34	295,000	257,763
ARSI	04-W7 M2 1ML+60 5/34	240,000	218,236
ASIF GLOBAL FING XXIII SR NT	3.900% 10/22/2008 DD 10/22/03	100,000	98,843
ASSOCIATES CORP NORTH AMER DEB	8.150% 08/01/2009	200,000	208,844
ASTRAZENECA	5.900% 09/15/2017 DD 09/12/07	1,100,000	1,155,000
ASTRAZENECA	PLC 5.9% 9/15/17	1,015,000	1,065,806
AT & T INC GLOBAL	4.950% 01/15/2013 DD 12/06/07	1,230,000	1,236,531
AT&T BROADBAND	8.375% 3/15/13	1,275,000	1,430,401
AT&T BROADBAND	8.375% 3/15/13	1,048,000	1,175,733
AT&T BROADBAND	8.375% 03/15/2013 DD 11/18/02	250,000	280,470
AT&T WIRE GLBL	8.125 5/1/12 DT	485,000	539,281
AT&T WIRELESS	7.875% 03/01/2011 DD 09/01/01	640,000	693,101
AT&T WIRELESS	7.875% 3/01/11	485,000	525,239
ATOMS ENERGY CORP	5.125% 01/15/2013 DD 01/16/03	290,000	284,246
AUSTRALIAN DOLLAR CURRENCY	AUSTRALIAN DOLLAR CURRENCY	125	109
AVALONBAY COMM	5.5% 1/15/12	685,000	683,727
AXA FINL INC SR NT	7.750% 08/01/2010 DD 07/28/00	480,000	515,472
AXIS CAP HLDGS	5.75% 12/01/14	80,000	78,418
BACM	04-2 A3 4.05% 11/38	2,415,000	2,382,627
BACM	2007-3 A3 CSTR 6/49	1,000,000	1,014,138
BACM	05-1 ASB 4.8594% 11/42	800,000	800,926
BACM	05-1 A3 4.877% 11/42	585,000	583,432
BACM	04-4 A3 4.128% 7/42	445,000	441,407
BACM	07-2 A1 5.421% 1/12	376,291	379,663
BACM	06-5 A1 5.185% 7/11	215,644	216,258
BACM	07-2 C 5.6984 4/49	220,000	199,245
BACM	07-2 D 5.6984 4/49	110,000	94,863
BACM	03-2 XP CSTR 3/41	9,990,449	83,182
BACM	07-2 B 5.6984 4/49	80,000	73,454
BAE SYS HDLG	4.75 8/15/10 144A	565,000	569,004
BAFU	2001-3 H 6.562% 4/37	760,000	806,612
BALL	03-BBA2 K 1ML+260 11/15	58,191	57,618
BALTA	04-13 A1 1ML+37 11/34	716,366	698,772
BANC AMER COML MTG	5.889% 07/10/2044 DD 08/01/06	3,800,000	3,805,092
BANC AMER COML MTG	5.182% 09/10/2047 DD 12/01/05	400,000	399,460
BANC AMER FDG	VAR RT 03/20/2035 DD 06/01/05	255,003	251,841
BANC AMER FDG	0.000% 11/25/2035 DD 11/01/05	179,401	123,249
BANC AMER MTG	VAR RT 07/25/2034 DD 06/01/04	1,900,000	1,837,072
BANC AMER MTG	VAR RT 06/25/2034 DD 05/01/04	750,000	738,030
BANC AMER MTG	5.000% 12/25/2018 DD 11/01/03	251,431	248,877
BANC AMER MTG	VAR RT 11/25/2034 DD 10/01/04	202,469	201,781
BANC AMER MTG	0.000% 05/25/2034 DD 04/01/04	72,951	54,285
BANK AMER CORP NT	7.800% 02/15/2010 DD 02/14/00	200,000	211,968
BANK AMER CORP SR GLOBAL NT	6.000% 09/01/2017 DD 08/23/07	300,000	306,513
BANK AMER CORP SR GLOBAL NT	5.125% 11/15/2014 DD 11/07/02	250,000	246,095
BANK AMER CORP SR NT	3.875% 01/15/2008 DD 11/26/02	500,000	499,845
BANK AMER CORP SR NT	4.875% 01/15/2013 DD 01/23/03	300,000	299,067
BANK AMER CORP SUB NT	5.750% 08/15/2016 DD 08/14/06	250,000	250,428
BANK AMER CORP SUB NT	7.400% 01/15/2011 DD 01/23/01	200,000	214,968
BANK AMER FDG CORP	VAR RT 05/25/2035 DD 06/01/05	2,564,852	2,525,815
BANK AMER N A CHARLOTTE N C	5.300% 03/15/2017 DD 03/13/07	800,000	777,872
BANK AMERICA CORP SUB NTS	7.125% 10/15/2011 DD 10/24/96	217,000	233,140
BANK NY MELLO GLB	4.95 11/12	917,000	916,990
BANK OF AMERICA	6% 9/01/17	640,000	653,870
BANK OF AMERICA CORP SR NT	5.625% 10/14/2016 DD 10/26/06	250,000	251,445
BANK ONE	3.7% 1/15/08	1,000,000	999,453
BANKAMER	5.75% 12/1/17	1,630,000	1,633,739
BANKAMER	4.875% 1/15/13	640,000	633,976
BANKAMER	4.5% 8/01/10	418,000	418,205
BANKAMER GLBL	7.4% 1/15/11 DT	3,630,000	3,901,553
BANKAMERICA CORP SR NTS	5.875% 02/15/2009 DD 02/08/99	365,000	370,249
BARCLAYS BANK PLC	5.450% 09/12/2012 DD 09/12/07	2,200,000	2,255,638
BARCLAYS BANK PLC	5.450% 09/12/2012 DD 09/12/07	250,000	256,323
BARCLAYS BK	6.05% 12/4/17 144A	1,000,000	990,202
BARCLAYS BK PLC CALL PEPR 144A	VAR RT 12/31/2049 DD 09/28/06	415,000	386,141
BARCLAYS BK PLC SUB HYBRID TIE	VAR RT 09/29/2049 DD 09/25/07	600,000	623,526
BARCLAYS BK PLC SUB HYBRID TIE	VAR RT 09/29/2049 DD 09/25/07	260,000	270,195

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
BARCLAYS BK PLC SUB NT 144A	6.050% 12/04/2017 DD 12/04/07	3,600,000	3,627,540
BARCLAYS BK PLC SUB NT 144A	6.050% 12/04/2017 DD 12/04/07	250,000	251,913
BARCLAY’S EAFE INDEX FUND E	BARCLAY’S EAFE INDEX FUND E	938,546	32,088,871
BASAT	2006-G1 A4 5.17 12/10	1,990,000	2,006,140
BAYC	05-4A A2 1ML+39 1/36	396,074	373,299
BAYC	04-3 A1 1ML+37 1/35	247,461	240,539
BAYC	04-1 A 1ML+36 4/34	219,498	213,633
BAYC	04-2 A 1ML+43 8/34	215,744	210,114
BAYC	05-4A M1 1ML+45 1/36	158,429	149,147
BAYC	07-3 B2 1ML+160 7/37	114,776	111,906
BAYC	07-3 M4 1ML+50 7/37	105,594	104,010
BAYC	04-1 IO 1.25 4/34	2,340,892	74,674
BAYC	05-4A M2 1ML+47 1/36	79,215	73,893
BAYC	05-4A M3 1ML+50 1/36	79,215	72,321
BAYC	04-2 M1 1ML+58 8/34	70,490	67,847
BAYC	07-3 M3 1ML+37 7/37	64,274	63,551
BAYC	07-3 B3 1ML+400 7/37	59,683	57,893
BAYC	07-2 M-6 1ML+100 7/37	62,751	51,603
BAYC	07-2 M4 1ML+65 7/37	57,924	49,498
BAYC	07-3 M5 1ML+60 7/37	50,501	49,491
BAYC	04-3 M1 1ML+50 1/35	49,492	47,505
BAYC	07-3 M2 1ML+34 7/37	41,319	40,906
BAYC	07-3 M6 1ML+80 7/37	41,319	40,493
BAYC	07-3 B1 1ML+95 7/37	41,319	40,286
BAYC	07-2 M-5 1ML+75 7/37 144A	48,270	40,245
BAYC	07-2 B-1 1M+160 7/37	48,270	37,047
BAYC	07-3 M1 1ML+31 7/37	36,728	36,361
BAYC	04-1 M1 1ML+56 4/34	36,583	35,234
BAYC	04-1 B 1ML+190 4/34	36,583	31,593
BAYC	07-2 B-3 1ML+335 7/37	43,443	30,892
BAYC	07-2 B-2 1ML+225 7/37	38,616	27,049
BAYC	07-2 M2 1ML+41 7/37	28,962	26,717
BAYC	07-2 M3 1ML+49 7/37 144A	28,962	26,591
BAYC	04-3 A2 1ML+42 1/35	24,746	23,880
BAYC	04-3 M2 1ML+100 1/35	24,746	22,960
BEAR STEARNS	6.95% 8/10/12	1,120,000	1,151,584
BEAR STEARNS	6.95% 8/10/12	845,000	868,829
BEAR STEARNS	MTN 4.55% 6/23/10	125,000	120,870
BEAR STEARNS & CO INC	5.700% 11/15/2014 DD 11/06/02	500,000	474,545
BEAR STEARNS 05-PWR9 CL A-AB	4.804% 09/15/2042 DD 09/01/05	200,000	196,816
BEAR STEARNS 06-SD1 CL A	VAR RT 04/25/2036 DD 03/14/06	164,715	150,922
BEAR STEARNS ARM 03-4 CL III	VAR RT 07/25/2033 DD 05/01/03	1,501,677	1,478,206
BEAR STEARNS ARM TR 04-7 1-A-1	VAR RT 10/25/2034 DD 08/01/04	1,247,506	1,252,109
BEAR STEARNS ARM TR 2006-1 1A1	VAR RT 11/25/2035 DD 02/01/06	997,744	982,728
BEAR STEARNS CO	6.4% 10/2/17	650,000	628,004
BEAR STEARNS COML 04-TOP14 A3	4.800% 01/12/2041 DD 05/01/04	100,000	99,561
BEAR STEARNS COML 04-TOP16 A-2	3.700% 08/13/2046 DD 11/01/04	3,849	3,841
BEAR STEARNS COML 06-PWR11 A4	VAR RT 03/11/2039 DD 03/01/06	320,000	324,771
BEAR STEARNS COML MTG 00WF1 A1	7.640% 02/15/2032 DD 02/01/00	24,404	24,608
BEAR STEARNS COS INC GLOBAL NT	VAR RT 04/29/2008 DD 04/29/05	2,085,000	2,064,150
BEAR STEARNS COS INC GLOBAL NT	VAR RT 01/31/2011 DD 01/31/06	600,000	541,686
BEAR STEARNS COS INC GLOBAL NT	4.000% 01/31/2008 DD 12/26/02	400,000	399,376
BEAR STEARNS COS INC MTN	6.950% 08/10/2012 DD 08/10/07	400,000	411,248
BEAR STEARNS COS INC NT	3.250% 03/25/2009 DD 03/25/04	500,000	484,140
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	700,000	676,263
BEAR STEARNS COS INC SR NT	5.350% 02/01/2012 DD 01/25/07	300,000	292,173
BEAR STEARNS COS INC SR NT	6.400% 10/02/2017 DD 10/02/07	300,000	289,827
BEAR STEARNS MTG 2006-PW14 A1	5.044% 12/01/2038 DD 12/01/06	450,298	449,443
BEAR STERNS CO GLB	5.5 8/15/11	1,025,000	1,012,078
BEARS STEARNS 03-7 MTCL III-A	VAR RT 10/25/2033 DD 09/01/03	240,448	238,871
BELLSOUTH CORP	VAR RT 004/26/2021 DD 04/26/05	2,100,000	2,092,440
BELLSOUTH CORP NT	4.200% 09/15/2009 DD 09/13/04	1,260,000	1,252,516
BELLSOUTH CORP NT	5.200% 09/15/2014 DD 09/13/04	250,000	249,493
BELLSOUTH GLBL	4.2% 9/15/09 DT	585,000	581,518
BERRY PLASTICS HLDG CORP 2ND	8.875% 09/15/2014 DD 09/20/06	310,000	294,500
BF SAUL REAL ESTATE	7.500% 03/01/2014 DD 02/25/04	500,000	460,000
BGI US DEBT INDEX FUND CL F	BGI US DEBT INDEX FUND CL F	1,361,369	28,302,861
BHP FIN USA LTD GTD DEB	7.250% 03/01/2016 DD 03/01/96	162,000	176,883
BMW VEH OWNER TR 2006 A CL A3	5.130% 09/27/2010 DD 09/22/06	595,000	596,529
BNP PARIBAS SUB NT	VAR RT 06/29/2049 DD 06/29/05	1,800,000	1,638,270
BOAMS	2004-A 2A2 CSTR 2/34	700,225	686,913
BOAMS	05-E 2A7 CSTR 6/35	425,000	414,763
BOAMS	03-J 2A2 CSTR 11/33	278,110	273,573

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
BOAMS	04-J 2A1 CSTR 11/34	254,575	250,379
BOAMS	04-A 2A1 CSTR 2/34	162,483	158,749
BOAMS	05-H 2A2 CSTR 9/35	91,217	90,589
BOAMS	05-H 1A1 CSTR 9/35	87,265	86,105
BOAMS	04-D 2A1 CSTR 5/34	80,068	78,027
BOIT	02-A6 A 1ML+19 6/12	1,650,000	1,648,195
BOIT	04-B2 B2 4.37% 4/12	1,300,000	1,280,907
BONY INC	3.4/3ML+148 3/15/13	1,000,000	994,175
BONY INC	6.375% 4/01/12	625,000	654,805
BOSTON PPTY LTD	6.25% 1/15/13	780,000	783,428
BOSTON SCIENTIFIC CORP NT	6.400% 06/15/2016 DD 06/09/06	300,000	282,000
BOWATER INC DEB	9.000% 08/01/2009 DD 08/01/89	790,000	766,300
BRANCH BKG & TR CO MTN TR00028	4.875% 01/15/2013 DD 12/23/02	150,000	146,272
BRANDYWIN	5.625% 12/15/10	580,000	585,628
BRANDYWIN RLTY	4.5% 11/01/09	1,280,000	1,266,388
BRANDYWIN RLTY	5.75% 4/1/12	215,000	212,831
BRE PROPERTIES	4.875% 5/15/10	515,000	522,051
BRITISH G STEP	12/10 DT	1,175,000	1,289,385
BRITISH TELECOMMUNICATIONS NT	STEP UP 12/15/2010 DD 12/12/00	90,000	98,761
BRITISH TELECOMMUNICATIONS PLC	5.150% 01/15/2013 DD 12/12/07	1,000,000	997,810
BROADVIEW NETWORKS HLDGS INC	11.375% 09/01/2012 DD 09/01/07	215,000	224,138
BSABS	06-3 A1 1ML+15 5/36	653,676	636,985
BSARM	05-6 1A1 CSTR 8/35	629,145	621,782
BSCMS	03-T12 A4 4.68% 8/39	750,000	740,470
BSCMS	2007-PW15 X2 CSTR 2/44	24,910,000	442,180
BSCMS	04-PWR5 A2 4.254 7/42	415,000	412,662
BSCMS	07-PW15 A1 5.016% 2/44	339,739	339,691
BSCMS	04-ESA E 5.064% 5/16	305,000	309,571
BSCMS	03-T12 X2 CSTR 8/39	7,750,997	110,418
BSCMS	03-PWR2 X2 CSTR 5/39	7,096,268	107,304
BSCMS	04-ESA D 4.986% 5/16	100,000	101,395
BSCMS	04-ESA F 5.182% 5/16	75,000	76,242
BSCMS	04-ESA C 4.937% 5/16	40,000	40,532
*BSDT-LATE MONEY DEPOSIT ACCT	0.550% 12/31/2049 DD 06/26/97	7,900,000	7,900,000
*BSDT-LATE MONEY DEPOSIT ACCT	0.550% 12/31/2049 DD 06/26/97	10,503	10,503
BUCKEYE OHIO TOB SETTLEMENT	5.875% 06/01/2047 DD 10/29/07	900,000	862,119
BURLINGTON NORTH SANTE FE	6.125% 03/15/2009 DD 03/10/99	155,000	157,035
BURLINGTON NORTHN SANTA FE COR	6.150% 05/01/2037 DD 04/13/07	700,000	680,533
C BASS MTG LN 07-CB2 CL A2C	VAR RT 02/25/2037 DD 02/01/07	1,000,000	890,290
CAF GLBL	6.875% 3/15/12	445,000	474,826
CALPINE CORP 2ND PRIORITY 144A	VAR RT 007/15/2007 DD 07/16/03	288,363	304,222
CAMDEN PROPERTY	5.875 11/30/12	550,000	555,728
CAMDEN PROPERTY	4.375% 1/15/10	430,000	419,319
CANADA NATURAL	5.7% 5/15/17	200,000	198,782
CANADIAN NAT RES LTD NT	5.700% 05/15/2017 DD 03/19/07	695,000	690,767
CANADIAN NATL RAIL	4.25 8/1/09	485,000	482,688
CANADIAN OIL	4.8% 8/10/09 144A	615,000	618,593
CAPITAL ONE	4.950% 08/15/2012 DD 10/19/07	3,700,000	3,724,642
CAPITAL ONE AUTO 07-B CL A3A	5.030% 04/15/2012 DD 05/10/07	400,000	401,164
CAPITAL ONE AUTO FIN 05-C A4A	4.710% 06/15/2012 DD 10/12/05	2,440,000	2,419,162
CAPITAL ONE AUTO FIN 2006-A A3	5.330% 11/15/2010 DD 05/04/06	1,682,299	1,682,535
CAPITAL ONE BK MTN SR #TR00176	5.750% 09/15/2010 DD 09/08/03	65,000	65,010
CAPITAL ONE FIN	5.7% 9/15/11	1,300,000	1,255,879
CAPITAL ONE FINL CORP SR NT	6.250% 11/15/2013 DD 11/06/03	325,000	312,507
CAPITAL ONE FINL CORP SR NT	6.750% 09/15/2017 DD 09/04/07	100,000	95,906
CAPITAL ONE VIRGINIA C/D	VAR RT 03/13/2009 DD 03/15/07	3,200,000	3,199,398
CAPMARK FINL	5.875% 5/12 144A	600,000	474,938
CARAT	07-SN1 D 6.05% 1/17/12	270,000	269,992
CARAT	07-SN1 B 5.52% 3/15/11	190,000	188,902
CARAT	06-1 B 5.26 10/10	155,000	156,760
CARAT	06-1 A3 5.03 10/09	139,645	139,725
CARAT	2006-SN1A D 6.15% 4/11	115,000	115,178
CARAT	07-SN1 C 5.73% 3/15/11	110,000	110,391
CARAT	2006-SN1A B 5.5% 4/10	70,000	70,566
CARAT	2006-SN1A C 5.77% 5/10	70,000	70,236
CARMAX AUTO OWNER 2006-2 A-3	5.150% 02/15/2011 DD 09/14/06	960,000	960,797
CARMX	07-2 ABS 5.61% 11/13	720,000	706,227
CAROLINA PWR & LT CO 1ST MTG	5.125% 09/15/2013 DD 09/11/03	160,000	160,301
CARR	07-RFC1 A1 1ML+5 12/36	1,209,368	1,181,695
CARR	2006-NC5 A1 1ML+5 1/37	990,251	968,781
CARR	06-NC3 A1 1ML+5 9/25/36	388,111	381,523
CARR	06-FRE1 A1 1ML+6.5 7/36	160,246	159,231
CARROLS CORP SR SUB NT	9.000% 01/15/2013 DD 07/15/05	675,000	614,250
CASELLA WASTE SYS INC SR SUB	9.750% 02/01/2013 DD 08/01/03	700,000	714,000
CATERPILLAR FINL MTN #TR 00762	3.450% 01/15/2009 DD 01/16/04	120,000	118,850

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
CATERPILLAR FINL SVCS CORP MTN	5.500% 03/15/2016 DD 03/10/06	75,000	75,457
CBA CAP TR II TR PFD SECS 144A	6.024% 03/29/2049 DD 03/15/06	735,000	685,042
CCCIT	05-B1 B1 4.4 9/10	2,146,000	2,139,459
CCCIT	03-A1 A1 3ML+10 1/10	1,750,000	1,750,414
CCCIT	06-B2 B2 5.15% 3/11	360,000	360,534
CCH I HLDGS LLC / CAP CORP	STEP 01/15/2014 DD 01/15/06	650,000	465,563
CCI	05-1A B 4.878% 6/35	335,000	329,921
CCI	05-1A C 5.074% 6/35	304,000	296,923
CD 2007-CD4	5.293% 12/49	1,010,000	1,003,345
CD 2007-CD4	4.977% 12/49	542,525	541,122
CD 2007-CD5	5.866% 11/44	450,000	462,814
CDCMT	02-FX1 XCL CSTR 5/35	6,449,566	304,029
CDTIM	05-1A A1 4.67 5/17	105,267	103,376
CENTENNIAL COMMUNICATIONS CORP	VAR RT 01/01/2013 DD 12/21/05	290,000	296,525
CENTERPOINT ENERGY HOUSTON	5.750% 01/15/2014 DD 09/09/03	250,000	252,110
CENTERPOINT ENERGY RES CORP	6.125% 11/01/2017 DD 10/23/07	50,000	50,883
CHAIT	05-A1 A1 1ML+1 12/10	1,665,000	1,664,224
CHAIT	2007-A17 A 5.12% 10/14	1,600,000	1,638,698
CHAIT	05-A5 A5 0% 2/12	1,000,000	996,875
CHARTER COMMN HLDGS SR DISC NT	STEP UP 01/15/2011	825,000	680,625
CHARTER COMMUNICATIONS INC DEL	CL A	13,500	15,795
CHASE	07-A2 3A1 CSTR 7/37	446,313	439,614
CHASE	07-A1 5A1 CSTR 2/37	434,754	425,533
CHASE	07-A2 2A1 CSTR 7/37	248,729	247,445
CHASE	2007-A1 1A5 CSTR 2/37	50,662	49,914
CHESAPEAKE ENERGY CORP SR NT	6.625% 01/15/2016 DD 07/15/05	430,000	420,325
CHICAGO ILL PJ-SER C	5.000% 01/01/2035 DD 11/13/03	3,600,000	3,705,156
CISCO SYSTEMS INC	5.500% 02/22/2016 DD 02/22/06	80,000	81,362
CIT GROUP FDG CO CDA SR NT	STEP 07/01/2010 DD 10/15/05	150,000	142,664
CIT GROUP INC MTN #SR00111	VAR RT 02/21/2008 DD 02/21/06	2,000,000	1,982,180
CIT GROUP INC SR NT	VAR RT 06/08/2009 DD 06/08/06	2,300,000	2,151,926
CIT GROUP INC SR NT	7.625% 11/30/2012 DD 11/30/07	400,000	405,436
CITEC	06-VT1 A3 5.13 12/08	358,691	359,856
CITGROUP COML MTG 06-C5 CL A4	5.431% 10/15/2049 DD 11/01/06	2,500,000	2,514,300
CITGROUP INC NEW GLOBAL SR NT	5.000% 02/13/2014 DD 02/13/04	455,000	400,541
CITIBANK	CITIBANK OMNI M 0% 12/23/13	1,850,000	1,850,000
CITIBANK CR 2005-B1	4.400% 09/15/2010 DD 09/15/05	250,000	248,435
CITIBANK CR CARD 2006-A2 A2	4.850% 02/10/2011 DD 02/06/06	3,200,000	3,206,560
CITIBANK CR CARD ISSUANCE 04A8	4.900% 12/12/2016 DD 12/09/04	975,000	963,261
CITICORP MTG	5.500% 12/25/2033 DD 12/01/03	1,048,182	1,049,471
CITICORP MTG	4.500% 08/25/2034 DD 08/01/04	1,007,541	984,216
CITICORP MTG	4.750% 01/25/2034 DD 01/01/04	584,399	574,009
CITIGROUP	4.625% 8/03/10	325,000	323,228
CITIGROUP	5.125% 2/14/11	250,000	251,397
CITIGROUP	VAR RT 03/15/2049 DD 06/01/06	226,004	229,141
CITIGROUP	3.5% 2/01/08	220,000	219,717
CITIGROUP GLBL	4.125% 2/22/10	1,050,000	1,034,635
CITIGROUP INC	5.3% 10/17/12	3,250,000	3,292,283
CITIGROUP INC GLB	6.2% 3/15/09	110,000	111,511
CITIGROUP INC GLOBAL NT	VAR RT 01/30/2009 DD 01/31/06	1,900,000	1,884,249
CITIGROUP INC GLOBAL NT	4.250% 07/29/2009 DD 07/29/04	100,000	99,250
CITIGROUP INC GLOBAL SR NT	VAR RT 05/18/2011 DD 05/18/06	1,900,000	1,856,053
CITIGROUP INC GLOBAL SR NT	6.000% 08/15/2017 DD 08/15/07	1,190,000	1,214,169
CITIGROUP INC GLOBAL SR NT	5.125% 05/05/2014 DD 05/05/04	335,000	326,886
CITIGROUP INC GLOBAL SR NT	6.000% 08/15/2017 DD 08/15/07	210,000	214,265
CITIGROUP INC GLOBAL SR NT	3.500% 02/01/2008 DD 01/31/03	185,000	184,776
CITIGROUP INC GLOBAL SR NT	6.125% 11/21/2017 DD 11/21/07	165,000	169,486
CITIGROUP INC GLOBAL SR NT	6.125% 11/21/2017 DD 11/21/07	140,000	143,807
CITIGROUP INC GLOBAL SR NT	4.700% 05/29/2015 DD 05/31/05	100,000	94,563
CITIGROUP INC GLOBAL SUB NT	5.500% 02/15/2017 DD 02/12/07	400,000	388,752
CITIGROUP INC GLOBAL SUB NT	5.625% 08/27/2012 DD 08/26/02	200,000	202,594
CITIGROUP INC NT	6.200% 03/15/2009 DD 03/31/99	115,000	116,581
CITIGROUP INC SUB NT	5.000% 09/15/2014 DD 09/16/04	188,000	179,128
CITIGROUP MTG 02-11 CL IIA-1	5.250% 11/25/2032 DD 11/01/02	1,132,868	1,128,903
CITIGROUP MTG 04-UST1 CL A-6	VAR RT 08/25/2034 DD 10/01/04	1,167,285	1,162,300
CITIGROUP MTG LN 2005-1 CL 21A	VAR RT 04/25/2035 DD 03/01/05	141,705	144,549
CITIGROUP MTG LN TR 03-UP3 A-3	7.000% 09/25/2033 DD 11/01/03	98,112	100,381
CITIGROUP MTG LN TR 03-UST1 A1	5.500% 09/25/2033 DD 11/01/03	528,401	531,207
CITIGROUP MTG LN TR 05-6 CL A2	VAR RT 08/25/2035 DD 08/01/05	234,273	230,874
CITIGROUP MTG LN TR 05-6 CL A3	VAR RT 08/25/2035 DD 08/01/05	82,432	81,060
CITIGROUP MTG SECS 04-2 CL A-1	5.000% 03/25/2034 DD 03/01/04	750,823	742,646
CLEVELAND ELEC	5.65% 12/15/13	640,000	632,551
CMAOT	05-B A4 4.88 6/12	1,800,000	1,802,439
CMAT	99-C2 A2 CSTR 11/32	491,089	506,461

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
CMLTI	07-AHL2 A3A 1ML+9 5/37	1,508,690	1,449,050
CMLTI	2004-UST1 A4 CSTR 8/34	723,946	710,776
CMLTI	07-AMC3 A2A 1ML+11 3/37	648,937	619,329
CMLTI	06-HE2 A2A 1ML+5 8/36	535,118	526,005
CNH	06-A A3 5.2 8/10	381,469	381,901
CNH EQUIP TR 07-A CL A-3	5.047% 10/15/2010 DD 03/16/07	385,000	388,827
CNH EQUIP TR 2003-B NT CL A-4B	3.380% 02/15/2011 DD 11/25/03	50,871	50,640
CODELCO	6.375% 11/30/12 144A	1,135,000	1,214,856
COL/ACRON SELECT Z	COL/ACRON SELECT Z	4,997,923	141,991,002
COLONIAL PROPS	4.75% 2/1/10	1,205,000	1,176,442
COLONIAL RLTY	6.05% 9/01/16	220,000	204,054
COMCAST CORP	5.45% 11/15/10	1,200,000	1,224,488
COMCAST CORP	5.9% 3/15/16	1,150,000	1,157,005
COMCAST CORP	4.95% 6/15/16	510,000	480,249
COMCAST CORP NEW GTD NT	5.900% 03/15/2016 DD 03/02/06	100,000	100,488
COMCAST CORP NEW NT	5.500% 03/15/2011 DD 03/14/03	600,000	605,718
COMCAST CORP NEW NT	6.300% 11/15/2017 DD 08/23/07	530,000	549,875
COMCAST CORP NEW NT	5.300% 01/15/2014 DD 05/15/03	100,000	98,062
COMET	04-B6 B6 4.155 7/12	750,000	741,755
COMET	03-B5 B5 4.79 8/13	395,000	393,450
COMM	05-C6 A2 CSTR 6/44	900,000	899,323
COMM	99-1 A2 6.455 5/32	472,066	473,442
COMM	04-LBN2 X2 CSTR 3/39	1,118,150	22,596
COMMERCIAL CR GROUP INC NT	8.700% 06/15/2009	91,000	96,161
COMMERCIAL CREDIT MTN	6.250% 01/01/2008 DD 01/01/98	674,000	674,000
COMMERCIAL MTG 07-GG9 CL A4	5.444% 01/10/2017 DD 03/01/07	950,000	955,605
COMMERICAL MTG 07 C4 CL A-3	VAR RT 09/15/2039 DD 09/01/07	1,750,000	1,789,620
COMPAGNIE GENERALE DE GEOPHYS	7.750% 05/15/2017 DD 02/09/07	75,000	75,750
COMPTON PETE FIN CORP SR NT	7.625% 12/01/2013 DD 11/22/05	500,000	465,000
COMWLTH EDISON	6.15% 9/15/17	450,000	463,731
COMWLTH EDISON	5.4% 12/15/11	377,000	380,999
CONOCO FDG CO NT	6.350% 10/15/2011 DD 10/11/01	130,000	138,085
CONOCOPHILLIPS CDA FDG CO I NT	5.625% 10/15/2016 DD 10/13/06	275,000	283,506
CONOCOPHILLIPS CDA FDG CO II	5.300% 04/15/2012 DD 10/13/06	160,000	164,299
CONSOLIDATED EDISON NY DEC 04C	4.700% 06/15/2009 DD 06/17/04	50,000	50,235
CONSTELATION EC	7% 4/01/12	1,300,000	1,390,506
CONSTELLATION BRANDS SR SUB NT	8.125% 01/15/2012 DD 01/23/02	505,000	506,263
CONTL AIR	991B 6.795% 8/02/18	813,922	724,797
CONTL AIR	981A 6.648% 9/15/17	336,151	337,832
COOPER STANDARD AUTO INC SR	8.375% 12/15/2014 DD 12/23/04	540,000	427,950
COUNTRYWIDE FINL CORP MEDIUM	5.800% 06/07/2012 DD 06/07/07	440,000	321,407
COUNTRYWIDE HOME LNS MTN #0034	3.250% 05/21/2008 DD 05/21/03	100,000	91,181
COUNTRYWIDE HOME MTN #TR00313	4.000% 03/22/2011 DD 03/22/04	500,000	361,015
COUNTRYWIDE HOME MTN #TR00324	4.125% 09/15/2009 DD 09/16/04	80,000	58,687
COVIDIEN INT	5.45 10/15/12 144A	325,000	334,616
COX COMM	4.625% 1/15/10	200,000	198,448
COX COMM INC	4.625% 6/01/13	795,000	760,584
COX COMM INC	6.75 3/15/11	700,000	734,338
COX COMM INC	5.45% 12/15/14	700,000	686,023
CPG INTL I INC	10.500% 07/01/2013 DD 07/01/06	325,000	307,125
CRC HEALTH CORP SR SUB NT	10.750% 02/01/2016 DD 08/01/06	570,000	584,250
CREDIT AGRICOLE S A NT 144A	VAR RT 05/29/2049 DD 05/31/07	535,000	496,378
CREDIT SUISSE	5.86/VAR PERP	805,000	720,634
CREDIT SUISSE 98-2 CL A2	6.300% 11/15/2030 DD 11/11/98	790,974	795,593
CREDIT SUISSE FB	4.875% 01/15/2015 DD 12/15/04	200,000	195,532
CREDIT SUISSE FB 03-23 CL 2A5	5.000% 10/25/2018 DD 09/01/03	704,202	690,836
CREDIT SUISSE FB INC NT	6.125% 11/15/2011 DD 11/06/01	350,000	364,165
CREDIT SUISSE FB SR NT	5.125% 01/15/2014 DD 01/09/04	200,000	199,468
CREDIT SUISSE FB USA INC	4.700% 06/01/2009 DD 05/27/04	225,000	225,070
CREDIT SUISSE FB USA INC NT	6.500% 01/15/2012 DD 01/11/02	180,000	189,760
CREDIT SUISSE FB USA INC SR NT	5.125% 08/15/2015 DD 08/17/05	125,000	124,160
CREDIT SUISSE USA INC	5.500% 08/16/2011 DD 08/16/06	400,000	411,000
CREDIT SUISSE USA INC	5.500% 08/16/2011 DD 08/16/06	230,000	236,325
CRICKET COMMUNICATIONS INC SR	9.375% 11/01/2014 DD 05/01/07	325,000	304,688
CSFB	99-C1 A2 7.29 9/41	1,191,814	1,227,722
CSFB	98-C1 C 6.78 5/40	1,000,000	1,010,471
CSFB	2002-CKS4 A2 5.183 11/36	855,000	865,472
CSFB	2002-CKP1 A3 6.439 12/35	750,000	794,072
CSFB	98-C1 A1B 6.48% 5/40	442,543	443,423
CSFB	01-CKN5 AX CSTR 9/34	6,813,755	326,155
CSFB	04-AR7 2A1 CSTR 11/34	270,374	265,825
CSFB	04-C1 ASP CSTR 1/37	5,568,992	117,175
CSFB	03-C4 ASP CSTR 8/36	5,254,542	58,814
CSFB	04-AR6 9A2 1ML+37 10/34	32,387	32,103

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
CSFB	04-AR5 11A2 1ML+37 6/34	20,213	19,979
CSFB	04-AR3 6A2 1ML+37 4/34	5,793	5,713
CSMC	07-C3 A4 CSTR 6/39	1,475,000	1,516,743
CSMC	07-C1 A1 5.227 2/40	213,884	214,495
CSMC	07-C2 A1 5.237 1/49	196,791	197,523
CSX CORP MTN TR 00037	6.500% 06/02/2008 DD 06/01/98	200,000	200,280
CURRENCY CONTRACT - EUR	CURRENCY CONTRACT - EUR	335,475	489,804
CURRENCY CONTRACT - EUR	CURRENCY CONTRACT - EUR	497,430	(497,430)
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD	867,204	867,204
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD	612,000	(893,540)
CVS CAREMARK	MTN 3ML+30 6/1/10	2,295,000	2,270,384
CVS CAREMARK	6.302 6/1/37	660,000	637,918
CWABS ASSET BKD 06-26 CL 2A1	VAR RT 06/25/2037 DD 12/29/06	2,986,682	2,908,430
CWABS INC 03-5 ASSET CL MF-1	5.413% 01/25/2034 DD 11/01/03	724,358	706,155
CWABS INC 04-1 3A	VAR RT 04/25/2034 DD 02/26/04	1,725	1,532
CWABS INC 04-AB2 ASSET CL A-2	VAR RT 10/25/2033 DD 12/29/04	76,182	76,139
CWALT	05-20CB 2A3 5.5 7/35	1,010,149	1,013,602
CWALT	06-OC11 2A1 1ML+10 3/28	968,140	956,541
CWALT	06-OC10 2A1 1ML+7 11/36	748,993	736,544
CWALT INC 04-16CB CL 2-A-2	5.000% 08/25/2019 DD 06/01/04	302,976	299,104
CWALT INC 05-22T1 MTG A2 IO	VAR RT 06/25/2035 DD 04/25/05	1,250,383	17,105
CWALT INC 05-28CB CL 1A4	5.500% 08/25/2035 DD 06/01/05	500,000	474,370
CWALT INC 05-36 CB P/T CL A-10	VAR RT 07/25/2035 DD 05/25/05	134,671	134,233
CWALT INC 05-J1 MTG P/T 1-A-4	VAR RT 02/25/2035 DD 01/25/05	954,830	14,351
CWALT INC 2004-2 1-A-9 04-2CB	5.750% 03/25/2034 DD 01/01/04	625,952	518,682
CWALT INC 2005-54CB CL 1A11	5.500% 11/25/2035 DD 09/01/05	500,000	464,200
CWALT INC 2005-5R CL A1	5.250% 12/25/2018 DD 01/01/05	231,071	231,226
CWL	07-5 2A1 1ML+10 4/37	1,793,215	1,741,946
CWL	07-6 2A1 1ML+10 9/37	1,518,938	1,485,947
CWL	07-7 2A1 1ML+8 2/25/37	1,361,876	1,322,982
CWL	07-1 2A1 1ML+5 7/37	1,202,986	1,164,583
CWL	06-22 2A1 1ML+5 5/37	849,226	837,247
CWL	06-14 2A1 1ML+5 10/36	804,515	793,706
CWL	06-19 2A1 1ML+6 7/36	812,045	790,145
CWMBS INC 03-34 CL A-11	5.250% 09/25/2033 DD 07/01/03	74,470	69,093
CWMBS INC 04-7 2A1	VAR RT 06/25/2034 DD 04/01/04	145,535	143,123
CWMBS INC 05-R1 TR 144A CL 2A1	6.000% 03/25/2035 DD 03/01/05	4,653,432	4,695,685
CWMBS INC 05-R2 MTG 1AF	VAR RT 06/25/2035 DD 06/25/05	2,060,675	2,014,804
CWMBS INC 2003-J14 2A-1	6.250% 12/25/2033 DD 11/01/03	1,116,868	1,123,569
CWMBS INC 2004-12CHL CL 11A2	4.431% 08/25/2034 DD 06/01/04	1,031,719	1,025,374
CWMBS INC 2004-HYB1 CL 2-A	VAR RT 05/20/2034 DD 02/01/04	227,933	225,061
CWMBS INC 2005-22 CL 2A1	VAR RT 11/25/2035 DD 09/01/05	684,576	681,331
CWMBS INC PASS THRU 03-J2 A-17	VAR RT 04/25/2033 DD 02/25/03	165,355	6,479
DAIMLER CHRYSLER NORTH AMER	4.750% 01/15/2008 DD 01/16/03	250,000	249,960
DAIMLER CHRYSLER NT	7.750% 01/18/2011 DD 01/18/01	90,000	96,708
DAIMLERC NA MTN	5.75% 9/08/11	525,000	532,796
DAIMLERCHRYSLER	4.875% 6/15/10	475,000	472,889
DAIMLERCHRYSLER N A HLDG CORP	5.875% 03/15/2011 DD 03/14/06	1,865,000	1,892,397
DAIMLERCHRYSLER NORTH AMER	VAR RT 03/13/2009 DD 03/14/06	2,100,000	2,085,552
DCAT	06-D A4 0% 2/12	1,450,000	1,460,042
DCMT	03-2 A 1ML+13 8/10	1,685,000	1,685,467
DCMT	05-1 A 1ML+1 9/10	825,000	824,611
DEERE JOHN CAP MTN #TR00330	4.400% 07/15/2009 DD 07/15/05	200,000	200,844
DEL LABS INC SR SUB NT	8.000% 02/01/2012 DD 01/27/05	270,000	280,800
DELPHI CORPORATION NT	6.500% 05/01/2009 DD 05/04/99	105,000	63,000
DELTA AIR	6.821% 8/10/22 144A	450,000	453,478
DELTA AIR	00-1A2 7.57 11/18/10	425,000	429,250
DENNYS HLDGS INC SR NT	10.000% 10/01/2012 DD 04/01/05	575,000	552,719
DEUTSCHE BK AG	5.375% 10/12/12	1,325,000	1,357,672
DEUTSCHE BK AG GLOBAL MEDIUM	5.375% 10/12/2012 DD 10/12/07	1,110,000	1,137,395
DEUTSCHE BK AG LONDON SR NT	6.000% 09/01/2017 DD 08/29/07	5,500,000	5,703,665
DEUTSCHE BK AG MTN	MTN 5% 10/12/10	1,035,000	1,055,866
DEUTSCHE BK CAP FDG TR VII	VAR RT 01/19/2049 DD 01/19/06	720,000	654,523
DEUTSCHE TEL GLB	5.25 7/22/13DT	390,000	388,432
DEVELOPERS DIV	4.625% 8/01/10	815,000	793,751
DEVELOPERS DIV	5% 5/03/10	405,000	398,519
DEVELOPERS DIV	3.875 1/30/09	160,000	156,339
DEVON FING CORP	6.875% 9/30/11	1,200,000	1,285,069
DEX MEDIA WEST LLC	9.875% 08/15/2013 DD 02/15/04	300,000	312,000
DIAGEO CAP PLC	5.75% 10/23/17	1,200,000	1,206,815
DIAGEO CAP PLC GLOBAL NT	3.375% 03/20/2008 DD 03/20/03	350,000	349,346
DIAGEO CAP PLC GTD NT	5.200% 01/30/2013 DD 10/26/07	495,000	497,242
DIAGEO CPTL GLB	5.2 1/30/13	1,325,000	1,331,049
DIAGEO CPTL GLB	5.2 1/30/13	555,000	557,534

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
DIGICEL GROUP LTD SR NT 144A	8.875% 01/15/2015 DD 02/27/07	350,000	320,250
DIGICEL LTD GTD SR NT 144A	9.250% 09/01/2012 DD 07/28/05	375,000	382,031
DISCOVER FIN	FRN3ML+55 6/10144	1,175,000	1,118,295
DLJ COML MTG 99-CG2 CL A-1B	7.300% 06/10/2032 DD 06/01/99	222,534	228,743
DLJCM	1998-CG1 B1 6.91 6/31	970,000	976,631
DLJCM	00-CKP1 A1B 7.18% 11/33	718,868	757,303
DODGE & COC INTL STK	DODGE & COC INTL STK	3,500,331	161,085,241
DOMINION RES INC	4.75 12/15/10	580,000	581,122
DOMINION RESOURCE	7.5/VAR 6/66	595,000	588,255
DOMINION RESOURCE	6.3/VAR 9/66	295,000	286,867
DOMINION RESRCE	6.25% 6/30/12	1,107,000	1,159,799
DONALDSON LUFKIN & JEN SR NTS	6.500% 06/01/2008 DD 06/08/98	175,000	175,929
DOW CHEM CO NT	6.000% 10/01/2012 DD 08/29/02	210,000	218,301
DOW CHEM CO NT	6.125% 02/01/2011 DD 02/08/01	150,000	155,625
DRIVE	06-2 A-3 5.33% 4/14	790,000	794,657
DRIVE	06-1 A4 5.54% 12/13	630,000	640,181
DTAOT	07-A A3 XCLA 5.60% 3/13	865,000	852,431
DTE ENERGY CO	7.05% 6/01/11	590,000	626,507
DUKE CAP CORP	6.25% 2/15/13	2,600,000	2,695,350
DUKE CAP CORP	4.37% 3/01/09	620,000	615,090
DUKE ENERGY CORP SR NT	4.200% 10/01/2008 DD 09/23/03	300,000	298,125
DUKE REALTY	4.625 5/15/13	145,000	137,435
DUKE REALTY LP	5.625% 8/15/11	355,000	357,003
DUKE REALTY LP	6.95% 3/15/11	260,000	272,554
DUKE REALTY LP	5.5% 3/01/16	200,000	189,387
DUKE REALTY LP	5.95% 2/15/17	60,000	58,085
DYNEGY HLDGS INC SR NT	7.750% 06/01/2019 DD 05/24/07	135,000	124,538
E TRADE FINL CORP SR NT	8.000% 06/15/2011 DD 12/15/04	640,000	555,200
ECLSR VAL & RSTG IS	ECLSR VAL & RSTG IS	3,300,510	187,468,982
EDP FINANCE	BV5.375 11/12 144A	2,825,000	2,827,862
EDP FINANCE	BV5.375 11/12 144A	1,000,000	1,001,013
EDUCATION MGMT LLC/ED MGMT FIN	10.250% 06/01/2016 DD 12/01/06	445,000	458,350
ELWOOD ENERGY LLC SR SECD BD	8.159% 07/05/2026 DD 12/23/01	348,687	348,575
EMBARQ CORP	6.738% 6/01/13	595,000	615,454
EMPRESA NACL	6.75 11/15/12144A	415,000	442,499
ENCANA HLDGS	5.8 5/1/14	430,000	440,602
ENCANA HLDGS	5.8 5/1/14	215,000	220,301
ENEL FIN INTL	6.25% 9/15/17 144	2,431,000	2,459,963
ENEL FIN INTL S A GTD NT 144A	6.250% 09/15/2017 DD 09/20/07	1,000,000	1,011,870
ENERGY FUTURE HLDGS CORP 144A	10.875% 11/01/2017 DD 10/31/07	245,000	246,225
ENERGY PARTNERS LTD SR NT	9.750% 04/15/2014 DD 10/15/07	365,000	344,925
ENTERPRISE GLBL	4.625% 10/15/09	410,000	409,355
ENTERPRISE PROD	4.95% 6/01/10	775,000	775,516
ENTERPRISE PRODS OPER LLC NT	6.300% 09/15/2017 DD 09/04/07	545,000	557,606
EQUITY ONE INC	6% 9/15/17 WI	295,000	276,879
EQUITY ONE INC	6.25% 1/15/17	180,000	175,480
ERP OPER LTD PARTNERSHIP SR NT	4.750% 06/15/2009 DD 06/04/04	45,000	44,395
ERP OPERAT LP	5.5% 10/1/12	265,000	262,696
EURO MONETARY UNIT.	EURO MONETARY UNIT.	20,461	29,861
EVERGREEN INTL BOND I	EVERGREEN INTL BOND I	2,427,598	27,334,751
EXCO RES INC SR NT	7.250% 01/15/2011 DD 01/20/04	735,000	707,438
EXELON CORP	6.75% 5/01/11	750,000	783,866
EXELON CORP	4.9% 6/15/15	825,000	776,587
EXELON GENERATION CO LLC SR NT	6.950% 06/15/2011 DD 12/15/01	335,000	349,549
EX-IMP BK KOR	5.125% 2/14/11	815,000	817,183
FARMER MAC GTD NTS 07-1 144A	5.125% 04/19/2017 DD 04/19/07	2,730,000	2,826,833
FBG FIN LTD	5.125% 6/15/15 144A	360,000	350,032
FED DEPT ST DEL	6.625% 9/01/08	250,000	251,904
FED REALTY TR	6% 7/15/12	595,000	610,679
FED REALTY TR	5.4% 12/01/13	220,000	217,488
FED REALTY TR	6.2% 1/15/17	105,000	104,698
FEDERAL HOME LN BKS	4.720% 09/20/2012 DD 09/20/05	780,619	780,814
FEDERAL HOME LN BKS CONS BD	4.430% 04/07/2008 DD 04/07/05	2,800,000	2,798,740
FEDERAL HOME LN MTG CORP DEBS	4.500% 07/15/2013 DD 07/18/03	1,500,000	1,539,930
FEDERAL HOME LN MTG CORP MTN	5.500% 01/18/2008 DD 07/12/06	3,550,000	3,551,420
FEDERAL HOME LN MTG CORP MTN	4.000% 06/12/2013 DD 06/12/03	3,000,000	2,970,990
FEDERAL HOME LN MTG CORP MTN	4.250% 06/23/2008 DD 06/23/05	1,000,000	998,700
FEDERAL HOME LN MTG DEB	4.125% 07/12/2010 DD 06/21/05	2,736,000	2,771,158
FEDERAL HOME LN MTG DEBS	6.875% 09/15/2010 DD 09/22/00	914,000	989,590
FEDERAL NATL MTG ASSN	6.625% 11/15/2010 DD 11/03/00	4,000,000	4,336,560
FEDERAL NATL MTG ASSN	6.625% 11/15/2010 DD 11/03/00	2,000,000	2,168,280
FEDERAL NATL MTG ASSN	6.000% 05/15/2011 DD 05/25/01	1,000,000	1,063,800
FEDERAL NATL MTG ASSN DEBS	7.125% 06/15/2010 DD 06/09/00	3,400,000	3,686,178
FEDERAL NATL MTG ASSN DEBS	4.750% 03/12/2010 DD 03/08/07	2,550,000	2,612,201

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FEDERAL NATL MTG ASSN DEBS	5.750% 02/15/2008 DD 02/05/98	1,500,000	1,503,930
FEDERAL NATL MTG ASSN DEBS	7.250% 01/15/2010 DD 1/14/2000	1,200,000	1,283,736
FEDERAL NATL MTG ASSN DEBS	5.125% 01/02/2014 DD 11/06/03	1,000,000	1,029,920
FEDERAL NATL MTG ASSN DEBS	6.125% 03/15/2012 DD 03/26/02	500,000	543,775
FEDERAL NATL MTG ASSN DEBS	6.625% 09/15/2009 DD 09/01/99	400,000	420,052
FHLB	5.375% 8/19/11	1,135,000	1,197,588
FHLG	5.50% 1/38	4,000,000	3,992,051
FHLG	6.00% 8/26 #G00587	257,161	265,317
FHLG	6.00% 8/28 #C13910	249,974	254,963
FHLM	ARM 6.54% 2/37 #1J1516	2,104,276	2,148,820
FHLM	ARM 6.39% 5/37 #1N1477	1,316,371	1,338,470
FHLM	4.75% 1/18/11	1,065,000	1,099,162
FHLM	ARM 6.74% 1/37 #1N0345	864,643	882,808
FHLM	ARM 6.85% 10/36 #1J1345	841,937	858,317
FHLM	ARM 6.64% 7/36 #1J1302	774,467	792,901
FHLM	ARM 6.74%10/36 #1A1096	633,767	647,429
FHLM	ARM 6.52% 10/36 #1N0247	601,701	613,053
FHLM	ARM 6.04% 7/37 #1J1803	602,238	610,240
FHLM	ARM 5.57% 1/36 #1N0107	324,513	327,876
FHLM	ARM 5.15% 4/35 #1N0006	262,200	263,981
FHLM	ARM 5.034% 4/35 #1N0002	257,361	260,419
FHLM	ARM 6.08% 4/36 #1G1886	183,465	186,550
FHLM	4.77% 10/34 #1B2053	179,687	179,989
FHLM	ARM 4.232% 1/35 #782988	127,445	128,347
FHLM	ARM 5.451% 11/35 #1G1790	125,641	126,960
FHLM	ARM 5.87% 6/36 #1G1894	117,731	119,458
FHLM	ARM 4.401% 2/35 #1G0103	118,220	117,678
FHLM	ARM 6.04% 6/36 #1G2426	112,368	113,946
FHLM	ARM 6.10% 6/36 #1G2425	106,390	108,394
FHLM	ARM 4.55% 2/35 #1G0068	103,481	103,236
FHLM	ARM 6.70% 8/36 #1N0188	99,890	102,116
FHLM	ARM 4.37% 3/35 #1G0125	99,970	99,509
FHLM	ARM 4.434% 2/35 #783032	97,357	97,707
FHLM	ARM 5.21% 3/36 #1G1851	92,266	92,813
FHLM	ARM 5.78% 10/35 #1N0063	89,631	90,788
FHLM	4.82% 9/34 #1B1946	86,642	86,892
FHLM	ARM 4.444% 3/35 #1G0133	72,586	72,264
FHLM	ARM 4.504% 3/35 #1G0145	59,642	59,422
FHLM	ARM 4.314% 12/34 #1B2670	57,120	56,855
FHLM	ARM 4.497% 6/35 #1B2907	52,053	52,378
FHLM	ARM 4.441% 2/34 #781229	51,543	51,321
FHLM	ARM 4.307% 3/35 #783067	46,281	46,418
FHLM	ARM 4.889% 3/33 #847126	17,677	17,939
FHLMC	5.25% 7/18/11	7,027,000	7,384,492
FHLMC	4.75% 3/5/12	5,300,000	5,472,250
FHLMC	5.5% 8/23/17	4,230,000	4,538,676
FHLMC	5% 1/30/14-07	1,580,000	1,653,167
FHLMC POOL #1B-1513	4.518% 02/01/2034 DD 02/01/04	1,694,206	1,680,788
FHLMC POOL #1B-1665	VAR RT 04/01/2034 DD 04/01/04	402,445	398,151
FHLMC POOL #1B-2892	VAR RT 04/01/2035 DD 04/01/05	1,222,020	1,231,173
FHLMC POOL #1B-3485	VAR RT 07/01/2037 DD 07/01/07	795,337	802,773
FHLMC POOL #1J-0282	VAR RT 02/01/2037 DD 02/01/07	932,986	951,804
FHLMC POOL #1Q-0105	VAR RT 09/01/2036 DD 08/01/06	389,447	399,409
FHLMC POOL #78-1087	VAR RT 12/01/2033 DD 11/01/03	381,263	377,832
FHLMC POOL #78-1385	VAR RT 04/01/2034 DD 03/01/04	1,223,014	1,265,232
FHLMC POOL #78-1605	VAR RT 06/01/2034 DD 05/01/04	1,007,975	1,028,860
FHLMC POOL #84-7415	VAR RT 06/01/2035 DD 06/01/05	1,413,762	1,413,224
FHLMC POOL #A2-1170	6.500% 04/01/2034 DD 04/01/04	491,018	505,827
FHLMC POOL #A2-8796	6.500% 11/01/2034 DD 11/01/04	200,703	206,576
FHLMC POOL #A4-0503	5.000% 12/01/2035 DD 12/01/05	439,204	429,028
FHLMC POOL #A4-6973	5.000% 09/01/2035 DD 09/01/05	865,930	845,996
FHLMC POOL #A4-6987	5.500% 07/01/2035 DD 09/01/05	389,256	389,416
FHLMC POOL #A5-4679	6.500% 06/01/2036 DD 06/01/06	454,707	467,634
FHLMC POOL #B1-2459	4.500% 10/01/2018 DD 02/01/04	272,875	269,101
FHLMC POOL #B1-3051	4.500% 04/01/2019 DD 03/01/04	224,887	221,427
FHLMC POOL #B1-4730	4.000% 05/01/2014 DD 05/01/04	1,022,830	1,004,685
FHLMC POOL #B1-4961	4.500% 06/01/2019 DD 06/01/04	616,511	607,028
FHLMC POOL #C0-2660	6.500% 11/01/2036 DD 11/01/06	825,710	849,036
FHLMC POOL #C9-0781	3.500% 10/01/2023 DD 10/01/03	352,430	333,959
FHLMC POOL #C9-0985	6.500% 08/01/2026 DD 08/01/06	416,148	427,962
FHLMC POOL #D9-5395	6.500% 05/01/2022 DD 05/01/02	353,262	361,613
FHLMC POOL #E0-1205	6.500% 08/01/2017 DD 08/01/02	2,097,805	2,168,627
FHLMC POOL #E0-1254	6.500% 10/01/2017 DD 10/01/02	81,642	84,377

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FHLMC POOL #E8-3211	6.500% 04/01/2016 DD 04/01/01	53,847	55,732
FHLMC POOL #E9-0325	6.500% 06/01/2017 DD 06/01/02	194,554	200,444
FHLMC POOL #E9-6973	4.000% 06/01/2018 DD 06/01/03	941,043	908,973
FHLMC POOL #E9-9955	5.000% 10/01/2018 DD 10/01/03	261,350	262,712
FHLMC POOL #G0-1864	5.000% 01/01/2034 DD 07/01/05	3,009,769	2,942,124
FHLMC POOL #G1-1406	4.000% 06/01/2013 DD 06/01/03	339,883	334,914
FHLMC POOL #G1-1565	4.500% 01/01/2019 DD 05/01/04	573,808	565,786
FHLMC POOL #J0-2203	6.000% 04/01/2020 DD 06/01/05	555,252	564,730
FHLMC POOL #J0-2204	6.500% 01/01/2020 DD 06/01/05	350,423	359,264
FHLMC POOL #P6-0089	7.000% 12/01/2014 DD 01/01/03	61,017	64,192
FHLMC POOL #P6-0090	7.000% 03/01/2016 DD 01/01/03	54,874	57,675
FHLMC GROUP #C0-0710	5.500% 11/01/2028 DD 11/01/98	1,621,924	1,625,655
FHLMC GROUP #E2-0252	7.000% 07/01/2011 DD 07/01/96	40,501	41,663
FHLMC GROUP #E2-0257	7.000% 08/01/2011 DD 08/01/96	85,903	88,390
FHLMC INT PMT	5.750% 01/15/2012 DD 01/14/02	800,000	852,984
FHLMC MULTI MTG 3068 AO PO	0.000% 01/15/2035 DD 11/01/05	681,931	580,794
FHLMC MULTICLAS MTG	0.000% 09/15/2036 DD 09/15/06	469,346	369,047
FHLMC MULTICLASS 04-21 CO PO	0.000% 04/25/2034 DD 03/01/04	62,767	27,013
FHLMC MULTICLASS CTF 2344 ZJ	6.500% 08/15/2031 DD 08/01/01	45,541	47,634
FHLMC MULTICLASS CTF 2362 PD	6.500% 06/15/2020 DD 09/01/01	89,590	90,130
FHLMC MULTICLASS CTFS 1617 PM	6.500% 11/15/2023 DD 11/01/93	473,326	490,318
FHLMC MULTICLASS CTFS 1671 I	7.000% 02/15/2024 DD 02/01/94	1,000,000	1,065,960
FHLMC MULTICLASS CTFS 2169 TB	7.000% 06/15/2029 DD 06/01/99	300,000	313,677
FHLMC MULTICLASS CTFS 2262 Z	7.500% 10/15/2030 DD 10/01/00	211,962	223,935
FHLMC MULTICLASS CTFS 2355 BP	6.000% 09/15/2016 DD 09/01/01	291,682	300,823
FHLMC MULTICLASS CTFS 2399 OH	6.500% 01/15/2032 DD 01/01/02	452,899	462,292
FHLMC MULTICLASS CTFS 2410 NG	6.500% 02/15/2032 DD 02/01/02	803,664	820,316
FHLMC MULTICLASS CTFS 2425 OB	6.000% 03/15/2017 DD 03/01/02	333,793	341,036
FHLMC MULTICLASS CTFS 2460 VZ	6.000% 11/15/2029 DD 06/01/02	347,456	360,694
FHLMC MULTICLASS CTFS 2474 NR	6.500% 07/15/2032 DD 07/01/02	300,000	306,426
FHLMC MULTICLASS CTFS 2484 LZ	6.500% 07/15/2032 DD 07/01/02	426,203	444,474
FHLMC MULTICLASS CTFS 2494 VA	6.000% 03/15/2014 DD 04/01/03	161,753	164,330
FHLMC MULTICLASS CTFS 2557 WJ	5.000% 07/15/2014 DD 01/01/03	510,956	510,410
FHLMC MULTICLASS CTFS 2565 MB	6.000% 05/15/2030 DD 01/01/03	162,894	164,777
FHLMC MULTICLASS CTFS 2619 HR	3.500% 11/15/2031 DD 05/01/03	279,625	265,738
FHLMC MULTICLASS CTFS 2628 WA	4.000% 07/15/2028 DD 06/01/03	500,000	485,810
FHLMC MULTICLASS CTFS 2686 GB	5.000% 05/15/2020 DD 10/01/03	653,100	657,156
FHLMC MULTICLASS CTFS 2695 DE	4.000% 01/15/2017 DD 10/01/03	500,000	489,670
FHLMC MULTICLASS CTFS 2769 PO	0.000% 03/15/2034 DD 03/01/04	39,830	20,999
FHLMC MULTICLASS CTFS 2780 JG	4.500% 04/15/2019 DD 04/01/04	268,151	258,093
FHLMC MULTICLASS CTFS 2841 YA	5.500% 07/15/2027 DD 08/01/04	1,053,665	1,060,946
FHLMC MULTICLASS CTFS 2931 GA	5.000% 11/15/2028 DD 02/01/05	788,123	788,485
FHLMC MULTICLASS CTFS 2989 PO	0.000% 06/15/2023 DD 05/01/05	66,067	48,124
FHLMC MULTICLASS CTFS 3047 OB	5.500% 12/15/2033 DD 10/01/05	300,000	305,172
FHLMC MULTICLASS CTFS 3110 TU	5.500% 08/15/2013 DD 02/01/06	826,662	840,930
FHLMC MULTICLASS CTFS 3138 PO	0.000% 04/15/2036 DD 04/01/06	362,898	285,673
FHLMC MULTICLASS CTFS T-54 3A	7.000% 02/25/2043 DD 02/01/03	98,035	103,502
FHLMC MULTICLASS CTS 2752 JB	4.500% 02/15/2019 DD 02/01/04	1,000,000	956,470
FHLMC MULTICLASS MTG	6.000% 01/15/2017 DD 01/01/02	1,094,586	1,133,662
FHLMC MULTICLASS MTG	5.000% 11/15/2022 DD 09/01/03	1,000,000	999,730
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/03	1,000,000	952,540
FHLMC MULTICLASS MTG	4.500% 07/15/2018 DD 07/01/03	975,539	950,546
FHLMC MULTICLASS MTG	4.500% 06/15/2018 DD 06/01/03	800,000	789,352
FHLMC MULTICLASS MTG	VAR RT 07/15/2036 DD 07/15/06	6,905,034	647,623
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/06	560,000	532,454
FHLMC MULTICLASS MTG	VAR RT 05/15/2036 DD 04/15/06	4,176,021	390,834
FHLMC MULTICLASS MTG	5.000% 02/15/2022 DD 09/01/02	369,875	370,777
FHLMC MULTICLASS MTG	6.500% 08/15/2028 DD 08/01/98	325,625	335,472
FHLMC MULTICLASS MTG	0.000% 02/15/2036 DD 02/01/06	424,817	327,326
FHLMC MULTICLASS MTG	VAR RT 05/15/2030 DD 02/15/04	260,865	252,137
FHLMC MULTICLASS MTG	VAR RT 10/15/2015 DD 09/15/03	209,506	198,538
FHLMC MULTICLASS MTG	0.000% 12/15/2032 DD 07/01/03	231,477	189,714
FHLMC MULTICLASS MTG	VAR RT 05/15/2036 DD 04/15/06	1,877,896	171,846
FHLMC MULTICLASS MTG	VAR RT 01/15/2019 DD 07/15/04	113,891	116,743
FHLMC MULTICLASS MTG	10.000% 11/15/2022 DD 06/01/98	98,075	108,515
FHLMC MULTICLASS MTG	VAR RT 02/15/2032 DD 02/15/02	100,000	102,796
FHLMC MULTICLASS MTG	VAR RT 08/15/2036 DD 07/15/06	771,783	83,430
FHLMC MULTICLASS MTG	6.500% 05/15/2008 DD 05/01/93	50,897	50,918
FHLMC MULTICLASS MTG	VAR RT 03/15/2033 DD 05/15/03	641,792	45,490
FHLMC MULTICLASS MTG	VAR RT 10/15/2021 DD 10/15/03	487,641	35,817
FHLMC MULTICLASS MTG	VAR RT 06/15/2023 DD 06/15/03	433,966	29,974
FHLMC MULTICLASS MTG	VAR RT 02/15/2025 DD 08/15/03	28,737	28,727
FHLMC MULTICLASS MTG	VAR RT 10/15/2033 DD 10/15/03	36,888	27,070

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FHLMC MULTICLASS MTG	VAR RT 08/15/2008 DD 08/15/93	24,828	24,661
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03	394,892	22,051
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03	276,568	18,287
FHLMC MULTICLASS MTG	6.500% 03/15/2033 DD 03/01/03	79,009	17,548
FHLMC MULTICLASS MTG 1837 Z	6.500% 04/15/2026 DD 04/01/96	394,422	407,604
FHLMC MULTICLASS MTG 2102 TC	6.000% 12/15/2013 DD 12/01/98	747,022	768,275
FHLMC MULTICLASS MTG 2505 KE	6.000% 06/15/2031 DD 09/01/02	1,037,915	1,039,347
FHLMC MULTICLASS MTG 2508 AQ	5.500% 10/15/2017 DD 10/01/02	1,000,000	1,013,040
FHLMC MULTICLASS MTG 2513 TG	6.000% 02/15/2032 DD 10/01/02	318,119	321,374
FHLMC MULTICLASS MTG 2513 YO	0.000% 02/15/2032 DD 10/01/02	147,962	129,230
FHLMC MULTICLASS MTG 2519 BT	8.500% 09/15/2031 DD 11/01/02	22,175	24,003
FHLMC MULTICLASS MTG 2527 TB	6.000% 11/15/2032 DD 11/01/02	100,000	99,426
FHLMC MULTICLASS MTG 2537 TE	5.500% 12/15/2017 DD 12/01/02	1,000,000	1,008,890
FHLMC MULTICLASS MTG 2591 QU	3.750% 06/15/2017 DD 03/01/03	1,084,359	1,066,760
FHLMC MULTICLASS MTG 2645 DA	4.500% 07/15/2018 DD 07/01/03	868,935	835,768
FHLMC MULTICLASS MTG 2650 QN	4.500% 01/15/2033 DD 07/01/03	629,377	612,655
FHLMC MULTICLASS MTG 2657 MD	5.000% 12/15/2020 DD 08/01/03	1,000,000	1,000,510
FHLMC MULTICLASS MTG 2684 PO	0.000% 01/15/2033 DD 10/01/03	500,000	343,725
FHLMC MULTICLASS MTG 2766 SW I	VAR RT 09/15/2029 DD 03/15/04	1,041,936	57,536
FHLMC MULTICLASS MTG 3036 NS I	VAR RT 08/15/2035 DD 09/15/05	672,379	63,762
FHLMC MULTICLASS MTG 3117 OK	0.000% 02/15/2036 DD 02/01/06	165,730	121,142
FHLMC MULTICLASS MTG 3134 PO	0.000% 03/15/2036 DD 03/01/06	224,371	178,395
FHLMC MULTICLASS MTG 3150 PO	0.000% 05/15/2036 DD 05/01/06	274,196	215,672
FHLMC MULTICLASS MTG 3158 LX	VAR RT 05/15/2036 DD 05/01/06	227,984	204,937
FHLMC MULTICLASS MTG 3260 CS I	VAR RT 01/15/2037 DD 01/15/07	422,728	18,862
FHLMC MULTICLASS MTG 3274 JO P	0.000% 02/15/2037 DD 02/01/07	490,877	357,628
FHLMC MULTICLASS MTG 3299 KA	5.000% 12/15/2027 DD 04/01/07	6,536,721	6,597,512
FHLMC MULTICLASS MTG 3331 PO P	0.000% 06/15/2037 DD 06/15/07	358,162	271,666
FHLMC MULTICLASS MTG GTD 3117	VAR RT 02/15/2036 DD 02/15/06	2,207,644	205,995
FHLMC MULTICLASS MTG P/C 1668D	6.500% 02/15/2014	354,930	365,947
FHLMC MULTICLASS MTG T-61 1A1	VAR RT 07/25/2044 DD 06/01/04	2,421,426	2,479,540
FHLMC MULTICLASS PO 3179 OA	0.000% 07/15/2036 DD 07/01/06	200,000	161,792
FHLMC MULTICLASS SER T-54 2A	6.500% 02/25/2043 DD 02/01/03	213,180	218,443
FHLT	05-E 2A2 1ML+17 1/36	435,241	432,453
FHLT	04-A M1 1ML+55 1/34	281,414	259,015
FHLT	06-2 2A1 1ML+6 2/36	221,455	220,070
FHLT	05-A M2 1ML+46 1/35	150,000	136,757
FHLT	05-A M1 1ML+43 1/35	100,000	85,890
FHLT	05-A M3 1ML+49 1/35	75,000	69,028
FHLT	05-A M4 1ML+68 1/35	75,000	62,831
FHR	2760 EB 4.5 9/2016	2,500,000	2,499,822
FHR	3200 AD 5.5% 5/29	2,250,786	2,275,704
FHR	3294 NA 5.5% 7/27	1,596,179	1,622,095
FHR	2965 GC 4.5 11/18	1,545,000	1,545,315
FHR	2866 XE 4 12/18	1,365,000	1,335,926
FHR	2892 QR 4 11/23	1,225,000	1,220,215
FHR	3242 QA 0 3/30	1,148,244	1,167,336
FHR	2770 UD 4.5% 5/17	1,135,000	1,131,302
FHR	2553 FB 1ML+50 3/29	919,340	921,930
FHR	3013 VJ 5 1/14	870,156	877,372
FHR	2626 NA 5 6/23	803,218	806,454
FHR	2952 EC 5.5% 11/28	755,000	767,146
FHR	2777 AB 4.5 6/29	760,194	753,851
FHR	3049 DB 5.5 6/31	675,000	687,060
FHR	2643 LC 4.5% 7/18	700,000	684,794
FHR	2577 FW 1ML+50 1/30	628,354	629,871
FHR	2543 QT 5.5 4/22	585,000	593,164
FHR	3018 UD 5.5 9/30	470,000	478,368
FHR	2810 PD 6 6/33	465,000	477,225
FHR	2104 PG 6% 12/28	351,047	360,082
FHR	2363 PF 6% 9/16	308,969	316,619
FHR	3033 UD 5.5% 10/30	290,000	295,182
FHR	2356 GD 6% 9/16	224,369	230,024
FHR	2809 UA 4 12/14	153,234	152,262
FHR	2861 GF 1ML+30 1/21	143,659	143,887
FHR	2399 PG 6% 1/17	138,928	141,975
FHR	2516 AH 5% 1/16	116,111	116,081
FHR	2640 QG 2% 4/22	25,652	25,465
FHR	2625 QX 2.25% 3/22	12,566	12,501
FIFTH THIRD BANCORP SUB NT	5.450% 01/15/2017 DD 12/20/06	300,000	286,734
FIRST DATA CORP BANK LOAN	VAR RT 09/24/2014 DD 09/24/07	625,000	592,356
FIRST DATA CORP SR NT 144A	9.875% 09/24/2015 DD 10/24/07	325,000	302,250
FIRST HORIZON 2004-AA4 A-1	VAR RT 10/25/2034 DD 09/01/04	361,996	361,453

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FIRST HORIZON MTG 04-AR7 2A1	VAR RT 02/25/2035 DD 12/01/04	300,181	297,611
FIRST HORIZON MTG P/T 05-AR1	VAR RT 04/25/2035 DD 02/01/05	293,547	291,568
FIRST HORIZON P/T 06-FA4 1A1	6.000% 08/25/2036 DD 06/01/06	136,691	135,906
FIRST UN NATL BK 99-C2 CL A2	6.645% 06/15/2031 DD 05/01/99	196,022	198,812
FIRSTENERGY 6.45% 11/15/11	6.45% 11/15/11	2,095,000	2,163,331
FLEETBOSTON FINL CORP SR NT	3.850% 02/15/2008 DD 02/13/03	385,000	384,338
FMIC 06-2 2A1 1ML+9 7/36	06-2 2A1 1ML+9 7/36	996,856	974,834
FNGT 02-T6 A1 3.31 2/32	02-T6 A1 3.31 2/32	393,912	374,063
FNMA	4.375% 10/15/15	10,600,000	10,686,125
FNMA	5% 2/16/12	7,000,000	7,295,313
FNMA	5.000% 02/01/2036 DD 01/01/06	7,079,933	6,925,307
FNMA	5.50% 11/32 #254548	4,317,699	4,321,431
FNMA	6.50% 9/36 #831799	4,165,000	4,283,534
FNMA	5.50% 6/36 #888877	4,100,000	3,952,656
FNMA	5.00% 5/36 #745515	3,865,044	3,773,389
FNMA	4.500% 12/01/2018 DD 11/01/07	3,506,435	3,457,321
FNMA	6.000% 10/01/2026 DD 09/01/06	3,346,799	3,405,000
FNMA	5.50% 9/36 #888635	3,090,398	3,093,069
FNMA	ARM 4.63% 2/35 #810417	3,070,354	3,078,712
FNMA	5.68 2/23/17	2,775,000	2,822,675
FNMA	5.50% 5/33 #888876	2,800,000	2,699,375
FNMA	4.500% 04/01/2019 DD 03/01/04	2,222,420	2,196,995
FNMA	5.500% 02/01/2037 DD 02/01/07	1,983,569	1,982,022
FNMA	4.000% 12/01/2018 DD 04/01/05	1,953,137	1,883,098
FNMA	5.500% 06/01/2036 DD 06/01/06	1,807,290	1,806,585
FNMA	5.000% 11/01/2035 DD 12/01/06	1,836,802	1,800,856
FNMA	ARM 4.41% 12/33 #888158	1,775,919	1,774,250
FNMA	7.000% 04/01/2037 DD 04/01/07	1,562,347	1,627,075
FNMA	VAR RT 10/01/2035 DD 06/01/07	1,603,023	1,620,484
FNMA	5.50% 1/37 #906274	1,555,017	1,553,446
FNMA	ARM 5.81% 7/46 #887094	1,514,850	1,544,543
FNMA	4.000% 07/01/2019 DD 07/01/04	1,586,791	1,530,886
FNMA	ARM 5.72% 8/36 #884762	1,429,897	1,456,674
FNMA	ARM 4.02% 4/34 #766924	1,459,666	1,455,764
FNMA	5.000% 07/01/2033 DD 07/01/03	1,459,002	1,430,887
FNMA	6.500% 06/01/2022 DD 05/01/02	1,369,431	1,413,184
FNMA	5.000% 01/01/2018 DD 01/01/03	1,358,171	1,367,067
FNMA	4.500% 08/01/2018 DD 08/01/03	1,245,057	1,232,445
FNMA	VAR RT 11/01/2034 DD 09/01/05	1,146,782	1,176,599
FNMA	4.500% 08/01/2028 DD 09/01/03	1,184,468	1,128,916
FNMA	ARM 4.61% 7/34 #735737	1,108,055	1,115,881
FNMA	6.500% 11/01/2022 DD 12/01/04	1,067,114	1,102,905
FNMA	6.50% 7/32 #545891	1,059,732	1,095,853
FNMA	ARM 4.78% 5/35 #888548	1,076,128	1,086,154
FNMA	5.500% 09/01/2036 DD 03/01/07	1,079,952	1,081,065
FNMA	15YR 5.50% 1/18 #684247	1,010,684	1,028,841
FNMA	ARM 3.854% 10/33 #879906	983,200	990,013
FNMA	5.500% 04/01/2037 DD 03/01/07	989,029	988,287
FNMA	5.500% 02/01/2037 DD 02/01/07	987,221	986,422
FNMA	5.500% 01/01/2037 DD 01/01/07	975,059	974,328
FNMA	6.000% 12/01/2036 DD 12/01/06	935,605	950,790
FNMA	5.000% 12/01/2034 DD 07/01/07	967,053	948,418
FNMA	VAR RT 04/01/2035 DD 04/01/05	948,967	944,830
FNMA	6.000% 01/01/2037 DD 01/01/07	926,352	941,322
FNMA	6.000% 02/01/2036 DD 02/01/06	922,621	938,085
FNMA	6.000% 05/01/2036 DD 05/01/06	882,880	897,536
FNMA	6.000% 01/01/2037 DD 01/01/07	881,772	896,022
FNMA	6.000% 10/01/2036 DD 10/01/06	867,980	882,163
FNMA	6.000% 02/01/2036 DD 02/01/06	865,067	879,523
FNMA	6.000% 02/01/2036 DD 02/01/06	864,714	879,207
FNMA	5.500% 06/01/2036 DD 06/01/06	872,518	872,178
FNMA	VAR RT 02/01/2036 DD 12/01/06	852,520	861,702
FNMA	5.500% 11/01/2036 DD 10/01/06	860,272	859,989
FNMA	5.000% 07/01/2033 DD 07/01/03	864,665	848,003
FNMA	6.000% 03/01/2036 DD 03/01/06	813,421	826,965
FNMA	4.971% 07/01/2033 DD 07/01/03	739,343	739,572
FNMA	6.000% 04/01/2024 DD 02/01/06	707,982	721,604
FNMA	4.902% 08/01/2035 DD 08/01/05	723,203	720,889
FNMA	ARM 5.50% 2/36 #880373	707,376	716,947
FNMA	5.000% 11/01/2018 DD 10/01/03	713,616	716,847
FNMA	ARM 5.238% 4/36 #745670	692,445	699,852
FNMA	4.500% 08/01/2033 DD 08/01/03	731,984	693,635
FNMA	VAR RT 06/01/2035 DD 07/01/06	683,824	680,323

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FNMA	4.500% 03/01/2019 DD 03/01/04	686,905	678,903
FNMA	4.000% 06/01/2019 DD 06/01/04	674,338	649,360
FNMA	5.118% 11/01/2033 DD 10/01/03	644,893	649,156
FNMA	5.245% 08/01/2034 DD 09/01/04	642,089	648,427
FNMA	6.50% 3/35 #735723	607,012	627,702
FNMA	15YR 4.00% 3/19 #773886	645,766	622,677
FNMA	ARM 6.64% 9/36 #898176	597,481	613,719
FNMA	VAR RT 05/01/2035 DD 05/01/05	592,516	596,806
FNMA	4.500% 11/01/2014 DD 11/01/04	598,385	596,248
FNMA	4.580% 08/01/2035 DD 08/01/05	601,778	596,103
FNMA	6.50% 7/32 #545759	572,453	591,965
FNMA	4.000% 09/01/2018 DD 08/01/03	608,517	586,696
FNMA	5.500% 04/01/2033 DD 03/01/03	580,858	581,887
FNMA	ARM 4.526% 2/35 #745226	576,440	576,824
FNMA	ARM 4.68% 5/35 #824488	559,848	565,306
FNMA	5.000% 05/01/2033 DD 05/01/03	570,319	559,448
FNMA	ARM 5.10% 5/35 #827782	549,312	556,795
FNMA	4.625% 5/01/13 SUBS	535,000	543,090
FNMA	5.000% 06/01/2018 DD 06/01/03	534,864	537,286
FNMA	4.500% 08/01/2018 DD 08/01/03	544,001	536,382
FNMA	4.500% 07/01/2018 DD 07/01/03	526,282	521,182
FNMA	ARM 5.31% 2/36 #822116	507,514	514,223
FNMA	VAR RT 01/01/2035 DD 12/01/04	503,892	504,058
FNMA	5.000% 07/01/2033 DD 06/01/03	511,563	501,705
FNMA	ARM 5.84% 3/36 #865958	484,456	493,636
FNMA	4.500% 06/01/2018 DD 06/01/03	498,184	493,357
FNMA	4.109% 09/01/2033 DD 09/01/03	496,353	492,109
FNMA	5.000% 03/01/2018 DD 03/01/03	469,688	471,816
FNMA	ARM 5.221% 5/35 #827786	463,416	468,578
FNMA	5.25% 8/01/12 SUBS	450,000	467,770
FNMA	ARM 3.83% 10/33 #879911	459,556	458,816
FNMA	6.000% 02/01/2036 DD 01/01/06	449,403	456,913
FNMA	ARM 4.87% 10/34 #803596	453,929	456,405
FNMA	15YR 5.50% 4/18 #254686	448,583	456,081
FNMA	5.500% 04/01/2036 DD 04/01/06	456,227	456,077
FNMA	15YR 6.00% 4/16 #725336	444,826	455,352
FNMA	ARM 4.587% 2/35 #735355	444,503	445,126
FNMA	5.500% 06/01/2036 DD 05/01/06	443,564	443,440
FNMA	ARM 3.841% 4/22 #556945	423,518	428,465
FNMA	4.000% 06/01/2018 DD 05/01/03	442,932	427,221
FNMA	ARM 5.177% 5/35 #827784	419,635	423,769
FNMA	15YR 5.00% 2/18 #703710	413,810	416,779
FNMA	4.000% 09/01/2013 DD 01/01/04	422,625	415,673
FNMA	5.500% 02/01/2037 DD 01/01/07	414,148	413,825
FNMA	5.844% 12/01/2036 DD 12/01/06	404,550	413,208
FNMA	6.00% 5/36 #891172	403,273	409,682
FNMA	VAR RT 04/01/2035 DD 08/01/06	399,962	400,282
FNMA	7.000% 12/01/2036 DD 12/01/06	380,030	399,636
FNMA	ARM 4.96% 8/34 #796987	395,167	397,666
FNMA	VAR RT 05/01/2035 DD 05/01/05	388,951	390,433
FNMA	5.00% 3/37 #914071	391,698	382,226
FNMA	VAR RT 11/01/2033 DD 11/01/03	375,034	379,231
FNMA	5.000% 06/01/2018 DD 06/01/03	375,572	377,751
FNMA	15YR 6.50% 6/14 #323794	336,180	346,884
FNMA	6.500% 05/01/2022 DD 04/01/02	333,440	344,110
FNMA	6.50% 12/31 #545333	332,737	344,078
FNMA	ARM 6.18% 4/36 #891328	331,644	338,380
FNMA	ARM 5.541% 11/36 #745972	322,152	325,796
FNMA	15YR 5.00% 6/18 #721630	321,580	323,183
FNMA	4.500% 12/01/2019 DD 02/01/05	322,194	318,369
FNMA	ARM 3.592% 4/16 #556948	317,830	318,250
FNMA	6.50% 1/33 #555254	306,800	317,257
FNMA	VAR RT 11/01/2033 DD 10/01/03	309,018	313,551
FNMA	4.000% 07/01/2018 DD 07/01/03	321,338	311,220
FNMA	ARM 5.08% 9/34 #790765	304,128	306,098
FNMA	7.000% 07/01/2017 DD 09/01/02	294,005	305,991
FNMA	VAR RT 05/01/2035 DD 04/01/05	294,388	294,477
FNMA	ARM 5.15% 1/36 #846594	284,255	286,527
FNMA	5.00% 5/37 #919381	291,422	284,374
FNMA	3.500% 04/01/2019 DD 04/01/04	300,968	283,316
FNMA	7.000% 05/01/2017 DD 05/01/02	271,123	282,234
FNMA	ARM 4.725% 3/35 #820598	267,892	271,956
FNMA	15YR 5.50% 9/14 #545728	263,591	268,290

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FNMA	ARM 5.59% 9/36 #893081	258,473	261,634
FNMA	5.000% 11/01/2018 DD 10/01/03	252,159	253,472
FNMA	ARM 5.30% 12/35 #850837	248,387	251,445
FNMA	15YR 5.50% 3/20 #735521	234,055	237,748
FNMA	4.000% 07/01/2018 DD 07/01/03	235,454	227,072
FNMA	ARM 5.8170% 5/35 #827781	216,793	219,734
FNMA	15YR 5.50% 4/17 #633279	212,243	216,056
FNMA	ARM 5.63% 1/36 #880368	210,845	214,105
FNMA	6.000% 05/01/2033 DD 05/01/03	209,573	213,766
FNMA	ARM 5.73% 9/35 #843020	206,394	209,553
FNMA	15YR 5.50% 3/17 #629035	204,357	208,822
FNMA	ARM 3.791% 6/34 #783545	209,224	208,219
FNMA	6.000% 03/01/2018 DD 03/01/03	197,641	202,669
FNMA	ARM 4.573% 2/35 #816591	197,369	200,498
FNMA	ARM 3.75% 9/33 #751927	178,131	178,850
FNMA	ARM 4.81% 6/35 #828449	177,149	178,785
FNMA	15YR 5.50% 2/18 #555249	173,019	176,127
FNMA	8.000% 09/01/2015 DD 08/01/00	166,902	173,850
FNMA	6.50% 9/32 #646562	166,017	171,676
FNMA	ARM 5.26% 11/36 #901494	167,755	169,555
FNMA	ARM 5.203% 6/35 #830605	161,754	163,914
FNMA	15YR 6.50% 5/13 #420033	158,512	163,448
FNMA	15YR 5.50% 9/19 #725796	159,328	161,842
FNMA	ARM 5.92% 1/1 #745376	157,463	160,232
FNMA	ARM 4.499% 3/35 #783587	154,659	154,750
FNMA	5.500% 09/01/2017 DD 09/01/02	151,733	151,097
FNMA	ARM 4.694% 11/34 #813184	149,630	150,149
FNMA	ARM 5.65% 7/37 #942609	144,061	146,340
FNMA	ARM 4.53% 3/35 #735448	144,362	144,452
FNMA	ARM 4.085% 10/29 #556946	141,152	143,286
FNMA	15YR 6.50% 6/15 #555720	139,091	143,219
FNMA	ARM 4.74% 10/34 #794794	141,312	141,684
FNMA	5.500% 05/01/2013 DD 05/01/03	138,554	140,288
FNMA	ARM 4.555% 7/35 #832099	138,991	139,957
FNMA	ARM 4.584% 7/35 #815646	137,869	138,425
FNMA	6.50% 4/32 #254311	133,843	138,405
FNMA	7.000% 09/01/2031 DD 08/01/01	129,680	135,681
FNMA	ARM 4.57% 9/34 #794611	133,358	133,663
FNMA	ARM 5.180% 5/35 #827785	129,064	130,325
FNMA	15YR 5.50% 10/19 #795064	127,450	129,342
FNMA	7.000% 03/01/2017 DD 03/01/02	123,347	128,414
FNMA	ARM 5.81% 2/36 #865519	125,280	127,605
FNMA	5.500% 04/01/2034 DD 03/01/04	126,953	127,071
FNMA	ARM 4.85% 11/34 #799812	123,462	123,914
FNMA	ARM 4.67% 11/34 #799727	121,137	121,203
FNMA	ARM 4.748% 7/34 #793028	120,396	120,890
FNMA	15YR 5.50% 9/19 #725793	118,188	120,163
FNMA	ARM 4.625% 2/35 #809931	117,845	118,048
FNMA	ARM 4.493% 8/34 #735360	117,231	117,347
FNMA	5.500% 03/01/2017 DD 03/01/02	116,855	116,365
FNMA	ARM 3.828% 4/33 #688969	113,951	114,467
FNMA	ARM 4.409% 5/35 #829985	111,271	111,684
FNMA	4.000% 09/01/2018 DD 10/01/03	114,803	110,671
FNMA	ARM 4.255% 1/34 #736515	109,646	109,847
FNMA	15YR 5.00% 1/18 #254590	106,413	107,176
FNMA	6.500% 03/01/2017 DD 03/01/02	99,840	103,288
FNMA	ARM 6.12% 4/36 #891326	101,130	103,251
FNMA	5.500% 03/01/2034 DD 03/01/04	102,880	102,975
FNMA	ARM 4.893% 10/35 #847787	101,801	102,527
FNMA	6.000% 03/01/2033 DD 03/01/03	99,748	101,754
FNMA	5.500% 05/01/2013 DD 04/01/03	98,842	100,064
FNMA	6.500% 03/01/2029 DD 02/01/99	95,023	98,418
FNMA	ARM 4.202% 1/35 #797418	97,350	96,953
FNMA	ARM 6.31% 4/36 #868955	93,973	96,105
FNMA	ARM 4.825% 12/34 #800297	91,145	91,412
FNMA	5.50% 12/17 #676658	89,750	91,362
FNMA	6.000% 11/01/2017 DD 11/01/02	85,479	87,633
FNMA	15YR 5.50% 12/16 #616425	85,345	87,188
FNMA	ARM 4.368% 2/34 #769940	85,769	85,975
FNMA	7.000% 05/01/2017 DD 04/01/02	76,563	79,709
FNMA	6.000% 09/01/2033 DD 03/01/04	76,513	77,736
FNMA	15YR 5.50% 1/18 #680143	76,159	77,432
FNMA	6.000% 06/01/2016 DD 06/01/01	73,425	75,355

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FNMA	ARM 4.305% 8/33 #555696	73,768	74,020
FNMA	ARM 4.455% 3/35 #773281	72,071	72,022
FNMA	15YR 4.00% 8/18 #728852	73,921	71,347
FNMA	8.500% 11/01/2012 DD 11/01/03	68,910	71,345
FNMA	5.500% 03/01/2034 DD 03/01/04	66,923	66,985
FNMA	ARM 4.4% 2/35 #783588	66,001	65,924
FNMA	ARM 5.409% 2/36 #865319	64,582	65,160
FNMA	ARM 4.118% 1/35 #807221	63,046	63,900
FNMA	6.50% 3/32 #636870	58,695	60,696
FNMA	ARM 4.801% 2/33 #695019	59,600	60,510
FNMA	ARM 5.349% 12/34 #843013	59,375	59,961
FNMA	ARM 6.25% 6/36 #886983	53,097	53,896
FNMA	ARM 5.229% 8/33 #735030	52,900	53,307
FNMA	5.00% 8/37 #256877	54,210	52,899
FNMA	ARM 4.351 1/35 #783580	52,155	52,132
FNMA	6.000% 03/01/2033 DD 03/01/03	50,949	51,974
FNMA	ARM 4.5% 5/35 #820996	49,682	50,200
FNMA	ARM 4.302% 1/35 #827592	49,356	49,294
FNMA	5.00% 1/37 #909428	49,697	48,495
FNMA	ARM 4.25% 2/35 #255658	46,633	46,492
FNMA	6.50% 11/32 #671506	44,592	46,140
FNMA	6.50% 10/21 #254044	41,382	43,403
FNMA	6.50% 8/32 #545819	40,008	41,371
FNMA	ARM 4.319% 5/35 #735538	39,913	40,438
FNMA	ARM 3.750% 1/34 #761058	40,278	40,318
FNMA	ARM 4.293% 3/35 #815586	39,291	39,526
FNMA	ARM 3.752% 10/33 #755148	38,970	39,166
FNMA	5.500% 12/01/2036 DD 12/01/06	37,802	37,774
FNMA	ARM 4.292% 3/33 #701296	36,943	37,385
FNMA	ARM 4.57% 2/35 #811803	36,905	37,376
FNMA	ARM 3.753% 10/33 #746320	35,809	35,821
FNMA	ARM 5.106% 9/34 #790762	35,112	35,367
FNMA	6.50% 4/31 #535889	31,828	32,933
FNMA	ARM 4.845% 12/34 #800335	32,743	32,829
FNMA	8.000% 06/01/2027 DD 04/01/03	30,687	32,404
FNMA	ARM 4.832% 8/34 #725858	29,568	29,618
FNMA	ARM 4.055% 10/18 #749296	24,795	24,852
FNMA	ARM 5.280% 3/35 #843014	22,589	22,790
FNMA	ARM 4.372% 4/35 #820407	21,412	21,661
FNMA	ARM 5.344% 7/35 #834917	20,693	20,954
FNMA	6.50% 10/32 #662208	19,755	20,428
FNMA	ARM 4.318% 3/33 #694530	20,410	20,345
FNMA	ARM 5.05% 7/34 #801635	19,814	19,931
FNMA	ARM 4.115% 2/35 #735343	19,551	19,795
FNMA	ARM 4.639% 2/35 #816599	19,261	19,560
FNMA	ARM 4.351% 6/33 #720921	18,184	18,392
FNMA	ARM 4.358% 10/33 #754672	17,097	17,207
FNMA	20YR 6.50% 12/21 #545419	13,510	14,169
FNMA	ARM 4.653% 3/35 #816322	10,533	10,701
FNMA	6.50% 1/29 #323621	9,902	10,258
FNMA	6.50% 11/31 #607400	9,426	9,748
FNMA	6.00% 4/08 #251725	8,668	8,644
FNMA	ARM 3.984% 5/33 #703915	8,424	8,505
FNMA	6.50% 4/32 #642821	6,586	6,811
FNMA	ARM 4.079% 4/33 #708221	6,707	6,772
FNMA	6.50% 8/32 #645174	6,468	6,688
FNMA	6.50% 5/31 #580862	6,213	6,425
FNMA	6.50% 12/31 #610362	5,277	5,456
FNMA	6.00% 7/08 #426525	4,329	4,322
FNMA GTD REM P/T 06-115 OK PO	0.000% 12/25/2036 DD 11/25/06	955,397	700,201
FNMA GTD REMIC CTF 329 1 PO	0.000% 12/01/2032 DD 12/01/02	49,175	37,265
FNMA GTD REMIC CTF93-217H PO	0.000% 08/25/2023 DD 10/01/93	53,769	46,074
FNMA GTD REMIC P/T	4.000% 10/25/2019 DD 09/01/04	2,000,000	1,896,780
FNMA GTD REMIC P/T	7.000% 12/25/2023 DD 12/01/93	1,042,255	1,074,117
FNMA GTD REMIC P/T	6.000% 03/25/2017 DD 02/01/02	1,000,000	1,019,710
FNMA GTD REMIC P/T	6.000% 12/25/2016 DD 11/01/01	660,319	681,700
FNMA GTD REMIC P/T	VAR RT 07/25/2034 DD 06/25/04	287,735	284,101
FNMA GTD REMIC P/T	5.500% 06/25/2022 DD 12/01/02	17,720	2,479
FNMA GTD REMIC P/T 01-44 PD	7.000% 09/25/2031 DD 08/01/01	79,850	83,533
FNMA GTD REMIC P/T 01-7 PF	7.000% 03/25/2031 DD 02/01/01	37,255	38,766
FNMA GTD REMIC P/T 01-81 SL IO	VAR RT 01/18/2032 DD 12/18/01	499,053	49,641
FNMA GTD REMIC P/T 02-58 HC	5.500% 09/25/2017 DD 08/01/02	662,055	669,019
FNMA GTD REMIC P/T 02-63 KC	5.000% 10/25/2017 DD 09/01/02	987,671	985,350

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FNMA GTD REMIC P/T 02-80 A1	6.500% 11/25/2042 DD 10/01/02	3,096,325	3,242,286
FNMA GTD REMIC P/T 02-81 SJ IO	VAR RT 04/25/2032 DD 11/25/02	2,771,941	173,052
FNMA GTD REMIC P/T 02-94 BK	5.500% 01/25/2018 DD 12/01/02	1,611,454	1,624,265
FNMA GTD REMIC P/T 03-106 US	VAR RT 11/25/2023 DD 10/01/03	50,000	34,852
FNMA GTD REMIC P/T 03-113 PC	4.000% 03/25/2015 DD 10/01/03	500,000	496,945
FNMA GTD REMIC P/T 03-35 BC	5.000% 05/25/2018 DD 04/01/03	1,000,000	978,370
FNMA GTD REMIC P/T 03-35 UC	3.750% 05/25/2033 DD 04/01/03	178,337	167,726
FNMA GTD REMIC P/T 03-47 PE	5.750% 06/25/2033 DD 05/01/03	300,000	281,844
FNMA GTD REMIC P/T 03-52 SX	VAR RT 10/25/2031 DD 05/25/03	125,770	140,143
FNMA GTD REMIC P/T 03-55 CD	5.000% 06/25/2023 DD 05/01/03	1,124,343	1,103,149
FNMA GTD REMIC P/T 03-57 NK	5.000% 06/25/2018 DD 05/01/03	331,991	331,828
FNMA GTD REMIC P/T 03-68 QP	3.000% 07/25/2022 DD 06/01/03	221,418	210,276
FNMA GTD REMIC P/T 03-71 PS	VAR RT 08/25/2033 DD 07/01/03	55,127	38,765
FNMA GTD REMIC P/T 03-80 SV IO	VAR RT 06/25/2023 DD 07/25/03	504,420	50,038
FNMA GTD REMIC P/T 03-91 SD	VAR RT 09/25/2033 DD 08/25/03	56,309	53,479
FNMA GTD REMIC P/T 03-W4 2A	6.500% 10/25/2042 DD 03/01/03	45,572	47,639
FNMA GTD REMIC P/T 03-W6 1A41	5.398% 10/25/2032 DD 04/01/03	545,506	556,754
FNMA GTD REMIC P/T 04-14 SD	VAR RT 03/25/2034 DD 02/25/04	98,944	74,746
FNMA GTD REMIC P/T 04-27 HB	4.000% 05/25/2019 DD 04/01/04	500,000	463,055
FNMA GTD REMIC P/T 04-3 HA	4.000% 07/25/2017 DD 01/01/04	2,403,611	2,368,951
FNMA GTD REMIC P/T 04-36 PC	5.500% 02/25/2034 DD 04/01/04	600,000	601,098
FNMA GTD REMIC P/T 04-36 SA	VAR RT 05/25/2034 DD 04/25/04	241,960	253,419
FNMA GTD REMIC P/T 04-36 SN	VAR RT 07/25/2033 DD 04/25/04	294,726	279,877
FNMA GTD REMIC P/T 04-4 QM	VAR RT 06/25/2033 DD 01/25/04	190,381	188,256
FNMA GTD REMIC P/T 04-70 BA	4.500% 11/25/2017 DD 09/01/04	377,306	373,491
FNMA GTD REMIC P/T 04-70 JA	4.500% 10/25/2019 DD 09/01/04	356,058	339,530
FNMA GTD REMIC P/T 05-116 PB	6.000% 04/25/2034 DD 12/01/05	1,000,000	1,023,850
FNMA GTD REMIC P/T 05-56 S IO	VAR RT 07/25/2035 DD 06/25/05	542,327	32,442
FNMA GTD REMIC P/T 05-84 XM	5.750% 10/25/2035 DD 09/01/05	1,000,000	1,020,900
FNMA GTD REMIC P/T 06-110 PO	0.000% 11/25/2036 DD 10/01/06	901,028	681,466
FNMA GTD REMIC P/T 06-22 AO	0.000% 04/25/2036 DD 03/01/06	170,586	124,224
FNMA GTD REMIC P/T 06-43 CL G	6.500% 09/25/2033 DD 05/01/06	898,290	916,372
FNMA GTD REMIC P/T 06-44 P PO	0.000% 12/25/2033 DD 05/01/06	334,993	241,051
FNMA GTD REMIC P/T 06-56 PO	0.000% 07/25/2036 DD 06/01/06	200,000	156,024
FNMA GTD REMIC P/T 06-59 DA	6.500% 12/25/2033 DD 06/01/06	832,147	852,268
FNMA GTD REMIC P/T 06-59 QD PO	0.000% 01/25/2033 DD 06/01/06	417,657	343,431
FNMA GTD REMIC P/T 06-63 AE	6.500% 10/25/2033 DD 06/01/06	850,055	870,728
FNMA GTD REMIC P/T 06-63 CL AB	6.500% 10/25/2033 DD 06/01/06	839,975	860,403
FNMA GTD REMIC P/T 06-65 QO PO	0.000% 07/25/2036 DD 06/01/06	416,912	323,165
FNMA GTD REMIC P/T 06-78 BC	6.500% 01/25/2034 DD 07/01/06	808,118	828,855
FNMA GTD REMIC P/T 06-90 AO PO	0.000% 09/25/2036 DD 08/01/06	850,017	660,030
FNMA GTD REMIC P/T 07-106 A7	VAR RT 10/25/2037 DD 10/01/07	978,614	981,687
FNMA GTD REMIC P/T 07-14 OP PO	0.000% 03/25/2037 DD 02/01/07	385,633	288,939
FNMA GTD REMIC P/T 07-51 PA	5.500% 05/25/2037 DD 05/01/07	968,344	979,015
FNMA GTD REMIC P/T 07-79 PB	5.000% 04/25/2029 DD 07/01/07	500,000	498,285
FNMA GTD REMIC P/T 1994-34 DZ	6.000% 03/25/2009	108,051	108,526
FNMA GTD REMIC P/T 2003-74 KQ	4.000% 08/25/2018 DD 07/01/03	977,663	914,936
FNMA GTD REMIC P/T 2003-92 PC	4.500% 05/25/2015 DD 08/01/03	500,000	497,975
FNMA GTD REMIC P/T 2005-110 GJ	5.500% 11/25/2030 DD 11/01/05	1,000,000	1,013,430
FNMA GTD REMIC P/T 2005-68 PG	5.500% 08/25/2035 DD 07/01/05	1,000,000	1,016,560
FNMA GTD REMIC P/T 2006-72 GO	VAR RT 08/25/2036 DD 07/01/06	839,622	653,637
FNMA GTD REMIC P/T 2006-WI 1A1	6.500% 12/25/2045 DD 03/01/06	769,781	806,815
FNMA GTD REMIC P/T 2006-WI 1A2	7.000% 12/25/2045 DD 03/01/06	898,756	958,271
FNMA GTD REMIC P/T 2007-47 PC	5.000% 07/25/2033 DD 04/01/07	500,000	490,665
FNMA GTD REMIC P/T 99-15 S IO	VAR RT 02/25/2024 DD 02/25/94	499,664	40,043
FNMA GTD REMIC P/T CTF 92-205Z	7.00% 11/25/2022	564,050	597,910
FNMA GTD REMIC P/T CTF 94-40-Z	6.500% 03/25/2024	1,171,374	1,230,107
FNMA STRPD SMBA 000340 CL 1 PO	0.000% 08/01/2033 DD 08/01/03	88,392	64,490
FNR	06-26 QA 5.5 6/26	1,090,688	1,100,358
FNR	05-29 WB 4.75% 4/35	833,218	824,798
FNR	05-109 PV 6% 10/32	788,765	806,889
FNR	05-67 HD 5.5% 12/30	770,000	782,712
FNR	2006-4 PB 6% 9/35	743,519	761,477
FNR	04-95 AN 5.5% 1/25	647,502	655,267
FNR	05-57 PA 5.5% 5/27	642,137	646,058
FNR	05-41 LA 5.5% 5/35	608,379	616,618
FNR	05-29 AT 4.5% 4/35	539,623	534,456
FNR	03-84 GC 4.5 5/15	425,000	424,042
FNR	04-91 AH 4.5% 5/29	320,928	318,279
FNR	04-45 AV 4.5 10/22	244,260	243,044
FNR	2002-56 MC 5.5% 9/17	209,752	212,391
FNR	02-73 QC 5.5 1/26	129,513	129,174
FNR	03-131 FM 1ML+40 12/29	111,990	112,318

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
FNR	2004-3 BA 4% 7/17	25,709	25,329
FNS	378 19 IO 5% 6/1/35	2,015,639	484,689
FONTAINEBLEAU LAS VEGAS 144A	10.250% 06/15/2015 DD 06/06/07	625,000	542,188
FORD CR AUTO 06-B A-4	5.250% 09/15/2011 DD 08/29/06	700,000	708,169
FORD MOTOR COMPANY TERM LOAN	VAR RT 12/15/2013 DD 12/12/06	348,250	320,609
FORD MOTOR CR CO NT	9.875% 08/10/2011 DD 08/10/06	285,000	269,547
FORD MTR CO DEL GBL LANDMARK	7.450% 07/16/2031 DD 07/16/99	225,000	167,063
FORD MTR CR CO GLOBAL LAND SEC	7.375% 10/28/2009 DD 10/28/99	325,000	305,906
FORD MTR CR CO NT	VAR RT 01/13/2012 DD 12/18/06	150,000	126,000
FORDO	2006-B A2A 5.42% 7/09	561,431	562,122
FORDO	06-A A3 5.05% 03/10	265,929	266,363
FORTUNE BRANDS	5.125% 1/15/11	1,655,000	1,651,642
FOSSE	06-1 M2 3ML+25 10/54 144	400,000	364,240
FOSSE	06-1 C2 3ML+47 10/54 144	255,000	228,506
FOSTER WHEELER LTD	COMM STOCK	502	77,789
FREDDIE MAC	FXD PFD SHS	5,950	155,593
FREEPORT MCMORAN COPPER & GOLD	8.250% 04/01/2015 DD 03/19/07	350,000	371,000
FREESCALE SEMICONDUCTOR INC SR	10.125% 12/15/2016 DD 06/15/07	1,050,000	866,250
FTI CONSULTING INC SR NT	7.625% 06/15/2013 DD 12/15/05	500,000	512,500
FUBOA	2001-C1 D 6.484 3/33	485,000	510,143
FUBOA	01-C1 G 6.936 3/33	155,000	162,015
FUJI JGB INVT LLC PFD SEC 144A	VAR RT 112/31/2049 DD 03/16/98	3,700,000	3,733,522
FUJI JGB INVT LLC PFD SEC 144A	VAR RT 112/31/2049 DD 03/16/98	700,000	706,342
FUNBC	2001-C3 A3 6.423 8/33	1,515,847	1,585,723
FUNBC	2001-C4 A2 6.223 12/33	775,000	811,708
G E EQUIP SMALL 05-1 CL A-3	4.380% 07/22/2009 DD 09/01/05	131,204	131,039
GALAXY ENTMT FIN CO LTD 144A	9.875% 12/15/2012 DD 12/14/05	550,000	580,250
GAYLORD ENTMT CO NEW SR NT	8.000% 11/15/2013 DD 05/15/04	325,000	323,375
GAZPROM INTL SA	7.201% 01-FEB-2020	385,222	393,042
GAZSTREAM (DB)	5.625 7/13 144A	951,482	937,210
GCCFC	04-GG1 A4 4.755 6/36	665,000	666,701
GCCFC	04-GG1 A4 4.755 6/36	580,000	581,484
GCCFC	05-GG3 XP CSTR 8/42	16,562,044	344,684
GCCFC	07-GG9 A1 5.233% 03/39	265,614	266,649
GCCFC	03-C1 XP CSTR 7/35	3,721,392	155,458
GCCFC	03-C2 XP CSTR 1/36	6,499,011	152,933
GCOSL 06-1A NOTE	06-1A NOTE 5.72 3/22	380,500	386,341
GE CAP COML MTG CORP 02-1A A3	6.269% 12/10/2035 DD 04/01/02	715,000	752,859
GE CAP SER A MTN	5% 12/1/10	5,725,000	5,825,628
GE-CAP CORP GLBL	6% 6/15/12 DT	3,500,000	3,669,183
GE-CAP CORP GLBL	6% 6/15/12 EC	650,000	681,420
GECAP MTN	4.875% 10/21/10	765,000	776,372
GECAP MTN GLOBAL	5% 11/15/11	110,000	111,333
GECMC	2002-2A A3 5.349 8/36	925,000	943,367
GECMC	4.97% 8/36	788,111	794,454
GECMC	04-C3 A2 4.433 7/39	600,000	597,687
GECMC	04-C2 A2 4.119% 3/40	375,000	371,503
GE-CORP	5.25% 12/6/17	1,500,000	1,496,799
GENERAL DYNAMICS CORP NT	4.250% 05/15/2013 DD 05/15/03	190,000	186,348
GENERAL ELEC CAP CORP #TR00747	5.650% 06/09/2014 DD 06/09/06	650,000	675,896
GENERAL ELEC CAP CORP MEDIUM	5.250% 10/19/2012 DD 10/19/07	2,515,000	2,572,367
GENERAL ELEC CAP MTN #TR 00443	7.375% 01/19/2010 DD 01/19/00	560,000	593,600
GENERAL ELEC CAP MTN #TR 00551	6.000% 06/15/2012 DD 06/07/02	510,000	534,623
GENERAL ELEC CAP MTN #TR 00775	5.400% 02/15/2017 DD 02/13/07	1,000,000	1,011,090
GENERAL ELEC CAP MTN #TR00482	6.125% 02/22/2011 DD 02/21/01	585,000	611,506
GENERAL ELEC CAP MTN #TR00635	3.125% 04/01/2009 DD 03/29/04	400,000	394,688
GENERAL ELEC CAP MTN TR 00521	5.875% 02/15/2012 DD 02/15/02	1,340,000	1,396,119
GENERAL ELEC CO NT	5.250% 12/06/2017 DD 12/06/07	6,600,000	6,585,546
GENERAL ELEC CO NT	5.250% 12/06/2017 DD 12/06/07	520,000	518,861
GENERAL ELEC CORP MTN #TR00590	3.500% 05/01/2008 DD 05/02/03	200,000	199,408
GENERAL MILLS INC NT	5.650% 09/10/2012 DD 08/29/07	75,000	76,219
GENERAL MTRS ACCEP CORP GLOBAL	5.125% 05/09/2008 DD 05/09/03	175,000	173,058
GENERAL MTRS ACCEP CORP NT	8.000% 11/01/2031 DD 11/02/01	450,000	377,505
GENERAL MTRS CORP SR DEB	8.375% 07/15/2033 DD 07/03/03	650,000	523,250
GENERAL MTRS CORP SR DEB	8.250% 07/15/2023 DD 07/03/03	170,000	135,150
GENWORTH FINL INC SR NT	5.231% 05/16/2009 DD 05/16/07	1,940,000	1,954,240
GENWORTH GLOBAL FDG TRS SECD	5.200% 10/08/2010 DD 10/11/07	650,000	659,341
GEORGIA PAC CORP DEB	9.500% 12/01/2011 DD 12/01/91	350,000	367,500
GEORGIA PAC CORP NT	8.875% 05/15/2031 DD 05/08/01	200,000	193,000
GERMANY BUNDES	4.25% 7/4/39 07	300,000	412,610
GLITNIR BANKI HF MTN 144A	VAR RT 01/21/2011 DD 11/21/06	960,000	932,246
GMACC	2004-C3 A3 CSTR 12/41	805,000	799,272
GMACC	04-C2 A2 CSTR 8/38	285,000	285,670

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
GMACC	03-C3 X2 CSTR 12/38	6,342,486	99,863
GMACC	4-C3 X2 CSTR 12/41	3,212,206	58,272
GMACM MTG LN TR	VAR RT 06/25/2034 DD 04/01/04	416,956	413,457
GMACM MTG LN TR	VAR RT 06/19/2035 DD 05/01/05	300,000	296,754
GMFM	06-1 D2 3ML+47 11/20/2056	630,000	509,922
GNII	ARM 4.50% 10/34 #081113	1,375,093	1,383,350
GNII	ARM 4.50% 2/37 #081844	1,131,708	1,127,887
GNII	ARM 3.750% 1/34 #080817	263,509	264,724
GNMA	7.00% 7/28 #462643	333,441	350,571
GNMA	7.00% 10/28 #481353	148,680	156,318
GNMA	7.00% 5/32 #552576	79,131	82,899
GNMA	7.00% 8/28 #416611	75,143	79,003
GNMA	15YR 6.50% 7/09 #780470	49,317	50,968
GNMA	7.00% 2/28 #468709	22,860	24,034
GNMA	8.00% 11/29 #186997	17,384	19,076
GNMA	7.00% 8/28 #458917	12,504	13,147
GNMA	7.00% 2/28 #462548	6,220	6,540
GNMA	8.00% 8/30 #536951	5,687	5,965
GNMA POOL #0466542	6.500% 02/15/2029 DD 02/01/99	7,646	7,927
GNMA POOL #0479334	8.500% 05/15/2030 DD 05/01/00	2,275	2,436
GNMA POOL #0486123	8.500% 08/15/2030 DD 08/01/00	9,408	10,072
GNMA POOL #0489890	8.500% 06/15/2030 DD 06/01/00	6,727	7,203
GNMA POOL #0490157	6.500% 03/15/2029 DD 03/01/99	1,668	1,729
GNMA POOL #0491155	6.500% 01/15/2029 DD 01/01/99	53,155	55,110
GNMA POOL #0491603	8.500% 11/15/2029 DD 11/01/99	27,366	29,284
GNMA POOL #0497229	6.500% 05/15/2029 DD 05/01/99	1,598	1,657
GNMA POOL #0502020	8.500% 10/15/2029 DD 10/01/99	19,679	21,067
GNMA POOL #0506244	8.500% 06/15/2030 DD 06/01/00	3,400	3,637
GNMA POOL #0507880	6.500% 05/15/2029 DD 05/01/99	10,548	10,935
GNMA POOL #0508360	8.500% 07/15/2030 DD 07/01/00	7,106	7,600
GNMA POOL #0515099	7.000% 02/15/2015 DD 02/01/00	85,576	89,209
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	14,667	15,694
GNMA POOL #0522578	8.500% 01/15/2030 DD 01/01/00	1,941	2,070
GNMA POOL #0522679	8.500% 03/15/2030 DD 03/01/00	2,551	2,732
GNMA POOL #0522730	8.500% 04/15/2030 DD 04/01/00	396	424
GNMA POOL #0529295	8.500% 03/15/2030 DD 03/01/00	21,764	23,303
GNMA POOL #0529481	8.500% 07/15/2030 DD 07/01/00	1,810	1,937
GNMA POOL #0530795	6.500% 01/15/2023 DD 01/01/03	505,976	518,028
GNMA POOL #0531251	8.500% 07/15/2030 DD 07/01/00	15,119	16,189
GNMA POOL #0531778	8.500% 07/15/2030 DD 07/01/00	7,726	8,268
GNMA POOL #0532248	8.500% 05/15/2030 DD 07/01/00	388	415
GNMA POOL #0532746	8.500% 07/15/2030 DD 07/01/00	4,130	4,421
GNMA POOL #0532769	8.500% 08/15/2030 DD 08/01/00	24,656	26,392
GNMA POOL #0537549	8.500% 07/15/2030 DD 07/01/00	3,277	3,508
GNMA POOL #0540101	8.500% 12/15/2030 DD 12/01/00	3,829	4,100
GNMA POOL #0540964	8.500% 10/15/2030 DD 10/01/00	1,236	1,324
GNMA POOL #0541025	8.500% 02/15/2031 DD 02/01/01	32,785	35,015
GNMA POOL #0593677	6.500% 04/15/2023 DD 04/01/03	282,300	289,039
GNMA POOL #0641437	6.500% 06/15/2020 DD 06/01/05	291,261	301,237
GNMA POOL #0780462	7.500% 06/15/2009 DD 11/01/96	4,698	4,698
GNMA POOL #0780470	6.500% 07/15/2009 DD 11/01/96	42,884	43,645
GNMA POOL #0781163	8.500% 04/15/2030 DD 04/01/00	867	928
GNMA POOL #0781570	8.000% 01/15/2016 DD 03/01/03	61,475	64,067
GNMA GTD P/T 06-028 GO PO	0.000% 03/20/2035 DD 06/01/06	182,988	144,120
GNMA GTD REMIC 00-9 CL ZJ	8.500% 02/16/2030 DD 02/01/00	321,729	348,101
GNMA GTD REMIC 02-47 PG	6.500% 07/16/2032 DD 07/01/02	500,000	510,390
GNMA GTD REMIC 02-51 SG	VAR RT 04/20/2031 DD 07/20/02	14,383	16,332
GNMA GTD REMIC 03-18 OV	7.000% 10/20/2031 DD 03/01/03	401,724	417,018
GNMA GTD REMIC 2000-27 CL Z	7.500% 09/20/2030	72,376	73,385
GNMA GTD REMIC 2002-54 GB	6.500% 08/20/2032 DD 08/01/02	243,612	248,459
GNMA GTD REMIC P/T 02-24 AG IO	VAR RT 04/16/2032 DD 04/16/02	170,020	16,721
GNMA GTD REMIC P/T 02-31 S IO	VAR RT 01/16/2031 DD 05/16/02	104,247	14,120
GNMA GTD REMIC P/T 02-60 KZ	6.000% 08/20/2032 DD 08/01/02	1,409,055	1,434,347
GNMA GTD REMIC P/T 02-79 KV	6.000% 11/20/2013 DD 11/01/02	307,386	312,529
GNMA GTD REMIC P/T 03-24 PO	0.000% 03/16/2033 DD 03/01/03	17,025	13,853
GNMA GTD REMIC P/T 03-4 NI	5.500% 01/20/2032 DD 01/01/03	148,903	20,339
GNMA GTD REMIC P/T 03-52 PA PO	ZEROCPN 06/16/2033 DD 06/01/03	67,468	51,795
GNMA GTD REMIC P/T 04-73 AE	VAR RT 08/17/2034 DD 09/17/04	174,444	173,875
GNMA GTD REMIC P/T 07-49 NO	0.000% 12/20/2035 DD 08/01/07	986,772	794,105
GNMA GTD REMIC P/T 2002-40 UK	6.500% 06/20/2032 DD 06/01/02	482,955	505,668
GNMA GTD REMIC P/T 94-7 PQ	6.500% 10/16/2024 DD 10/01/94	1,000,000	1,037,830
GNMA GTD REMIC TR 2000-14 PD	7.000% 02/16/2030	212,632	222,581
GNMA GTD REMIC TR 2000-6 Z	7.500% 02/20/2030	75,091	78,150

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
GNMA II POOL #0080395	VAR RT 04/20/2030 DD 04/01/00	312,911	318,969
GNR	05-58 NJ 4.5 8/35	1,470,000	1,463,739
GNR	03-47 C 4.227 10/27	821,174	814,200
GNR	02-35 C CSTR 10/23	30,832	31,169
GOLDEN WEST FINL CORP DEL SR	4.750% 10/01/2012 DD 09/26/02	200,000	197,468
GOLDMAN SACH GLB	5.25 10/15/13	1,980,000	1,980,679
GOLDMAN SACHS	6.6% 1/15/12	750,000	793,499
GOLDMAN SACHS	4.5% 6/15/10	405,000	403,668
GOLDMAN SACHS CAPITAL II	VAR RT 12/29/2049 DD 05/15/07	545,000	485,219
GOLDMAN SACHS GLB	5.7% 9/01/12	600,000	617,293
GOLDMAN SACHS GROUP INC	5.750% 10/01/2016 DD 09/19/06	1,625,000	1,649,375
GOLDMAN SACHS GROUP INC	5.350% 01/15/2016 DD 01/17/06	220,000	218,007
GOLDMAN SACHS GROUP INC NT	6.875% 01/15/2011 DD 01/16/01	275,000	291,673
GOLDMAN SACHS GROUP INC NT	7.350% 10/01/2009 DD 09/29/99	150,000	156,704
GOLDMAN SACHS GROUP INC SR NT	6.250% 09/01/2017 DD 08/30/07	5,400,000	5,617,674
GOLDMAN SACHS GROUP INC SR NT	4.500% 06/15/2010 DD 06/28/05	1,755,000	1,759,969
GOLDMAN SACHS GROUP INC SR NT	6.600% 01/15/2012 DD 01/10/02	1,110,000	1,174,347
GOLDMAN SACHS GROUP INC SR NT	5.500% 11/15/2014 DD 11/15/02	700,000	706,125
GOLDMAN SACHS GROUP INC SR NT	6.250% 09/01/2017 DD 08/30/07	400,000	416,124
GOLDMAN SACHS GROUP INC SR NT	5.150% 01/15/2014 DD 01/13/04	400,000	395,936
GOLDMAN SACHS GROUP INC SR NT	3.875% 01/15/2009 DD 01/13/04	135,000	133,608
GOLDMAN SACHS GROUP INC SR NT	4.750% 07/15/2013 DD 07/15/03	100,000	97,953
GOLDMAN SACHS GROUP MTN 00226	VAR RT 12/22/2008 DD 12/22/05	1,900,000	1,894,642
GOLDMAN SACHS GRP MTN #TR00207	VAR RT 07/23/2009 DD 07/23/04	1,800,000	1,798,308
GOODYEAR 2ND LIEN TERM LOAN	VAR RT 04/30/2010 DD 04/15/05	150,000	150,813
GOODYEAR TIRE & RUBR CO SR	8.625% 12/01/2011 DD 06/01/07	146,000	152,205
GRANM	07-1 1C1 3ML+30 12/20/54	320,000	241,344
GRANM	06-1A C2 1ML+60 12/54	300,000	178,740
GRANM	07-1 2C1 3ML+43 12/54	170,000	97,580
GREEN TREE FINL 98-3 CTF A5	6.220% 03/01/2030 DD 04/28/98	792,410	827,617
GS MTG SECS CORP 04-10F 1A-1	4.500% 08/25/2019 DD 08/01/04	403,322	400,858
GS MTG SECS CORP 04-10F CL 2A1	5.000% 08/25/2019 DD 08/01/04	572,188	571,833
GS MTG SECS CORP 04-6F IIIA-4	6.500% 05/25/2034 DD 05/01/04	717,000	732,215
GS MTG SECS TR 06-GG8 P/T A-AB	5.572% 10/15/2048 DD 10/01/06	3,600,000	3,654,413
GSAMP	06-HE4 A2A 1ML+7 6/36	457,005	452,939
GSAMP	02-HE M1 1ML+125 11/32	212,317	196,725
GSBA	6.344% 8/01/11	590,756	605,972
GSMS	04-C1 A1 3.659% 10/28	1,140,551	1,129,113
GSMS	07-GG10 A4 CSTR 8/45	1,030,000	1,060,776
GSMS	98-C1 A3 6.135% 10/30	760,470	761,195
GSMS	06-GG6 A2 CSTR 4/38	745,000	753,332
GSMS	07-GG10 B CSTR 8/45	765,000	709,153
GSMS	2007-GG10 A1 5.69% 8/45	326,417	331,003
GSMS	05-GG4 XP CSTR 7/39	12,123,058	295,198
GSMS	01-LIBA C 6.733% 2/16	275,000	293,877
GSMS	03-C1 A2A 3.59% 1/40	276,060	275,506
GSMS	07-EOP C 1ML+32 3/20	285,000	275,025
GSMS	2007-EOP E 1ML+44 3/20	140,000	134,400
GSMS	2007-EOP D 1ML+37 3/20	85,000	81,508
GSMS	2007-EOP J 1ML+85 3/20	85,000	80,750
GSMS	2007-EOP F 1ML+48 3/20	70,000	67,025
GSMS	2007-EOP H 1ML+65 3/20	60,000	57,150
GSMS	2007-EOP G 1ML+52 3/20	35,000	32,988
GSR	05-AR2 2A1 CSTR 4/35	261,954	257,879
GTE CORP	8.750% 11/01/2021 DD 11/01/91	150,000	183,386
HALLIBURTON GLBL	5.5 10/15/10	250,000	256,988
HANCOCK JOHN GBL MTN #TR00046	3.500% 01/30/2009 DD 01/27/04	200,000	197,218
HANCOCK JOHN II MTN 00001 144A	7.900% 07/02/2010 DD 06/30/00	815,000	888,725
HANCOCK JOHN MTN TR 00008 144A	6.500% 03/01/2011 DD 02/28/01	170,000	178,340
HARBORVIEW MTG 05-4 CL 3-A1	VAR RT 07/19/2035 DD 05/01/05	568,314	567,462
HARRAHS OPER INC GTD SR NT	6.500% 06/01/2016 DD 06/09/06	475,000	353,875
HART	06-1 A-3 5.13 6/10	80,765	80,939
HART	06-1 A-3 5.13 6/10	63,649	63,204
HART	06-1 A-3 5.13 6/10	48,961	49,187
HARTFORD CAP APP IA	HARTFORD CAP APP IA	5,174,779	271,468,900
HASC	06-OPT4 2A1 1ML+6 3/36	137,531	136,632
HAWKER BEECHCRAFT ACQUISITION	9.750% 04/01/2017 DD 03/26/07	395,000	393,025
HBOS PLC ADR PREF SER B 144A	VAR RT 12/31/2049 DD 09/29/05	600,000	523,308
HBOS PLC ADR REPSTG PREF 144A	VAR RT 05/29/2049 DD 05/21/07	1,300,000	1,076,959
HBOS PLC MTN	3.75 9/30/08 144A	330,000	327,575
HCA INC SR SECD TOGGLE NT	9.625% 11/15/2016 DD 05/15/07	250,000	264,375
HDMOT	07-2 A3 5.09% 5/12	2,350,000	2,362,445
HDMOT	2007-1 A3 0 3/12	1,325,000	1,336,147

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
HEALTHSOUTH CORP SR NT	10.750% 06/15/2016 DD 12/15/06	600,000	627,000
HEAT	03-2 M1 1ML+88 8/33	194,823	179,565
HEINZ CO	6.428 12/01/08 144A	460,000	468,303
HELIX ENERGY SOLUTIONS 144A	9.500% 01/15/2016 DD 12/21/07	360,000	366,300
HEWLETT PACKARD CO GLOBAL NT	5.400% 03/01/2017 DD 02/27/07	300,000	299,343
HFCHC	05-2 M1 1ML+46 1/35	72,703	67,483
HFCHC	04-1 M 1ML+52 9/33	66,683	64,814
HFCHC	05-2 M2 1ML+49 1/35	54,527	51,564
HHPT	00-HLTA A1 7.055 10/15	520,204	541,662
HILCORP ENERGY I LP 144A	9.000% 06/01/2016 DD 06/27/06	325,000	336,375
HMI	07-2 2C1 3ML+41 7/21	325,000	300,008
HMPT	99-HMTA B 7.3% 8/15	155,000	161,798
HMPT	99-HMTA D 7.97 8/15	140,000	147,356
HOME DEPOT INC SR NT	5.250% 12/16/2013 DD 12/19/06	715,000	695,559
HOME EQ MTG LN INABS 06 C 3A1	VAR RT 08/25/2036 DD 06/15/06	104,325	103,872
HOSPITAL PROP	5.625% 3/15/17	715,000	661,651
HOUSEHOLD FIN CORP	4.750% 05/15/2009 DD 05/26/04	300,000	299,016
HOUSEHOLD FIN CORP #TR 00107	7.100% 12/15/2011 DD 12/27/01	250,000	261,953
HOUSEHOLD FIN CORP GLOBAL NT	4.625% 01/15/2008 DD 01/14/03	660,000	659,894
HOUSEHOLD FIN CORP GLOBAL NT	4.750% 07/15/2013 DD 07/21/03	400,000	385,564
HOUSEHOLD FIN CORP NT	6.375% 11/27/2012 DD 11/27/02	600,000	631,602
HOUSEHOLD FIN CORP NT	6.375% 10/15/2011 DD 10/23/01	250,000	257,578
HOUSTON TEX INDPT SCH SER 494	VAR RT 02/15/2022 DD 05/10/01	750,000	778,380
HRPT PPTYS TR SR NT	6.650% 01/15/2018 DD 09/18/07	225,000	227,742
HRPT PROPERTIES	6.25% 6/15/17	730,000	685,340
HRPT PROPERTIES	5.75 11/1/15	105,000	98,298
HRTFRD MIDCAP HLS IA	HRTFRD MIDCAP HLS IA	7,362,602	193,930,947
HSBC AUTO TR SER 2005-1 CL A-4	4.350% 06/18/2012 DD 06/22/05	220,000	219,032
HSBC AUTO USA 2006 1 A-3	5.430% 06/17/2011 DD 06/08/06	382,991	387,005
HSBC AUTOMOTIVE 07-1 CL A3	5.300% 11/17/2011 DD 01/31/07	4,300,000	4,360,028
HSBC AUTOMOTIVE TR 05-3 CL A4	4.940% 11/19/2012 DD 11/03/05	500,000	502,800
HSBC FIN CORP NT	5.000% 06/30/2015 DD 06/27/05	400,000	381,500
HSBC FIN CORP NT	5.250% 01/15/2014 DD 11/21/06	350,000	345,408
HSBC FIN CORP NT	6.750% 05/15/2011 DD 05/09/01	250,000	259,335
HSBC FINANCE CO	5% 6/30/15	500,000	476,860
HSBC USA ASSET BKD A	5.100% 06/15/2012 DD 09/15/06	600,000	605,622
HTFD INT; CAPAPPR IA	HTFD INT; CAPAPPR IA	3,380,773	48,919,780
HUB INTL HLDGS INC SR SUB 144A	10.250% 06/15/2015 DD 06/13/07	550,000	467,500
HUGHES NETWORK SYS LLC	9.500% 04/15/2014 DD 10/15/06	565,000	572,063
HUTCH WHAMPOA 3/33 GTD NT	5.450% 24-NOV-2010	1,000,000	1,018,650
HUTCHISON WH	6.5 2/13/13 144DT	2,105,000	2,212,864
HUTCHISON WH	5.45 11/24/10 144	500,000	504,951
IBJ PFD CAP UC PFD SECS A 144A	VAR RT 12/29/2049 DD 02/23/98	600,000	605,250
IBJ PFD CAP UC PFD SECS SER A	VAR RT 12/29/2049 DD 02/23/98	110,000	110,963
IBM	5.7% 9/14/17	600,000	620,257
IDEARC INC SR NT	8.000% 11/15/2016 DD 05/15/07	255,000	233,963
IMMARSAT FIN II PLC SR DISC NT	VAR RT 11/15/2012 DD 11/24/04	610,000	592,463
INABS	2007-B 2A1 1ML+8 7/37	2,084,259	2,041,821
INDEPENDENCE	3.75%VAR 4/1/14	755,000	745,646
INDEPENDENCE COM	3.5/VR 6/20/13	140,000	138,992
INDUSTRIAL BK KOREA 144A	VAR RT 05/19/2014 DD 03/16/04	315,000	311,850
INDX	06-AR41 A3 1ML+18 1/37	1,012,267	876,181
INDX	06-AR27 1A1 1ML+7 10/36	671,673	668,093
INDYMAC	06-D 2A1 1ML+5 11/36	420,596	415,263
INDYMAC MBS INC	VAR RT 07/25/2035 DD 06/29/05	544,211	515,613
INDYMAC MBS INC	6.000% 05/25/2036 DD 03/01/06	373,549	379,997
INERGY L P & INERGY FIN CORP	6.875% 12/15/2014 DD 06/15/05	250,000	243,453
INERGY LP & INERGY FIN CORP SR	8.250% 03/01/2016 DD 03/01/06	75,000	77,625
ING CAP FDG TR III GTD TR	VAR RT 12/29/2049 DD 12/15/00	860,000	911,058
INGLES MKTS INC SR SUB NT	8.875% 12/01/2011 DD 12/11/01	350,000	355,250
INTELSAT/ZEUS LTD SR NTS	VAR RT 02/01/2015 DD 02/11/05	790,000	645,825
INTERATIONAL LEASE #TR 00583	5.625% 09/20/2013 DD 09/19/06	330,000	330,772
INTERFACE INC SR NT	10.375% 02/01/2010 DD 01/17/02	510,000	534,225
INTERNATIONAL BUSINESS MACHS	5.700% 09/14/2017 DD 09/14/07	1,200,000	1,240,500
INTERNATIONAL LEASE CORP	4.875% 09/01/2010 DD 08/23/05	1,365,000	1,360,086
INTERNATIONAL LEASE FIN CORP	5.875% 05/01/2013 DD 04/29/03	575,000	584,522
INTERNATIONAL LEASE FIN CORP	6.375% 03/15/2009 DD 03/08/02	450,000	455,063
INTERNATIONAL LEASE FIN CORP	5.300% 05/01/2012 DD 04/24/07	250,000	249,490
INTERNATIONAL LEASE FIN CORP	3.500% 04/01/2009 DD 03/24/04	200,000	196,592
INTERNATIONAL PAPER CO NT	4.000% 04/01/2010 DD 03/18/04	125,000	123,770
INTERNATIONAL PAPER CO SR NT	4.250% 01/15/2009 DD 12/15/03	80,000	79,254
INTERTAPE POLYMER	8.500% 08/01/2014 DD 07/28/04	210,000	191,888
INTL LEASE FIN	4.375% 11/01/09	750,000	743,905

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
INTL LEASE FIN CORP NT	4.500% 05/01/2008 DD 04/29/03	75,000	74,867
INTL PAPER CO	4.25% 1/15/09	320,000	316,760
IRS NZD	6.65% 12/23/15	1,450,000	(81,290)
IRS USD	4.948% 12/12/11	7,600,000	240,236
IRS USD	3ML BBA 11/07/10 DB	1,800,000	53,046
IRS USD	3ML BBA 10/03/2007	1,600,000	25,136
ISRAEL GLBL	4.625% 6/15/13 DT	90,000	91,368
ISTAR FINANCIAL	5.375 4/15/10	190,000	175,896
ISTAR FINL INC	5.8% 3/15/11	765,000	685,319
ISTAR FINL INC	5.65% 9/15/11	100,000	89,362
JANUS CAPITAL	6.25% 6/15/12	1,005,000	1,028,993
JANUS CAPITAL	5.875% 9/15/11	325,000	328,455
JP MORGAN CHASE	6.625% 3/15/12	975,000	1,028,116
JP MORGAN CHASE	5.75% 1/02/13	500,000	509,528
JP MORGAN CHASE	5.6% 6/01/11	1,780,000	1,836,798
JP MORGAN CHASE NK NA NEW YORK	6.000% 10/01/2017 DD 09/24/07	3,500,000	3,559,605
JP MORGAN CHSE	5.375% 10/01/12	1,350,000	1,374,017
JPMCC	04-CB9 A2 CSTR 6/41	1,950,000	1,971,536
JPMCC	2001-CIB3 A3 6.465 11/35	1,010,000	1,066,502
JPMCC	04-CB8 A2 3.837 1/39	1,030,000	1,006,526
JPMCC	07-CB18 A3 CSTR 6/47	935,000	931,328
JPMCC	06-LDP9 A2 CSTR 05/47	800,000	783,600
JPMCC	06-LDP9 A3 CSTR 5/47	640,000	637,614
JPMCC	2001-CIB2 A2 6.244 4/35	553,132	558,973
JPMCC	07-CB19 D 5.7462% 2/49	345,000	311,256
JPMCC	07-CB19 C 5.746% 2/49	330,000	301,848
JPMCC	07-CB19 B 5.744% 2/49	125,000	115,605
JPMCC	04-CB8 X2 CSTR 1/39	1,741,241	45,853
JPMCC	04-C1 X2 CSTR 1/38	1,440,610	32,790
JPMMT	2007-A1 3A2 CSTR 7/35	1,367,011	1,349,069
JPMMT	06-A3 3A3 CSTR 5/36	1,285,000	1,244,523
JPMMT	06-A2 5A3 CSTR 11/33	996,070	988,396
JPMMT	06-A3 6A1 CSTR 8/34	427,834	417,266
JPMMT	05-A8 2A3 CSTR 11/35	120,000	117,555
JPMMT	06-A4 1A1 CSTR 6/36	85,408	85,245
JPMORGAN CHAS	6% 10/1/17	800,000	813,617
JPMORGAN CHAS	4.891/VAR 9/15	355,000	341,863
JPMORGAN CHASE & CO SR NT	01/15/2018 DD 12/20/07	2,900,000	2,950,286
JPMRGN-CHS BANK	6% 7/05/17	1,025,000	1,037,939
JPY/USD SPOT OPTION	CALL MAR 07 104.000 ED 3/17/10	14	74,075
JPY/USD SPOT OPTION	PUT MAR 10 104.000 ED 03/17/10	14	63,305
JPY/USD SPOT OPTION	PUT MAR 10 104.000 ED 03/17/10	5,000	(22,609)
JPY/USD SPOT OPTION	CALL MAR 10 104.000 ED 3/17/10	5,000	(26,455)
KANSAS CITY SOUTHN RY CO SR NT	7.500% 06/15/2009 DD 06/12/02	125,000	125,156
KAR HLDGS INC SR SUB NT	10.000% 05/01/2015 DD 04/20/07	525,000	468,563
KAUPTHING BK HF MTN	5.750% 10/04/2011 DD 10/04/06	500,000	470,230
KELLOGG CO SR NT	5.125% 12/03/2012 DD 12/03/07	60,000	60,506
KEY BK NA	7% 2/01/11	845,000	901,275
KEYBANK NATL ASSN CLEVELAND	5.500% 09/17/2012 DD 09/10/07	250,000	254,140
KEYCORP MEDIUM TRM SR	4.700% 05/21/2009 DD 05/21/04	300,000	299,295
KEYSPAN GAS EAST MTN	7.875% 02/01/2010 DD 02/01/00	125,000	132,675
KINDER MORGAN	6.5% 9/01/12	1,365,000	1,356,809
KINDER MORGAN	5.125% 11/15/14	440,000	428,714
KINDER MORGAN ENERGY PARTNERS	7.125% 03/15/2012 DD 03/14/02	3,000,000	3,206,730
KINDER MORGAN ENERGY PARTNERS	5.850% 09/15/2012 DD 08/28/07	1,280,000	1,317,798
KINDER MORGAN ENERGY PARTNERS	6.950% 01/15/2038 DD 06/21/07	1,000,000	1,049,530
KOHLS CORP NT	6.250% 12/15/2017 DD 09/28/07	565,000	567,650
KOREA DEV BANK	3.875% 3/02/09	1,420,000	1,406,230
KOREA DEV BK USD NT	VAR RT 04/03/2010 DD 04/03/07	1,800,000	1,794,366
KRAFT FOOD INC BD	6.000% 02/11/2013 DD 08/13/07	780,000	801,941
KRAFT FOODS INC	6.5% 8/11/17	1,400,000	1,448,364
KRAFT FOODS INC	6.125% 2/1/18	895,000	901,842
KRAFT FOODS INC	6% 2/11/13	315,000	323,853
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	1,900,000	1,914,535
KRAFT FOODS INC NT	6.125% 02/01/2018 DD 12/12/07	500,000	503,825
KROGER CO SR NT	6.400% 08/15/2017 DD 08/15/07	320,000	334,701
LABRANCHE & CO INC SR NT	9.500% 05/15/2009 DD 05/18/04	450,000	448,313
LABRANCHE & CO INC SR NT	11.000% 05/15/2012 DD 05/18/04	325,000	318,094
LANDESBANKI IS HF	6.100% 08/25/2011 DD 08/25/06	385,000	379,464
LB UBS COML MTG TR	5.430% 02/15/2040 DD 04/11/07	3,600,000	3,441,456
LB UBS COML MTG TR	3.973% 03/15/2029 DD 03/11/04	2,865,000	2,794,922
LB UBS COML MTG TR	5.156% 02/15/2031 DD 01/11/06	775,000	766,274
LB UBS COML MTG TR	VAR RT 06/15/2038 DD 06/11/06	595,000	594,703

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
LBCMT	07-C3 G CSTR 7/44	515,000	414,824
LBCMT	07-C3 F CSTR 7/44	290,000	240,067
LBFRC	03-LLFA J 1ML+205 12/14	435,000	420,631
LBFRC	03-LLFA K1 1ML+255 12/14	225,000	204,953
LBUBS	00-C5 A2 6.51 12/26	1,385,000	1,447,849
LBUBS	2000-C5 E 7.29% 12/32	1,000,000	1,055,318
LBUBS	00-C3 A2 7.95 1/10	639,800	675,627
LBUBS	04-C4 A2 CSTR 6/29	630,000	628,289
LBUBS	03-C3 A2 3.086 5/27	595,000	590,557
LBUBS	07-C2 XCP CSTR 2/40	18,490,000	473,806
LBUBS	04-C6 A2 4.187% 8/29	475,000	471,611
LBUBS	2001-C3 B 6.512 6/36	295,000	311,682
LBUBS	2006-C6 A1 5.23 9/39	254,177	255,402
LBUBS	01-C2 A2 6.653 11/27	215,000	227,156
LBUBS	07-C1 A1 CSTR 2/15/40	174,166	175,509
LBUBS	07-C2 A1 5.226 2/40	167,697	168,526
LBUBS	2006-C7 A1 5.279 11/38	134,352	135,262
LBUBS	04-C2 XCP CSTR 3/36	3,898,274	87,067
LEAR CORP SR NT SER B	8.750% 12/01/2016 DD 11/24/06	590,000	536,900
LEHMAN BR HLDGS	3ML+14 5/25/10	1,525,000	1,465,946
LEHMAN BR MTN	5.75% 4/25/11	520,000	525,443
LEHMAN BR MTN	5% 1/14/11	425,000	418,753
LEHMAN BR MTN	6.625% 1/18/12	400,000	415,440
LEHMAN BR MTN	7.19438% 9/15/22	375,000	370,514
LEHMAN BROS	3ML+78 8/19/65	400,000	375,794
LEHMAN BROS HLD	6.75% 12/28/17	725,000	747,257
LEHMAN BROS HLDGS INC DTD	VAR RT 12/31/2049 DD 05/17/07	1,105,000	984,831
LEHMAN BROS HLDGS INC GBL NT	4.000% 01/22/2008 DD 01/21/03	500,000	499,660
LEHMAN BROS HLDGS INC MEDIUM	6.750% 12/28/2017 DD 12/21/07	50,000	51,531
LEHMAN BROS HLDGS INC NT	7.875% 08/15/2010 DD 08/15/00	70,000	74,189
LEHMAN BROS HLDGS INC SR NTS	7.200% 08/15/2009 DD 08/19/97	104,000	107,218
LEHMAN BROS HLDGS INC SUB NT	5.750% 01/03/2017 DD 10/24/06	65,000	62,441
LEHMAN BROS MTN	6.2% 9/26/14	1,240,000	1,262,900
LEHMAN BROS MTN	5.75% 7/18/11	280,000	282,094
LEHMAN BROS MTN	VAR RT 01/23/2009 DD 01/25/06	2,000,000	1,960,920
LEHMAN BROTHERS HLDGS	5.500% 04/04/2016 DD 03/29/06	125,000	119,610
LEHMAN BROTHERS HLDGS INC	5.250% 02/06/2012 DD 01/12/07	1,280,000	1,266,598
LEHMAN BROTHERS HLDGS INC MTN	6.000% 07/19/2012 DD 07/19/07	400,000	407,312
LEHMAN BROTHERS HLDGS TR	6.625% 01/18/2012 DD 01/10/02	125,000	129,824
LEHMAN BROTHERS MTN	5.750% 05/17/2013 DD 05/16/06	320,000	321,750
LEHMAN BROTHERS MTN	4.800% 03/13/2014 DD 02/25/04	200,000	191,089
LEHMAN MTG TR	5.500% 01/25/2036 DD 12/01/05	1,187,415	1,183,734
LEHMAN MTG TR	VAR RT 04/25/2036 DD 03/01/06	558,701	569,344
LENFEST COM	7.625% 2/15/08	100,000	100,244
LEVEL 3 FING INC GTD SR NT	8.750% 02/15/2017 DD 02/14/07	670,000	574,525
LIBERTY PROP LP	5.5% 12/15/16	270,000	252,618
LIBERTY PROP LP	5.125 3/2/15	210,000	195,375
LINCOLN NATIONAL	7%/VAR5/17/66	305,000	306,227
LINCOLN NATL CORP IND	VAR RT 05/17/2066 DD 05/17/06	610,000	612,477
MACDERMID INC SR SUB NT	9.500% 04/15/2017 DD 04/12/07	565,000	531,100
MACK CALI LP	5.05% 4/15/10	275,000	278,685
MACK CALI RLTY	7.25% 3/15/09	395,000	405,629
MAJESTIC STAR CASINO	9.500% 10/15/2010 DD 10/07/03	350,000	330,750
MANDALAY RESORT GRP SR SUB NT	9.375% 02/15/2010 DD 12/20/01	125,000	129,375
MANUFACTURERS & TRADERS TR CO	6.625% 12/04/2017 DD 12/04/07	350,000	349,888
MARATHON OIL CORP SR NT	6.000% 10/01/2017 DD 09/27/07	300,000	305,484
MARINER ENERGY INC SR NT	8.000% 05/15/2017 DD 04/30/07	250,000	237,813
MARISCO FOCUS	MARISCO FOCUS	2,643,144	52,836,441
MARSH & MCLEN	7.125% 6/15/09	1,140,000	1,178,686
MARSHALL & ILSLEY MTN	5.350% 04/01/2011 DD 03/28/06	350,000	353,773
MASSMUTUAL GLOBAL FDG	3.500% 03/15/2010 DD 03/15/04	200,000	198,000
MASSMUTUAL MTN	2.55% 7/08 144A	500,000	494,179
MASTER ASSET SEC TR	5.000% 05/25/2018 DD 04/01/03	183,997	182,969
MASTER ASSET SEC TR	0.000% 09/25/2033 DD 07/01/03	77,130	54,337
MASTER ASSET SEC TR	5.000% 12/25/2033 DD 12/01/03	663,376	635,528
MASTER ASSET SECUR	5.000% 05/25/2018 DD 04/01/03	406,428	404,087
MASTR ADJ RATE MTGS	VAR RT 01/25/2034 DD 11/01/03	1,483,627	1,486,045
MASTR ADJ RATE MTGS	VAR RT 11/21/2034 DD 11/01/94	500,000	490,125
MASTR ADJ RT MTGS	VAR RT 04/21/2034 DD 11/01/04	450,542	445,974
MASTR ALT LN TR	6.000% 07/25/2034 DD 06/01/04	247,396	239,086
MASTR ALT LN TR	VAR RT 01/25/2034 DD 12/01/03	219,585	212,793
MASTR ALTERNATIVE LN	4.500% 09/25/2019 DD 09/01/04	323,769	316,688
MASTR ALTERNATIVE LN	4.750% 06/25/2019 DD 05/01/04	476,275	467,602

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
MASTR ASSET SEC	4.000% 12/25/2033 DD 11/01/03	453,371	446,988
MASTR ASSET SECUR	4.500% 04/25/2019 DD 03/01/04	535,836	521,818
MASTR ASSET SECUR	5.000% 04/25/2018 DD 03/01/03	277,979	275,914
MASTR ASSET SECURITIZ	4.500% 03/25/2018 DD 02/01/03	290,026	283,149
MASTR RESECUR	0.000% 05/28/2035 DD 07/29/05	776,653	589,861
MAY DEPT STORES CO NTS	7.625% 08/15/2013 DD 08/15/95	125,000	134,649
MAY DEPT STR GLBL	4.8 7/15/09	850,000	845,177
MBNA CORP	7.5% 3/15/12	400,000	436,288
MBNA CR CARD	VAR RT 06/15/2012 DD 02/04/03	100,000	99,688
MBNA CR CARD MASTER NT	3.300% 07/15/2010 DD 02/27/03	1,445,000	1,441,922
MBNAS	2006-A4 A4 1ML-1 9/11	1,300,000	1,296,771
MBNAS	05-A3 A3 4.1% 10/15/2012	1,100,000	1,097,759
MBNAS	03-B2 B2 1ML+39 10/10	110,000	110,126
MCDONALDS CORP MEDIUM TERM NTS	5.800% 10/15/2017 DD 10/18/07	950,000	983,545
MCFI	98-MC2 A2 6.423 6/30	137,966	137,733
MEDIACOM LLC/MEDIACOM CAP	9.500% 01/15/2013 DD 07/15/01	1,200,000	1,114,500
MEDTRONIC INC SR NT	4.750% 09/15/2015 DD 09/15/05	250,000	241,250
MERRILL LYNCH	4.25% 2/8/10	2,095,000	2,053,724
MERRILL LYNCH & CO	4.125% 01/15/2009 DD 12/04/03	150,000	148,055
MERRILL LYNCH & CO INC MEDIUM	6.050% 08/15/2012 DD 08/15/07	315,000	321,054
MERRILL LYNCH & CO INC MEDIUM	6.050% 08/15/2012 DD 08/15/07	300,000	305,766
MERRILL LYNCH & CO INC MEDIUM	6.050% 08/15/2012 DD 08/15/07	280,000	285,382
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	1,100,000	1,117,534
MERRILL LYNCH & CO INC MTN	6.400% 08/28/2017 DD 08/28/07	400,000	406,376
MERRILL LYNCH & CO INC NTS	6.000% 02/17/2009 DD 02/17/99	1,490,000	1,502,114
MERRILL LYNCH & CO INC SUB NT	6.050% 05/16/2016 DD 05/16/06	365,000	358,613
MERRILL LYNCH & CO MTN	5.450% 07/15/2014 DD 07/19/04	550,000	540,722
MERRILL LYNCH & CO MTN	5.000% 01/15/2015 DD 11/22/04	570,000	535,067
MERRILL LYNCH & CO MTN	3.700% 04/21/2008 DD 04/21/03	400,000	397,124
MERRILL LYNCH CR CORP MTG LN	FLTG RT 03/15/2025 DD 12/21/99	331,136	324,149
MERRILL LYNCH MTG	VAR RT 05/12/2039 DD 05/01/06	380,000	374,061
MERRILL LYNCH MTG	4.674% 05/12/2043 DD 06/01/05	350,000	338,041
MERRILL LYNCH MTG	VAR RT 01/12/2044 DD 12/01/05	100,000	99,714
MET LIFE GBL	4.25 7/30/09 144A	375,000	375,229
MEXICO (UTD MEX ST) MTN	8.000% 24-SEPT-2022	415,000	510,035
MEXICO GOV GLB	6.375 1/16/13DT	2,000,000	2,123,000
MEXICO GVT GLB	5.875 1/15/14DT	150,000	156,000
MICHAELS STORES INC SR SUB NT	11.375% 11/01/2016 DD 05/01/07	630,000	578,025
MIDAMERICAN ENERGY CO SR NT	5.950% 07/15/2017 DD 06/29/07	530,000	550,119
MIDAMERICAN ENR	5.875% 10/1/12	1,710,000	1,772,393
MIDWEST GENERATION CTF SER A	8.300% 07/02/2009 DD 01/02/01	275,058	279,608
MIRANT AMERICAS GENERATION LLC	8.300% 05/01/2011 DD 01/04/06	425,000	426,063
MIRANT CORP NEW	MIRANT CORP NEW	2,147	83,690
MIZUHO CAP INVT	VAR RT 06/30/2016 DD 03/13/06	178,000	166,540
ML CFC COML MTG	5.485% 03/12/2051 DD 04/01/07	1,050,000	1,056,710
ML CFC COML MTG TR	VAR RT 02/12/2039 DD 03/01/06	330,000	334,534
MLCC	05-B A2 6ML+23 7/30	108,837	106,840
MLCC	03-H XA1 1% 1/29	1,075,112	22
MLCFC	2007-5 A1 4.275 12/11	156,409	154,193
MLCFC	07-7 B 5.750 6/50	130,000	117,716
MLMI	03-OPT1 M1 1ML+65 7/34	435,000	413,464
MLMI	03-HE1 M1 1ML+70 7/34	205,000	192,776
MLMT	04-MKB1 A2 4.353% 2/42	1,310,000	1,302,695
MLMT	04-KEY2 A2 4.166% 8/39	813,404	806,269
MLMT	05-MCP1 A2 4.556 6/43	725,000	717,049
MLMT	07-C1 A4 CSTR 6/50	605,000	627,925
MOMENTIVE PERFORMANCE	9.750% 12/01/2014 DD 12/04/06	745,000	684,625
MONSANTO CO NEW SR NT	7.375% 08/15/2012 DD 08/14/02	300,000	327,093
MONUMENTAL GLOBAL FDG	4.375% 07/30/2009 DD 07/22/04	300,000	301,263
MONY GROUP INC SR NT	8.350% 03/15/2010 DD 03/08/00	570,000	621,118
MORGAN STANLEY	5.05% 1/21/11	2,390,000	2,389,732
MORGAN STANLEY	VAR RT 12/15/2043 DD 12/01/06	1,500,000	1,497,765
MORGAN STANLEY	5.05% 1/21/11	575,000	574,936
MORGAN STANLEY	VAR RT 12/15/2043 DD 12/01/06	345,898	347,174
MORGAN STANLEY	5.682% 08/12/2041 DD 08/01/06	98,540	99,924
MORGAN STANLEY & CO INC SR NT	4.250% 05/15/2010 DD 05/07/03	135,000	132,890
MORGAN STANLEY CAP	4.490% 01/13/2041 DD 03/01/04	2,870,000	2,812,198
MORGAN STANLEY CAP	5.731% 07/20/2044 DD 08/01/06	900,000	892,242
MORGAN STANLEY DW	4.920% 03/12/2035 DD 03/01/03	455,000	443,302
MORGAN STANLEY DW & CO GL NT	6.750% 04/15/2011 DD 04/23/01	700,000	731,374
MORGAN STANLEY DW & CO NT	6.600% 04/01/2012 DD 04/03/02	300,000	314,114
MORGAN STANLEY FRN	FRN 01/09/12	2,905,000	2,807,360
MORGAN STANLEY GLOBAL MTN	5.750% 08/31/2012 DD 08/31/07	100,000	102,078

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
MORGAN STANLEY GLOBAL NT	5.300% 03/01/2013 DD 02/26/03	1,050,000	1,047,375
MORGAN STANLEY GLOBAL SUB NT	4.750% 04/01/2014 DD 03/30/04	200,000	187,376
MORGAN STANLEY MTN SER F	VAR RT 02/09/2009 DD 02/09/06	1,900,000	1,876,535
MORGAN STANLEY NT	5.450% 01/09/2017 DD 01/09/07	1,405,000	1,362,850
MORGAN STANLEY NT	4.000% 01/15/2010 DD 11/12/04	300,000	294,984
MORGAN STANLEY NT	5.375% 10/15/2015 DD 10/21/05	300,000	291,657
MORGAN STANLEY SR MEDIUM TERM	5.950% 12/28/2017 DD 12/28/07	145,000	144,885
MORGAN STANLEY SR MTN SER F	5.625% 01/09/2012 DD 08/09/06	200,000	203,436
MORTGAGE IT TR	VAR RT 02/25/2035 DD 01/19/05	248,884	242,896
MSAC	07-HE4 A2A 1ML+11 2/37	1,928,739	1,863,945
MSAC	03-NC7 M1 1ML+70 6/33	170,435	155,949
MSAC	07-NC1 A2A 1ML+5 11/36	948,677	920,411
MSC	07-IQ15 A4 6.078% 6/49	1,775,000	1,848,864
MSC	05-HQ6 A2A 4.882 8/42	1,300,000	1,294,132
MSC	07-T25 A3 5.514 11/49	1,150,000	1,163,347
MSC	05-IQ9 A3 4.54% 7/56	910,000	887,888
MSC	07-IQ16 A4 5.809% 12/49	825,000	844,019
MSC	2007-HQ11 A31 CSTR 2/44	720,000	718,345
MSC	07-T27 A4 5.804% 6/42	665,000	676,954
MSC	07-IQ14 A1 5.38 4/49	657,201	661,402
MSC	06-HQ10 A1 5.131% 11/41	621,047	622,013
MSC	2006-IQ12 A4 CSTR 12/43	495,000	494,262
MSC	07-IQ13 A1 5.05% 3/44	315,676	314,993
MSC	2007-HQ11 A1 CSTR 2/44	290,574	291,573
MSC	06-HE2 A2A 1ML+7 3/36	235,675	234,029
MSC	98-HF2 A2 6.48 11/30	218,460	218,773
MSC	2006-T23 A1 5.682% 8/41	181,313	183,861
MSC	05-IQ9 X2 CSTR 7/56	4,180,202	137,119
MSC	03-IQ6 X2 CSTR 12/41	5,085,228	100,656
MSC	03-IQ5 X2 CSTR 4/38	2,859,646	71,268
MSDWC	03-TOP9 A1 3.98 11/36	1,734,972	1,714,936
MSDWC	01-NC4 M1 1ML+100 1/32	39,276	35,382
MSHEL	07-2 A1 1ML+10 4/37	1,723,670	1,667,919
MSHEL	05-1 M2 1ML+47 12/34	300,000	270,067
MSI SMALL CO GROWTH A	MSI SMALL CO GROWTH A	3,071,792	40,301,916
MSSTR	04-1 1A1 CSTR 8/17	237,457	243,877
MSTDW	6.6% 4/01/12	450,000	472,825
MSTDW	5.55% 4/27/17	385,000	375,440
MSTDW FRN	3ML+30 1/9/14	825,000	785,660
MSTDW GLBL	GLBL 6.75% 4/15/11	175,000	183,425
MSTDW MTN	6.25% 8/28/17	1,600,000	1,626,565
MUFG CAP FIN 1 LTD USD	VAR RT 07/29/2049 DD 03/17/06	760,000	719,857
MUNDER MDCPCORE GR Y	MUNDER MDCPCORE GR Y	1,514,027	45,965,857
NATIONAL SEMI	6.15% 6/15/12	885,000	902,153
NATIONSBANK CORP SUB NOTES	7.750% 08/15/2015 DD 09/05/95	175,000	197,531
NATIONSBANK MTN SR	7.230% 08/15/2012 DD 08/15/97	125,000	136,758
NCNB CORP SUB NT	9.375% 09/15/2009 DD 09/27/89	150,000	160,769
NCSLT	04-2 AIO 9.75% 10/14	580,000	186,853
NCSLT	04-GT1 IO1 CSTR 6/10	605,000	108,995
NCSLT	05-1 AIO 6.75% 12/09	300,000	37,641
NEW YORK LIFE GBL MTN	3.875% 01/15/2009 DD 01/12/04	100,000	99,421
NEW YORK LIFE MTN	5.375% 09/15/2013 DD 09/10/03	250,000	250,115
NEW YORK N Y CITY MUN WTR FIN	5.000% 06/15/2038 DD 12/11/07	100,000	103,892
NEW ZEALAND DOLLAR CURRENCY	NEW ZEALAND DOLLAR CURRENCY	17,176	13,164
NEWS AMER HLDGS	9.5% 7/15/24	130,000	166,152
NEWS AMER HLDGS	8.5% 2/23/25	200,000	238,337
NEWS AMER INC SR NTS	6.625% 01/09/2008 DD 01/09/98	70,000	70,011
NEXEN INC	5.05% 11/20/13	435,000	422,409
NEXEN INC	5.2% 3/10/15	350,000	341,299
NGPL PIPECO LLC SR NT	7.119% 12/15/2017 DD 12/21/07	1,100,000	1,127,841
NGTPLC MTN	6.3% 8/01/16	1,365,000	1,393,526
NHEL	06-WF1 A1 1ML+6.5 3/36	549,228	542,167
NHEL	06-2 A2A 1ML+5 6/36	148,348	144,565
NISOURCE FIN	6.4% 3/15/18	1,040,000	1,037,661
NISOURCE FIN	3ML+57 11/23/09	800,000	792,274
NISOURCE FIN	7.875% 11/15/10	660,000	700,141
NISOURCE FIN	5.4% 7/15/14	625,000	612,174
NISOURCE FIN	7.875% 11/15/10	325,000	344,767
NISSAY	4.875% 08/09/2010 DD 08/09/05	225,000	227,320
NOMURA ASSET ACCEP	6.000% 05/25/2033 DD 04/01/03	47,047	47,215
NOMURA ASSET ACCEP CORP	7.000% 04/25/2033 DD 04/01/03	9,203	9,188
NORFOLK SOUTHERN CORP BDS	7.700% 05/15/2017 DD 05/19/97	250,000	283,085
NORMURA ASSET ACCEP CORP	5.500% 05/25/2033 DD 04/01/03	124,509	122,804

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
NORSKE SKOG CDA LTD SR NT	8.625% 06/15/2011 DD 06/15/03	690,000	572,700
NORTHRUP GRUMMAN CORP NT	7.125% 02/15/2011 DD 02/27/01	250,000	266,445
NORTHWEST AIRLINES CRP SR ESC	10.000% 02/01/2009 DD 01/29/04	70,000	2,275
NORTHWEST AIRLS CORP COM	10.000% 02/01/2009 DD 01/29/04	1,924	27,917
NORWEST FINL INC NTS	6.850% 07/15/2009 DD 07/17/97	115,000	119,115
NRG ENERGY INC SR NT	7.375% 02/01/2016 DD 02/02/06	375,000	365,625
NSTAR	8% 2/15/10	260,000	278,526
NSTR	2006-B AV1 1ML+7 9/36	378,918	374,843
NTGI-QM COL DLY	SP500 EQ INDX	185,330	751,034,489
NTL CABLE PLC SR NT	9.125% 08/15/2016 DD 07/25/06	620,000	613,800
NUVEEN INVESTMENTS	5% 9/15/10	145,000	132,313
NY LIFE GLBL	5.25% 10/12 144A	1,305,000	1,335,250
NY SALE TX FGIC	3.83% 10/15/09	415,000	409,783
O CHARLEYS INC SR SUB NT	9.000% 11/01/2013 DD 05/01/04	475,000	457,188
OAKMARK EQ & INC	OAKMARK EQ & INC	5,124,954	137,758,754
OAKMARK GLOBAL	OAKMARK GLOBAL	7,402,665	178,404,225
OHIO PWR CO SR NT SER K	6.000% 06/01/2016 DD 06/12/06	760,000	768,193
ONEOK INC	5.51% 2/16/08	420,000	419,708
ONEOK PARTNERS LP GTD SR NT	5.900% 04/01/2012 DD 09/25/06	285,000	293,017
ONYX	05-B A4 4.34% 5/12	295,000	293,867
OOMLT	07-5 2A1 1ML+12 5/25/37	1,530,337	1,488,014
OPMAC	2006-2 A1A 1ML+6 7/36	460,614	454,393
OPMAC	05-3 A1PT 1ML+29 7/35	184,473	148,095
OPPHMR INTL SM CO Y	OPPHMR INTL SM CO Y	5,278,204	141,930,908
OPTI CDA INC GTD SR SECD	8.250% 12/15/2014 DD 12/15/06	255,000	252,450
OR SCH TAX PEN A FGIC	0% 6/09	1,600,000	1,501,360
ORACLE CORP	5% 1/15/11	625,000	633,265
ORACLE CORP/OZARK HLDG INC	5.250% 01/15/2016 DD 01/13/06	250,000	249,490
ORION PWR HLDGS INC SR NT	12.000% 05/01/2010 DD 05/01/01	375,000	408,750
OWENS CORNING NEW SR NT	6.500% 12/01/2016 DD 06/01/07	820,000	750,940
PACIFIC GAS & ELEC CO SR NT	5.625% 11/30/2017 DD 12/04/07	200,000	200,592
PACIFIC LIFE GBL	3.750% 01/15/2009 DD 01/15/04	100,000	98,828
PACIFICORP 1ST MTG	4.950% 08/15/2014 DD 08/24/04	420,000	412,255
PACIFICORP AUSTRALIA LLC	6.150% 01/15/2008 DD 01/15/98	820,000	820,254
PCAT	2006-A B 5.51% 9/09	230,000	230,130
PCAT	2006-A C 5.77% 5/10	215,000	215,261
PEMEX FINANCE A/BKD	8.875% 15-NOV-2010 USD1000	712,000	751,295
PEMEX PR	3ML+130 6/15/10 144A	500,000	502,000
PEMEX PROJ FD	6.125% 8/15/08	17,000	17,053
PEMEX PROJ FRN	3ML+60 12/12144A	300,000	295,350
PENN ELEC	6.05% 9/1/17 144A	450,000	447,231
PENN MUTUAL	6.65% 6/15/34	750,000	797,593
PEPCO HOLDINGS	4% 5/15/10	350,000	343,965
PEPCO HOLDINGS	6.45% 8/15/12	265,000	277,321
PETROHAWK ENERGY CORP SR NT	9.125% 07/15/2013 DD 07/12/06	450,000	473,625
PETRONAS CAP	7% 5/22/12 144A	1,370,000	1,489,520
PHILLIPS PETE GLB	8.75 5/25/10	400,000	438,224
PIMCO	5.0000% 06/18/2038	10,500,000	52,134
PIMCO FDS PAC INVT MGMT SER	SHORT TERM PORTFOLIO INSTL CL	10,683,723	40,082,192
PIMCO SWAP	5.000% 06/18/2009 DD 07/01/05	107,400,000	1,488,220
PIMCO SWAP	CALL MAY 09 003.750 ED 5/15/09	111,600,000	922,525
PIMCO SWAP	CALL DEC 08 004.500 ED 121908	42,000,000	716,361
PIMCO SWAP	5.000% 06/18/2010 DD 07/01/07	23,400,000	587,513
PIMCO SWAP	CALL DEC08 005.000 ED 12/15/08	18,900,000	447,766
PIMCO SWAP	4.000% 06/18/2010 DD 06/18/08	60,400,000	385,273
PIMCO SWAP	4.000% 06/18/2010 DD 07/01/07	53,900,000	343,812
PIMCO SWAP	CALL FEB 07 005.000 ED 2/01/08	11,700,000	273,831
PIMCO SWAP	4.0000% 06/18/2009	54,100,000	233,896
PIMCO SWAP	1.4000% 12/20/2012	8,400,000	214,633
PIMCO SWAP	CALL DEC 08 004.500 ED 121908	12,000,000	204,675
PIMCO SWAP	5.000% 12/21/2016 DD 12/21/11	46,100,000	192,892
PIMCO SWAP	4.000% 06/18/2010 DD 06/18/08	19,800,000	126,298
PIMCO SWAP	0.2800% 06/20/2012	1,300,000	86,211
PIMCO SWAP	0.6000% 12/20/2012	10,100,000	73,638
PIMCO SWAP	5.0000% 06/18/2013	1,900,000	67,801
PIMCO SWAP	0.600% 06/20/2017 DD 03/21/07	2,200,000	55,155
PIMCO SWAP	5.000% 12/21/2016 DD 12/21/11	8,900,000	37,239
PIMCO SWAP	W/MERRILL MAT 6/17/2011	36,300,000	32,351
PIMCO SWAP	5.0000% 06/18/2015	900,000	29,641
PIMCO SWAP	5.0000% 06/18/2038	3,900,000	19,364
PIMCO SWAP	PUT JAN 08 004.750 ED 01/31/08	30	16,838
PIMCO SWAP	0.450% 06/20/2012 DD 03/24/07	900,000	15,294
PIMCO SWAP	5.000% 06/18/2009 DD 06/18/08	1,100,000	15,242

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
PIMCO SWAP	5.000% 12/21/2016 DD 12/21/11	1,800,000	7,532
PIMCO SWAP	0.510% 06/20/2012 DD 03/24/07	900,000	5,014
PIMCO SWAP	PUT MAR 10 004.770 ED 03/10/10	270	2,462
PIMCO SWAP	0.450% 06/20/2012 DD 03/24/07	900,000	1,200
PIMCO SWAP	5.0000% 06/18/2038	100,000	497
PIMCO SWAP	5.0000% 06/18/2028	300,000	(293)
PIMCO SWAP	PUT MAR 10 005.035 ED 03/06/10	540	(1,415)
PIMCO SWAP	4.000% 06/18/2013 DD 07/01/07	5,200,000	(43,353)
PIMCO SWAP	5.0000% 06/18/2018	3,700,000	(88,231)
PIMCO SWAP	PUT MAR 09 005.100 ED 03/16/09	8,800,000	(89,169)
PIMCO SWAP	5.0000% 06/18/2018	3,900,000	(93,000)
PIMCO SWAP	CALL DEC 08 005.000 ED 121908	4,000,000	(159,131)
PIMCO SWAP	CALL FEB 08 005.100 ED 2/01/08	5,100,000	(212,813)
PIMCO SWAP	CALL DEC08 005.200 ED 12/15/08	6,300,000	(297,439)
PIMCO SWAP	4.0000% 06/18/2013	37,300,000	(310,978)
PIMCO SWAP	PUT MAY 09 005.300 ED 05/15/09	8,900,000	(472,511)
PIMCO SWAP	4.0000% 06/18/2013	61,500,000	(512,738)
PIMCO SWAP	5.000% 06/18/2018 DD 06/18/08	21,700,000	(517,463)
PIMCO SWAP	CALL DEC 08 005.000 ED 121908	14,000,000	(556,957)
PIMCO SWAP	CALL MAY 09 005.300 ED 5/15/09	8,900,000	(690,976)
PIMCO SWAP	5.000% 06/18/2018 DD 06/18/08	51,100,000	(1,218,541)
PIMCO SWAP	5.000% 06/18/2018 DD 06/18/06	57,000,000	(1,359,233)
PIMCO TOTAL RETURN INST	PIMCO TOTAL RETURN INST	15,828,460	169,206,237
PINNACLE FOODS FIN LLC 144A	10.625% 04/01/2017 DD 04/02/07	550,000	473,000
PMNT	06-B1A B1 5.35 3/13	745,000	739,534
PNC FDG CORP SUB NT	5.250% 11/15/2015 DD 11/03/03	400,000	387,688
POKAGON GAMING AUTH SR NT	10.375% 06/15/2014 DD 06/22/06	600,000	645,000
POPLR	06-D A1 1ML+6 11/36	636,350	623,922
POPULAR NORTH AMER INC MTN	4.250% 04/01/2008 DD 03/28/03	100,000	99,511
PORT TOWNSEND HLDGS CO INC COM	COMM STOCK	525	465,925
POST APT HOMES	5.45% 6/01/12	525,000	533,142
POTASH CORP OF SASKATCHEWAN	7.750% 05/31/2011 DD 05/21/01	300,000	325,638
POTLATCH CORP	STEP 12/01/2009 DD 12/01/89	450,000	508,428
PPL CAP FDG	6.7/VAR 3/30/67	755,000	694,674
PPL ENERGY SUPP	5.7% 10/15/35	850,000	827,354
PRICOA GLB FDG	5.4% 10/12 144A	1,150,000	1,192,657
PRICOA GLOBAL FDG	3.900% 12/15/2008 DD 12/16/03	975,000	964,480
PRIME PPTY FDG	5.5 1/15/14 144	370,000	368,177
PRIME PRTY FDG	5.7 4/15/17 144	160,000	152,756
PRINCIPAL LIFE	6.25% 2/15/12	700,000	745,735
PRINCIPAL LIFE GLOBAL	2.800% 06/26/2008 DD 06/26/03	300,000	296,295
PRINCIPAL LIFE GLOBAL FDG	3.625% 04/30/2008 DD 04/11/03	435,000	432,281
PRINCIPAL LIFE INC FDG	3.200% 04/01/2009 DD 03/29/04	95,000	93,255
PRINCIPAL LIFE INCOME FUNDINGS	5.300% 12/14/2012 DD 12/14/07	300,000	300,702
PRINICPAL LIFE	6.250% 02/15/2012 DD 02/20/02	100,000	106,531
PROCTER & GAMBLE ESOP DEB SR-A	9.360% 01/01/2021 DD 12/04/90	285,474	363,800
PROGRESS ENERGY	7.1% 3/01/11	758,000	806,659
PROGRESSIVE CORP OH FXD/VAR RT	VAR RT 06/15/2037 DD 06/21/07	1,500,000	1,392,645
PROTECTIVE LIFE MTN	3.700% 11/24/2008 DD 11/24/03	740,000	729,943
PROTECTIVE LIFE SECD	4.000% 10/07/2009 DD 10/07/04	300,000	300,984
PROTECTIVE LIFE SECS #TR00002	4.000% 04/01/2011 DD 04/07/04	225,000	225,457
PRUDENTIAL MTN	5.8% 6/15/12	525,000	538,027
PRUDENTIAL MTN	6.6 5/15/08 144	450,000	451,670
PSE&G TRANSITION FDG	6.610% 06/15/2015 DD 01/31/01	430,000	460,208
PSEG PWR LLC SR NT	3.750% 04/01/2009 DD 03/30/04	95,000	93,901
PSEG PWR LLC SR NT	7.750% 04/15/2011 DD 10/15/01	40,000	43,037
QBE CAP FDG II L P	VAR RT 06/01/2049 DD 05/02/07	350,000	335,125
QUEBEC PROV MTN	6.35% 1/30/26A	1,375,000	1,583,038
QUEBECOR WORLD CAP CORP	4.875% 11/15/2008 DD 11/03/03	355,000	319,944
QUEBECOR WORLD CAP CORP GTD	6.125% 11/15/2013 DD 11/03/03	185,000	144,069
QUEBECOR WORLD INC SR NT	9.750% 01/15/2015 DD 12/18/06	290,000	217,863
QWEST CORP NT	7.500% 10/01/2014 DD 08/08/06	260,000	263,900
QWEST CORP NT	VAR RT 06/15/2013 DD 12/15/05	200,000	204,000
RAINBOW NATL SVCS LLC	8.750% 09/01/2012 DD 08/20/04	400,000	411,500
RALI SER	6.000% 06/25/2036 DD 06/01/06	3,246,250	3,226,286
RALI SER	6.000% 11/25/2036 DD 11/01/06	1,527,255	1,466,455
RALI SER	6.000% 01/25/2037 DD 01/01/07	414,896	427,575
RAMP	2006-EFC2 A1 1ML+7 12/36	743,753	726,565
RAMP	06-RS4 A1 1ML+8 7/36	438,506	430,582
RAMP	03-SL1 A31 7.125% 4/31	201,700	205,368
RAMP	04-SL2 A1I 6.5 10/16	33,973	34,903
RAS LAF YANK	8.294 3/15/14 144A	480,000	535,381
RAS LAFFAN	5.832% 9/30/16 144A	380,000	386,148

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
RAS LAFFAN LIQ SER C	5.832% 09/30/2016 DD 09/26/06	310,000	315,716
RAS LAFFAN LIQUEFIED NG	3.437% 09/15/2009 DD 03/15/04	659,600	658,564
RAS LAFFAN LIQUEFIELD	5.838% 09/30/2027 DD 08/09/05	900,000	849,654
RASC	06-EMX7 A1 1ML+6 8/36	686,080	676,931
RASC	06-KS7 A1 1ML+5 9/36	346,338	343,312
REABLE THERAPEUTICS	10.875% 11/15/2014 DD 11/20/07	250,000	245,625
REALOGY CORP SR NT	10.500% 04/15/2014 DD 04/10/07	525,000	392,438
REALOGY CORP SR SUB NT	12.375% 04/15/2015 DD 04/10/07	300,000	189,000
RECKSON OPERATNG	5.15% 1/15/11	125,000	126,002
REGENCY CTRS LP	5.875% 6/15/17	500,000	483,171
REGENCY ENERGY PARTNERS LP/	8.375% 12/15/2013 DD 06/15/07	341,000	351,230
REINSURANCE GROUP AMER INC	VAR RT 12/15/2065 DD 12/08/05	375,000	336,911
REPUBLIC N Y CORP SUB NT	9.700% 02/01/2009 DD 02/01/89	100,000	104,734
RESIDENTIAL	6.000% 07/25/2036 DD 05/01/06	500,000	473,225
RESIDENTIAL ACCREDIT	VAR RT 02/25/2018 DD 02/25/03	51,355	53,915
RESIDENTIAL ACCREDIT	5.000% 07/25/2018 DD 07/01/03	847,033	838,724
RESIDENTIAL ACCREDIT	VAR RT 10/25/2017 DD 10/25/02	37,332	39,267
RESIDENTIAL ACCREDIT	VAR RT 05/25/2018 DD 05/25/03	519,752	35,172
RESIDENTIAL ACCREDIT	VAR RT 02/25/2018 DD 02/25/03	327,859	19,993
RESIDENTIAL ASSET	6.000% 08/25/2036 DD 06/01/06	1,552,522	1,429,563
RESIDENTIAL ASSET	VAR RT 07/25/2032 DD 07/02/02	19,532	18,227
RESIDENTIAL ASSET SECURITIES	VAR RT 07/25/2033 DD 06/27/03	30,828	29,884
RESIDENTIAL CAP CORP SUB	VAR RT 04/17/2009 DD 04/17/06	75,000	36,938
RESIDENTIAL CAP LLC NT	STEP 06/01/2012 DD 05/25/07	610,000	375,150
RESIDENTIAL CAP LLC NT	VAR RT 05/22/2009 DD 05/25/07	300,000	213,000
RESIDENTIAL FDG	VAR RT 09/25/2035 DD 08/01/05	538,712	544,471
RESIDENTIAL FDG	0.000% 06/25/2034 DD 06/01/04	210,913	154,620
RESIDENTIAL FDG MTG	5.250% 03/25/2034 DD 03/01/04	1,607,584	1,592,328
RESIDENTIAL FDG MTG	4.500% 12/25/2032 DD 05/01/03	200,000	194,634
RESONA BK USD	VAR RT 09/29/2049 DD 09/15/05	1,400,000	1,301,552
REYNOLDS AMERN	6.75% 6/15/17	640,000	651,855
REYNOLDS AMERN	7.25% 6/15/37	500,000	505,340
REYNOLDS AMERN INC SR SECD NT	6.750% 06/15/2017 DD 06/21/07	1,000,000	1,018,590
RFSC	03-RP2 A1 1ML+45 6/33	120,262	101,885
RH DONNELLEY CORP SR NT	8.875% 01/15/2016 DD 07/15/06	165,000	154,275
RIDDELL BELL HLDGS INC SR SUB	8.375% 10/01/2012 DD 04/01/05	210,000	189,000
ROGERS CABLE	6.25% 6/15/13	700,000	710,500
ROUSE CO	3.625% 3/15/09	450,000	428,741
ROUSE CO NT	7.200% 09/15/2012 DD 09/10/02	75,000	71,414
ROYAL BK CDA MONTREAL QUE SR	3.875% 05/04/2009 DD 04/29/04	190,000	188,325
ROYAL BK SCOTLAND GROUP	VAR RT 10/29/2049 DD 10/04/07	600,000	598,218
ROYAL BK SCOTLAND GROUP	VAR RT 10/29/2049 DD 10/04/07	400,000	398,812
ROYAL BK SCOTLAND GROUP PLC	VAR RT 03/31/2049 DD 10/04/07	900,000	925,308
ROYAL BK SCOTLAND GROUP PLC	VAR RT 03/31/2049 DD 10/04/07	400,000	411,248
RURAL CELLULAR CORP SR NT	9.875% 02/01/2010 DD 08/01/03	250,000	259,375
RURAL CELLULAR CORP SR SUB NT	VAR RT 11/01/2012 DD 05/01/06	75,000	76,500
RUSSIA FEDN BDS REG S	12.750% 24-JUN-2028	250,000	454,750
RYERSON INC SR NT	12.000% 11/01/2015 DD 10/19/07	425,000	419,688
SABR	06-HE2 A2A 1ML+5 7/36	690,105	664,388
SACO I TR	VAR RT 03/25/2034 DD 04/28/06	477,546	390,179
SAFEWAY INC NT	6.350% 08/15/2017 DD 08/17/07	315,000	328,337
SALOMON BROS MTG	0.000% 12/25/2018 DD 07/01/03	30,670	25,352
SALOMON SMITH BARNEY HLDGS NT	6.500% 02/15 /2008 DD 02/06/01	350,000	350,655
SANTANDER	5.805/VAR 6/20/16	675,000	688,858
SANTANDER PERP S A	VAR RT 10/29/2049 DD 10/24/07	1,400,000	1,403,710
SANTANDER PERP S A	VAR RT 10/29/2049 DD 10/24/07	700,000	701,855
SANTANDER US DEBT SA SR	VAR RT 02/06/2009 DD 02/06/06	1,900,000	1,889,303
SAPPI PAPIER HLDG AG GTN	7.500% 06/15/2032 DD 06/10/02	550,000	479,958
SARM	05-14 A1 1ML+31 7/35	389,975	365,487
SARM	04-13 2A1 1ML+30 9/34	229,930	224,268
SASC	07-BC1 A2 1ML+5 2/37	950,074	923,126
SASCO	03-AL1 A 3.3565 4/25	948,139	880,167
SB TREAS CO LLC PFD SER A	VAR RT /12/29/2049 DD 02/18/98	200,000	203,936
SBC COMM GLBL	5.875% 2/01/12	2,950,000	3,044,078
SBC COMMUNICATIONS	5.100% 09/15/2014 DD 11/03/04	300,000	296,907
SBM7	00-C3 A2 6.592 12/33	680,000	707,041
SBM7	03-UP1 A 3.45% 4/32	139,670	128,628
SCHERING PLOUGH	5.3% 12/01/13	255,000	258,004
SCOTLAND INTL	7.7% 8/15/10144A	500,000	540,185
SCOTTISH POWR GLB	4.91 3/15/10	550,000	547,498
SEABULK INTL INC SR NT	9.500% 08/15/2013 DD 08/05/03	225,000	237,938
SEALED AIR	6.95% 5/15/09 144A	355,000	362,100
SEITEL INC SR NT	9.750% 02/15/2014 DD 08/15/07	490,000	417,725

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
SEMT 04-10 A4	04-10 A4 6ML+34 11/34	145,806	144,722
SHINSEI FIN II CAYMAN LTD PFD	07/29/2049 DD 03/23/06	1,335,000	1,126,820
SIMON PPTY GLB	5.375 6/1/11	980,000	967,601
SIMON PROP GROUP	7.75% 1/20/11	95,000	101,666
SIMON PROPERTY	4.875% 8/15/10	630,000	624,338
SIMON PROPERTY	5.1% 6/15/15	365,000	343,169
SIMON PROPERTY	5.6% 9/1/11	590,000	591,926
SIMON PROPERTY0	4.6% 6/15/10	455,000	452,299
SLM CORP	4.5% 7/26/10	245,000	224,714
SLM CORP FRN	3ML+16 7/26/10	994,000	914,948
SLM CORP FRN	CPI+212 1/31/14	925,000	756,798
SLM CORP MEDIUM TERM NTS BOOK	VAR RT 03/15/2011 DD 03/17/06	1,900,000	1,729,285
SLM CORP MTN # TR 00013	3.625% 03/17/2008 DD 02/20/03	1,285,000	1,269,452
SLM CORP MTN # TR 00077	4.000% 01/15/2010 DD 12/20/04	300,000	276,327
SLMA	05-8 A4 4.25% 1/28	1,650,000	1,636,140
SLMA	05-10 A2 3ML+1 4/15	181,667	181,665
SMALL BUS ADMIN GTD	5.120% 12/01/2026 DD 12/13/06	96,305	95,602
SMALL BUS CTF 2005-201	4.760% 09/01/2025 DD 09/14/05	13,204,485	13,059,896
SMALL BUSINESS ADMIN 04-20 F	5.520% 06/01/2024 DD 06/16/04	7,915,482	8,144,239
SMALL BUSINESS ADMIN 05-20E	4.840% 05/01/2025 DD 05/11/05	4,253,637	4,176,434
SMALL BUSINESS ADMIN 06-20F	5.820% 06/01/2026 DD 06/14/06	5,561,506	5,726,071
SMALL BUSINESS ADMIN GTD DEV	4.890% 12/01/2023 DD 12/17/03	5,244,915	5,258,290
SMGF PFD CAP USD I LTD 144A	VAR RT 01/29/2049 DD 12/18/06	365,000	336,256
SMRTF	07-1 B 1ML+22 6/12	375,000	363,874
SMRTF	07-1 C 1ML+50 6/12	225,000	218,836
SOCIETE GENERALE SUB NT 144A	VAR RT 12/31/2049 DD 04/05/07	590,000	545,933
SOUTHERN CO SR NT SER 2007 A	5.300% 01/15/2012 DD 01/18/07	2,015,000	2,051,532
SOUTHWESTERNBELL TEL CO DEB	7.000% 07/01/2015 DD 07/01/93	255,000	276,038
SP POWERASSET 3.8 10/22/08 144	3.8 10/22/08 144	700,000	695,386
SPRINT CAP CORP	7.625% 01/30/2011 DD 01/25/01	300,000	312,609
SPRINT CAP CORP NT	8.375% 03/15/2012 DD 03/14/02	300,000	324,891
SPRINT CAP GLBL	7.625% 1/30/11	345,000	359,524
SPRINT CAP GLBL	7.625% 1/30/11	350,000	364,735
SPRINT NEXTEL CORP NT	6% 12/01/16	771,000	738,458
SPRINT NEXTEL CORP NT	6.000% 12/01/2016 DD 11/20/06	670,000	641,733
SPRINT NEXTEL CORP NT	6.000% 12/01/2016 DD 11/20/06	600,000	574,686
SSBK GOVT STIF FUND	SSBK GOVT STIF FUND	877,971	877,971
ST PAUL COS	8.125% 4/15/10	700,000	756,148
STALLION OILFIELD 144A	9.750% 02/01/2015 DD 01/24/07	325,000	299,000
STALLION OILFIELD SERVICES	5.320% 06/12/2013 DD 08/16/07	410,000	385,400
STANDARD CHARTERED PLC 144A	6.409% 12/31/2049 DD 12/08/06	500,000	452,810
STARW	99-C1A B 6.92 2/14	120,000	123,646
STATE STR SUB NT	7.650% 06/15/2010 DD 06/20/00	100,000	106,719
STATION CASINOS INC SR SUB NT	6.625% 03/15/2018 DD 03/13/06	825,000	565,125
STEEL DYNAMICS INC SR NT 144A	6.750% 04/01/2015 DD 04/03/07	150,000	144,750
STONE CONTAINER CORP SR NT	8.375% 07/01/2012 DD 06/26/02	570,000	565,725
STRUCTURED ADJ RATE MTG LN TR	VAR RT 01/25/2035 DD 12/01/04	586,358	583,274
STRUCTURED ASSET 04-20 CL 1-A3	5.250% 11/25/2034 DD 10/01/04	346,356	344,977
STRUCTURED ASSET MTG I-1A-1	VAR RT 04/25/2036 DD 04/28/06	4,105,082	4,025,607
SUNGARD DATA SYS INC SR SUB NT	10.250% 08/15/2015 DD 02/15/06	310,000	316,975
SUNTRUST BKS INC	4% 10/15/08	255,000	253,352
SUNTRUST BKS INC SR NT	5.250% 11/05/2012 DD 11/05/07	325,000	327,486
SUNTRUST BKS INC SR NT	6.000% 09/11/2017 DD 09/10/07	110,000	110,515
SURFN 2006-AB2 N1	2006-AB2 N1 5.75% 6/37	153,931	38,483
SVHE 07-OPT1	07-OPT1 2A1 1ML+12 6/37	1,359,407	1,296,974
SWAP: USD	USD 5.272% 8/06/12	13,200,000	807,840
SWAPTION	10YR RTR 5.78 8/9/2010	7,800,000	556,920
SWAPTION	10YR RTR 5.78 8/9/2010 PUT	7,800,000	200,460
SWEDEN (KINGDOM OF) MTN	3.000% 22-DEC-2008 USD1000	2,845,000	2,821,956
SWEDISH KRONA CURRENCY	SWEDISH KRONA CURRENCY	497	77
SWIFT	05-A12 B 1ML+48 6/10	405,000	396,004
SWIFT	05-A12 C 1ML+120 6/10	200,000	195,823
SWISS RE CAP I LP PFD 144A	VAR RT 05/29/2049 DD 05/11/06	1,405,000	1,380,623
SWP SEK	4.492 8/28/10	37,100,000	33,739
SWP: USD	USD 4.1 12/12/09 SWP	7,700,000	30,877
SWP: USD	USD 4.034 12/11/09 SWP	9,900,000	24,750
SWP: USD	USD 4.05 12/11/09 SWP	3,400,000	9,520
SYMETRA	6.125% 4/01/16	605,000	602,420
T. ROWE PRICE SMALL CAP STOCK	T. ROWE PRICE SMALL CAP STOCK	8,798,638	104,087,887
TALECRIS BIOTHERAPEUTICS 2ND	13.500% 12/06/2014 DD 12/06/06	175,000	173,688
TANGER PROP LTD	9.125% 2/15/08	50,000	50,185
TANGER PROP LTD	6.15% 11/15/15	1,180,000	1,196,880
TCW VALUE OPPS I	TCW VALUE OPPS I	2,409,236	45,895,948

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
TELE COMMUNICATIONS INC DEB	7.875% 08/01/2013 DD 08/03/93	600,000	657,558
TELECOM ITALIA	4.95% 9/30/14	1,340,000	1,290,530
TELECOM ITALIA	6.2% 7/18/11	975,000	1,002,035
TELECOM ITALIA	5.25% 11/15/13	815,000	805,489
TELECOM ITALIA	4% 1/15/10	430,000	421,157
TELECOM ITALIA	5.25% 10/01/15	175,000	170,494
TELECOM ITALIA CAP GTD SR NT B	5.250% 11/15/2013 DD 05/15/04	210,000	207,539
TELEFONICA EMIS	6.421% 6/20/16	2,140,000	2,252,050
TELEFONICA EMIS	5.984% 6/20/11	800,000	822,950
TELEFONICA EMIS	6.421% 6/20/16	325,000	342,017
TELEFONICA EMISI	5.855% 2/4/13	800,000	823,139
TELEFONICA EMISIONES S A U	VAR RT 06/19/2009 DD 06/20/06	1,900,000	1,886,035
TELEFONICA EMISIONES S A U SR	5.855% 02/04/2013 DD 07/02/07	1,000,000	1,028,910
TELEFONICA GLBL	7.75% 9/15/10	75,000	80,276
TELEFONOS MEXICO	4.75% 1/27/10	715,000	715,765
TEMBEC INDUSTRIES INC	NOW CUSIP 87974D100	600,000	289,500
TEVA PHARM FIN	5.55% 2/01/16	350,000	345,866
TEXAS COMPETITIVE 144A	10.250% 11/01/2015 DD 10/31/07	465,000	460,350
TEXAS EAST	7.3% 12/01/10	505,000	541,342
TEXAS EASTN TRANSMISSION CORP	7.300% 12/01/2010 DD 12/04/00	75,000	80,402
TEXTRON FINL CORP MTN #TR00641	5.125% 02/03/2011 DD 02/03/06	165,000	166,800
TFM S A DE CV SR NT	9.375% 05/01/2012 DD 11/01/05	650,000	680,875
THORNBURG MTG SECS 05-2 CL A-4	VAR RT 07/25/2045 DD 06/29/05	1,226,089	1,225,721
TIAA	07-C4 A1 CSTR 8/39	2,096,436	2,129,656
TIAA	01-C1A A4 6.68% 6/31 144A	1,280,000	1,311,192
TIAA	2007-C4 A3 CSTR 8/39	575,000	592,145
TIAA GLOBAL	5.125% 10/10/12 144A	2,300,000	2,344,312
TIAA GLOBAL	3.875 1/22/08 144A	90,000	89,987
TIAA GLOBAL MKTS INC NT	3.875% 01/22/2008 DD 01/16/03	1,010,000	1,009,838
TIAA SEASONED COML 07-C4 CL A3	VAR RT 08/15/2039 DD 07/10/07	1,240,000	1,247,217
TIM HELLAS TELE 144A	VAR RT 01/15/2015 DD 12/21/06	500,000	471,250
TIME WARNER CAB	5.85 5/1/17W/I	525,000	526,296
TIME WARNER CAB	5.85 5/1/17W/I	415,000	416,024
TIME WARNER CABLE	CL A W/I	6,112	168,691
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	300,000	300,750
TIME WARNER COS INC	7.57% 2/24	500,000	542,275
TIME WARNER ENTMT CO LP SR DEB	8.375% 03/15/2023 DD 09/15/93	300,000	353,388
TIME WARNER ENTMT CO LP SR NT	10.150% 05/01/2012 DD 11/01/92	291,000	342,059
TIME WARNER INC NEW NT	5.500% 11/15/2011 DD 11/13/06	1,340,000	1,345,440
TIME WARNER TELECOM HLDGS INC	9.250% 02/15/2014 DD 02/20/04	290,000	296,525
TIME WARNR INC	5.875% 11/15/16	740,000	735,453
TMTS	03-4HE A 1ML+43 9/34	17,145	16,356
TOBACCO SETTLEMENT REV SER B	6.375% 05/15/2028 DD 03/22/01	2,180,000	2,215,011
TOKAI PFD CAP CO LLC 144A BDS	STEP 12/29/2049 DD 03/26/98	400,000	405,312
TOYOTA MTR CR CORP NT	2.875% 08/01/2008 DD 07/14/03	100,000	98,687
TRANSATLANTIC HLDGS INC SR NT	5.750% 12/14/2015 DD 12/14/05	615,000	639,022
TRANSCANADA PIPELINES LTD NT	4.000% 06/15/2013 DD 06/12/03	175,000	167,097
TRANSOCEAN INC	5.25% 3/15/13	1,275,000	1,277,825
TRANSOCEAN INC	5.25% 3/15/13	575,000	576,274
TRANSOCEAN INC SR NT	5.250% 03/15/2013 DD 12/11/07	405,000	405,883
TRINIDAD & TOGAGO REP NT 144A	5.875% 05/17/2027 DD 05/17/07	325,000	320,479
TRITON PCS INC GTD SR NT	8.500% 06/01/2013 DD 06/13/03	625,000	646,875
TRIZE	01-TZHA C3 6.522 3/13	561,726	562,458
TRS BOA CMBS AAA	10YR INDEX	2,395,000	37,721
TRS LEH CMBS AAA	8.5+INDEX 1/8	2,905,000	53,452
TRS LEH CMBS AAA	8.5% 1/31/08	2,890,000	53,176
TRUE MOVE CO LTD GTD NT 144A	10.375% 08/01/2014 DD 08/01/07	300,000	297,000
TRUE MOVE CO LTD NT 144A	10.750% 12/16/2013 DD 12/14/06	125,000	126,250
TRUE TEMPER SPORTS INC SR SUB	8.375% 09/15/2011 DD 03/15/04	355,000	214,775
TUBE CITY IMS CORP SR SUB NT	9.750% 02/01/2015 DD 01/25/07	345,000	310,500
TURNER EMERGING GROWTH	TURNER EMERGING GROWTH	4,557,736	257,557,662
TWIN REEFS PASS THROUGH 144A	VAR RT 12/31/2049 DD 12/10/04	200,000	130,156
TX EASTERN TRNSMSSN	6% 9/15/17	950,000	974,596
TYCO ELECTRONICS GRP S A 144A	6.000% 10/01/2012 DD 09/25/07	900,000	922,212
U S DEPT VETERANS 02-3 J	6.000% 04/15/2009 DD 09/01/02	80,785	80,954
U S I HLDGS CORP SR SUB NT144A	9.750% 05/15/2015 DD 05/04/07	475,000	382,375
U S TREAS BD STRIP PRIN PMT	0.000% 05/15/2016 DD 05/15/86	5,000,000	3,542,000
U S TREAS NTS	3.375% 11/30/2012 DD 11/30/07	805,000	802,505
U S TREAS STRIP GEN INT PMT	0.000% 05/15/2017 DD 06/16/90	3,350,000	2,250,530
U S TREAS STRIP GENERIC TINT	02/15/2014	9,300,000	7,399,080
U S TREAS STRIP GENERIC TINT	11/15/2012	5,245,000	4,437,795
U S TREAS STRIP GENERIC TINT	02/15/2011	4,680,000	4,235,868
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2012 DD 02/15/85	3,600,000	3,077,640

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2012 DD 11/15/85	3,150,000	2,745,225
U S TREAS STRIP GENERIC TINT	05/15/2014	2,850,000	2,238,105
U S TREAS STRIP GENERIC TINT	02/15/2016	1,250,000	896,875
U S TREAS STRIP GENERIC TINT	0.000% 02/15/2015 DD 02/15/85	900,000	680,670
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2013 DD 02/15/85	600,000	490,920
U S TREAS STRIP GENERIC TINT	08/15/2011	520,000	462,540
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2014 DD 11/15/85	550,000	422,345
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2014 DD 02/15/85	300,000	233,340
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2016 DD 12/11/90	300,000	210,180
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2016 DD 08/15/87	250,000	176,950
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2013 DD 11/15/85	200,000	161,920
U S TREAS STRIP GENERIC TINT	02/15/2023	200,000	99,220
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2017 DD 05/15/87	150,000	98,370
U S TREASURY BILL	0.000% 03/13/2008 DD 09/13/07	5,970,000	5,927,493
U S TREASURY BILL	0.000% 02/28/2008 DD 08/30/07	2,345,000	2,328,244
U S TREASURY BONDS	11.250% 02/15/2015 DD 02/15/85	3,000,000	4,383,270
U S TREASURY BONDS	12.000% 08/15/2013 DD 08/15/83	3,900,000	4,103,541
U S TREASURY BONDS	9.875% 11/15/2015 DD 11/15/85	1,100,000	1,541,546
U S TREASURY NOTES	06.500% 02/15/2010 DD 02/15/00	14,800,000	15,831,412
U S TREASURY NOTES	4.500% 03/31/2012 DD 03/31/07	11,665,000	12,195,758
U S TREASURY NOTES	4.625% 02/29/2012 DD 02/28/07	9,470,000	9,940,659
U S TREASURY NOTES	4.750% 05/15/2014 DD 05/15/04	6,500,000	6,914,050
U S TREASURY NOTES	4.500% 09/30/2011 DD 09/30/06	4,000,000	4,174,400
U S TREASURY NOTES	4.875% 08/15/2016 DD 08/15/06	3,640,000	3,876,964
U S TREASURY NOTES	05.625% 05/15/2008 DD 05/15/98	3,650,000	3,680,806
U S TREASURY NOTES	4.750% 01/31/2012 DD 01/31/07	3,000,000	3,163,200
U S TREASURY NOTES	4.000% 02/15/2014 DD 02/15/04	3,000,000	3,065,700
U S TREASURY NOTES	4.625% 07/31/2009 DD 07/31/07	2,875,000	2,942,850
U S TREASURY NOTES	6.000% 08/15/2009 DD 08/15/99	2,400,000	2,510,256
U S TREASURY NOTES	5.125% 06/30/2011 DD 06/30/06	2,000,000	2,125,400
U S TREASURY NOTES	4.500% 05/15/2010 DD 05/15/07	1,285,000	1,328,305
U S TREASURY NOTES	4.500% 05/15/2017 DD 05/15/07	1,160,000	1,202,688
U S TREASURY NOTES	4.625% 02/15/2017 DD 02/15/07	1,100,000	1,150,380
U S TREASURY NOTES	5.000% 07/31/2008 DD 07/31/06	1,000,000	1,009,100
U S TREASURY NOTES	3.125% 09/15/2008 DD 09/15/03	700,000	699,090
U S TREASURY NOTES	3.375% 10/15/2009 DD 10/15/04	500,000	503,250
U S TREASURY NOTES	4.875% 02/15/2012 DD 02/15/02	400,000	424,438
U S TREASURY NOTES	4.750% 02/28/2009 DD 02/28/07	350,000	356,545
U S TREASURY NOTES	4.500% 04/30/2012 DD 04/30/07	305,000	318,695
U S TREASURY NOTES	3.250% 08/15/2008 DD 08/15/03	200,000	199,960
U S TREASURY NOTES	3.625% 01/15/2010 DD 01/15/05	150,000	151,785
U S TREASURY NOTES	4.750% 05/31/2012 DD 05/31/07	100,000	105,570
U S TREASURY NOTES	5.125% 05/15/2016 DD 05/15/06	85,000	92,021
U S TREASURY NTS	4.625% 10/31/2011 DD 10/31/06	10,900,000	11,426,470
U S TREASURY NTS	4.875% 05/31/2009 DD 05/31/07	1,440,000	1,476,000
UBS AG STAM MTN	5.875 12/20/17	1,205,000	1,213,489
UBS FIN DEL INC DISC	01/02/2008	7,900,000	7,898,244
UDR INC MTN	5.5% 4/1/14	460,000	433,055
UMBRELLA ACQUISITION INC 144A	9.750% 03/15/2015 DD 03/29/07	505,000	460,181
UNION PAC CORP NT	5.650% 05/01/2017 DD 04/18/07	100,000	98,703
UNION PAC CORP SR NT	4.875% 01/15/2015 DD 11/23/04	185,000	176,329
UNITED AIR LINES	6.636% 7/2/22	505,000	474,195
UNITED DOM RLTY	5.25% 1/15/15	140,000	130,077
UNITED MEXICAN STS MTN TR00011	6.625% 03/03/2015 DD 03/03/03	250,000	270,600
UNITED MEXICAN STS MTN TR00012	4.625% 10/08/2008 DD 04/11/03	125,000	124,375
UNITED MEXICAN STS MTN TR00015	5.875% 01/15/2014 DD 10/14/03	350,000	364,000
UNITED MEXICAN STS TR# 00010	6.375% 01/16/2013 DD 01/16/03	205,000	218,003
UNITED STATES TREAS NTS	4.625% 07/31/2012 DD 07/31/07	5,405,000	5,676,872
UNITED STATES TREAS NTS	4.750% 03/31/2011 DD 03/31/06	1,800,000	1,888,920
UNITED STATES TREASURY NOTES	4.750% 08/15/2017 DD 08/15/07	3,710,000	3,919,615
UNITED STATES TREASURY NTS	4.000% 04/15/2010 DD 04/15/05	2,000,000	2,041,160
UNITED STS DEPT VET 94-1 CL2ZB	6.500% 02/15/2024 DD 02/01/94	958,922	1,022,843
UNITED STS DEPT VET 98-1 2E	7.000% 09/15/2027	259,307	273,475
UNITED TECH CORP	3ML+7 6/01/09	400,000	397,470
UNITEDHEALTH GRP	5.25% 3/15/11	450,000	455,034
UNIVISION COMM	3.875% 10/15/08	440,000	429,550
US 10 YR TREAS NTS FUT MAR 08	CALL MAR 08 111.000 ED 2/22/08	5,500,000	(156,406)
US 10 YR TREAS NTS FUTURE MAR	PUT MAR 08 107.000 ED 02/22/08	19,500,000	(9,141)
US AIRWAYS	99-1A 8.36% 7/20/20	921,489	953,741
US AIRWAYS	98-1A 6.85% 7/30/19	247,763	244,666
US CENTRAL CR UN	2.75% 5/30/08	265,000	262,667
US ONCOLOGY INC SR NT	9.000% 08/15/2012 DD 02/15/05	50,000	49,313
US ONCOLOGY INC SR SUB NT	10.750% 08/15/2014 DD 02/15/05	500,000	493,750

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
US TREAS NTS STRIP PRIN PMT	0.000% 11/15/2012 DD 11/15/02	5,420,000	4,594,534
US TREAS-CPI INFLATION INDEX	3.875% 01/15/2009 DD 01/15/99	52,904,944	54,475,692
US TREAS-CPI INFLATION INDEX	2.625% 07/15/2017 DD 07/15/07	1,592,687	1,718,988
US TREAS-CPI INFLATION INDEX	2.625% 07/15/2017 DD 07/15/07	404,372	436,439
USB CAP IX NORMAL INCOME TR	VAR RT 04/15/2049 DD 03/17/06	2,000,000	1,810,000
USD SWAP	USD 5.317500 08/28/17 SWP	8,000,000	524,320
USD SWAP	USD 5.64% SWP 7/14/10	4,100,000	235,504
USD SWAP	USD 5.231 SWAP 10/16/11	5,000,000	210,100
USD SWAP	USD 4.856 10/19/12 SWAP	6,200,000	178,188
USD SWAP	USD 5.63% SWAP 7/12/2009	4,100,000	165,927
USD SWAP	USD 5.16% SWAP 9/12/09 DB	3,600,000	121,428
USD SWAP	USD 5.409% 4/30/27	900,000	50,103
USD SWAP	USD 5.025% SWAP 11/21/11	1,200,000	42,228
USD SWAP	USD 5.0675 4/30/09	7,000,000	(100,380)
USD SWAP	USD 4.981000 8/29/10 SWP	5,570,000	(222,744)
USD SWAP	USD 5.6425 7/5/17	(4,300,000)	(397,621)
USD SWAP	USD 3ML 7/9/17	8,100,000	(836,649)
USD SWAP	USD 5.30500 10/15/17 SWP	17,500,000	(890,925)
UST	5YR FUT MAR08 CAL 02/22/08 FVH8C	24	(10,500)
USTB	4.75% 5/15/14	51,488,000	54,750,228
USTB	4.75% 2/15/37	1,775,000	1,857,648
USTB	5% 5/15/37	1,025,000	1,115,648
USTB	6% 2/15/26	150,000	177,516
USTN	4.25% 8/15/13	21,546,000	22,332,084
USTN	3.375% 11/30/12	12,170,000	12,129,121
USTN	4.625% 11/15/16	11,000,000	11,519,926
USTN	4.5% 9/30/11	10,000,000	10,432,810
USTN	4.5% 2/28/11	9,215,000	9,598,722
USTN	5.125% 5/15/16	6,975,000	7,549,349
USTN	4.5% 4/30/12	3,074,000	3,211,128
USTN	4.25% 8/15/14	3,000,000	3,101,952
USTN	4.875% 6/30/12	1,640,000	1,739,425
USTN	4.25% 8/15/14	565,000	584,201
USTN	4.25% 11/15/17	450,000	457,840
USTN TII	2% 1/15/14	12,000,000	14,026,160
USTN TII	2% 7/15/14	12,000,000	13,742,926
USTN TII	.875% 4/15/2010	8,000,000	8,796,960
USTN TII	2.375% 1/15/27	1,825,000	2,000,097
USTN TII	2.375% 1/15/25	400,000	465,632
VALERO ENERGY CORP NT	6.625% 06/15/2037 DD 06/08/07	700,000	704,921
VANGUARD HEALTH HLDG	STEP 10/01/2015 DD 09/23/04	900,000	666,000
VANGUARD MORGAN GROWTH ADM	VANGUARD MORGAN GROWTH ADM	3,218,024	194,980,096
VANGUARD PRIMECAP ADM	VANGUARD PRIMECAP ADM	5,809,400	434,368,871
VANGUARD WINDSOR ADM	VANGUARD WINDSOR ADM	3,415,242	181,076,153
VENTAS RLTY LTD PARTNERSHIP	6.750% 06/01/2010 DD 06/07/05	700,000	705,250
VERIZON COMMUNICATIONS INC NT	5.550% 02/15/2016 DD 02/15/06	600,000	606,468
VERIZON COMMUNICATIONS INC NT	5.350% 02/15/2011 DD 02/15/06	575,000	589,019
VERIZON COMMUNICATIONS INC NT	5.500% 04/01/2017 DD 04/03/07	300,000	301,407
VERIZON FLA INC DEB SER F	6.125% 01/15/2013 DD 10/01/02	475,000	490,290
VERIZON GLBL	7.25% 12/1/10	430,000	460,930
VERIZON MD INC DEB SER A	6.125% 03/01/2012 DD 02/25/02	700,000	727,888
VERIZON NEW YOR	6.875% 4/01/12	340,000	360,742
VERIZON NJ GLBL	5.875% 1/17/12	1,200,000	1,235,758
VERIZON VA INC DEB	4.625% 03/15/2013 DD 03/14/03	275,000	265,634
VIACOM INC	5.75% 4/30/11	720,000	729,056
VIACOM INC SR NT	VAR RT 06/16/2009 DD 09/18/06	1,000,000	987,960
VIRGINIA ELEC & PWR CO SR NT	6.350% 11/30/2037 DD 12/04/07	1,200,000	1,230,552
VIRGINIA ELEC & PWR CO SR NT	5.100% 11/30/2012 DD 12/04/07	1,045,000	1,049,567
VIRGINIA ELEC & PWR CO SR NT	5.100% 11/30/2012 DD 12/04/07	300,000	301,311
VIRGINIA ELEC & PWR CO SR NT	5.950% 09/15/2017 DD 09/11/07	200,000	206,156
VITRO S A B DE C V SR NT	9.125% 02/01/2017 DD 08/01/07	315,000	289,800
VODAFONE GLBL	5% 12/16/13	365,000	358,843
VODAFONE GROUP	3.95% 1/30/08	375,000	374,665
VODAFONE GRP	7.75% 2/15/10 DT	375,000	395,583
VODAFONE GRP	7.75% 2/15/10 DT	345,000	363,937
VODAFONE GRP PLC	5.5% 6/15/11	655,000	661,950
WACHOVIA ASSET SECS 02 HE2	VAR RT 12/25/2032 DD 12/19/02	44,699	44,673
WACHOVIA AUO TR 06 A A3	5.350% 02/22/2011 DD 06/23/06	105,901	105,964
WACHOVIA BANK NA	4.875% 2/1/15	400,000	380,783
WACHOVIA BK COML MTG 04-C15 A2	4.039% 10/15/2041 DD 11/01/04	500,000	490,055
WACHOVIA BK NATL ASSN #SB00005	5.600% 03/15/2016 DD 03/09/06	100,000	98,125
WACHOVIA CAP TR III FIXED FLTG	VAR RT 03/15/2042 DD 02/01/06	725,000	647,853
WACHOVIA CORP	5.625% 12/15/08	600,000	598,834

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
WACHOVIA CORP	4.875% 2/15/14	490,000	470,527
WACHOVIA CORP 2ND NEW NT	3.625% 02/17/2009 DD 02/06/04	755,000	739,432
WACHOVIA CORP 2ND NEW NT	4.875% 02/15/2014 DD 02/06/04	100,000	96,031
WACHOVIA CORP NEW SR NT	5.750% 06/15/2017 DD 06/08/07	600,000	596,346
WAL MART STORES INC NT	5.375% 04/05/2017 DD 04/05/07	540,000	551,308
WAL MART STORES INC NT	5.800% 02/15/2018 DD 08/24/07	420,000	433,583
WAMMS	04-RA2 2A 7% 7/33	66,998	68,819
WAMMS	03-MS9 2A1 7.5% 12/33	57,361	60,464
WAMU	04-AR7 A6 CSTR 7/34	120,000	118,617
WAMU MTG 2003-AR4 CL A-6	VAR RT 05/25/2033 DD 03/01/03	125,572	125,411
WAMU MTG P/T 03-AR10 A-6	VAR RT 10/25/2033 DD 09/01/03	930,000	924,569
WAMU MTG P/T 04-S3 MTG 2-A-3	VAR RT 07/25/2034 DD 06/25/04	271,613	270,570
WAMU MTG P/T CTF 04-AR3 A2	VAR RT 06/25/2034 DD 04/01/04	282,354	279,618
WAMU MTG P/T CTFS 05-AR13 A1A1	VAR RT 10/25/2045 DD 10/25/05	344,699	323,883
WAMU MTG P/T CTFS 2006 AR9 2A	VAR RT 08/25/2046 DD 07/01/06	1,423,365	1,390,585
WAMU MTG PASS THROUGH 03-AR7	VAR RT 08/25/2033 DD 06/01/03	1,000,000	993,670
WAMU MTG PASS THROUGH 03-AR8 A	VAR RT 08/25/2033 DD 07/01/03	53,329	54,585
WAMU MTG PASS THRU 04-AR9 A7	VAR RT 08/25/2034 DD 07/01/04	858,000	844,212
WAMU MTG PASSTHRU 05-6 CL 2A4	5.500% 08/25/2035 DD 07/01/05	196,975	192,395
WARNER MUSIC GROUP SR SUB NT	7.375% 04/15/2014 DD 10/15/04	700,000	539,000
WASH MUTUAL INC	4.625% 4/01/14	450,000	351,586
WASHINGTON MUN INC SUB NT	8.250% 04/01/2010 DD 04/04/00	150,000	143,250
WASHINGTON MUT BK FA #SB00002	5.650% 08/15/2014 DD 08/05/04	250,000	218,750
WASHINGTON MUT BK MTN #SB00001	6.875% 06/15/2011 DD 06/20/01	250,000	233,750
WASHINGTON MUT FIN CORP SR NT	6.875% 05/15/2011 DD 05/24/01	350,000	370,719
WASHINGTON MUT INC SR NT	5.250% 09/15/2017 DD 09/26/05	250,000	208,515
WASHINGTON MUT INC SUB NT	4.625% 04/01/2014 DD 03/24/04	400,000	312,500
WASHINGTON MUT INC SUB NT	7.250% 11/01/2017 DD 11/01/07	125,000	110,098
WASHINGTON MUT MTG 03-MS7 CL P	0.000% 03/25/2033 DD 02/01/03	97,621	75,560
WASHINGTON MUT MTG 05-2 1-A-4	VAR RT 04/25/2035 DD 03/25/05	1,082,767	20,313
WASHINGTON MUT MTG 05-4 CL CB7	5.500% 06/25/2035 DD 05/01/05	500,000	475,120
WASHINGTON MUT MTG 06-5 2-CB-1	6.000% 07/25/2036 DD 06/01/06	836,693	829,741
WASHINGTON MUT PFD FDG 144A	VAR RT 12/31/2049 DD 05/24/07	100,000	59,000
WASHINGTON MUT PFD IV 144A	VAR RT 10/29/2049 DD 10/25/07	500,000	400,000
WASHINGTON REIT	5.95% 6/15/11	290,000	288,370
WBCMT	03-C8 A3 4.445% 11/35	1,000,000	994,145
WBCMT	07-C30 D CSTR 12/43	965,000	831,222
WBCMT	2007-C30 E CSTR 12/43	900,000	756,132
WBCMT	05-C22 A4 CSTR 12/44	750,000	750,636
WBCMT	2007-C33 B CSTR 2/51	765,000	707,570
WBCMT	2007-C33 A4 CSTR 2/51	660,000	689,123
WBCMT	2007-C30 A5 5.342 12/43	605,000	603,153
WBCMT	05-C16 A2 4.38% 10/41	411,314	406,601
WBCMT	05-C16 APB 4.692% 10/41	325,000	319,168
WBCMT	2007-C31 A1 5.14% 4/47	204,940	205,124
WBCMT	03-C8 XP CSTR 11/35	5,209,767	42,959
WBCMT	03-C9 XP CSTR 12/35	2,827,102	33,380
WCA WASTE CORP SR NT	9.250% 06/15/2014 DD 07/05/06	535,000	544,363
WEA FIN LLC/WCI FIN LLC 144A	5.700% 10/01/2016 DD 09/28/06	1,260,000	1,205,266
WEATHERFORD INTL	4.95 10/15/13	640,000	627,704
WELLPOINT INC GLBL	5% 1/15/11	350,000	350,505
WELLS FARGO	5.25% 10/23/12	3,100,000	3,151,559
WELLS FARGO	5.25% 10/23/12	900,000	914,969
WELLS FARGO	4.625% 8/09/10	350,000	350,271
WELLS FARGO & CO NEW NT	3.125% 04/01/2009 DD 03/24/04	220,000	215,703
WELLS FARGO & CO NEW NT	4.200% 01/15/2010 DD 12/06/04	125,000	124,219
WELLS FARGO & CO NEW SR NT	5.250% 10/23/2012 DD 10/23/07	300,000	304,968
WELLS FARGO & CO NEW SUB NT	5.000% 11/15/2014 DD 11/06/02	550,000	533,399
WELLS FARGO & CO NEW SUB NT	4.950% 10/16/2013 DD 10/16/03	250,000	248,243
WELLS FARGO & CO NEW SUB NT	6.375% 08/01/2011 DD 07/31/01	100,000	104,531
WELLS FARGO & CO SR NT	5.300% 08/26/2011 DD 08/29/06	100,000	102,031
WELLS FARGO CO	3.12% 8/15/08	730,000	720,063
WELLS FARGO MTG	4.500% 02/25/2018 DD 02/01/03	444,381	436,653
WELLS FARGO MTG 03-11 CL 1A11	4.750% 10/25/2018 DD 09/01/03	303,021	299,260
WELLS FARGO MTG 03-16 CL 2A1	4.500% 12/25/2018 DD 11/01/03	620,017	602,718
WELLS FARGO MTG 04-7 CL 2A1	4.500% 07/25/2019 DD 06/01/04	795,173	771,580
WELLS FARGO MTG 05 AR10 IIA12	VAR RT 06/25/2035 DD 05/01/05	167,188	166,372
WELLS FARGO MTG 05-AR10 2A4	VAR RT 06/25/2035 DD 05/01/05	210,409	207,659
WELLS FARGO MTG 07-7 CL A-7	6.000% 06/25/2037 DD 05/01/07	500,000	484,935
WELLS FARGO MTG 2006-AR2 IIA1	4.950% 03/25/2036 DD 02/01/06	400,986	396,531
WELLS FARGO MTG BACKED II-A-1	VAR RT 09/25/2034 DD 08/01/04	288,776	282,871
WELLS FARGO MTG BKD 03-2 CL A6	5.250% 02/25/2018 DD 02/01/03	429,824	428,405
WELLS FARGO MTG BKD 03-K IA2	VAR RT 11/25/2033 DD 10/01/03	400,476	387,617

Raytheon Savings and Investment Plan

Schedule H Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Units /Principal	Current Value
WELLS FARGO MTG BKD 04-7 IIA2	5.000% 07/25/2019 DD 06/01/04	265,058	264,313
WELLS FARGO MTG BKD 04EE IIIA1	VAR RT 01/25/2035 DD 12/01/04	620,897	612,552
WELLS FARGO MTG BKD 04-S A5	VAR RT 09/25/2034 DD 08/01/04	500,000	495,105
WELLS FARGO MTG BKD 06-AR3 A-1	VAR RT 03/25/2036 DD 02/01/06	576,049	573,250
WELLS FARGO MTG BKD 2003 17	5.500% 01/25/2034 DD 12/01/03	176,158	179,855
WEST PENN PWR	5.95% 12/17 144A	495,000	497,414
WESTO	04-3 A4 3.93% 2/12	506,812	504,879
WESTO	05-1 D 4.09% 8/12	65,986	65,792
WESTO	04-3 D 4.07% 2/12	64,568	64,325
WFMBS	04-H A1 CSTR 6/34	2,099,751	2,068,539
WFMBS	06-AR8 2A6 CSTR 4/36	980,000	968,696
WFMBS	05-AR10 2A2 CSTR 6/35	669,803	655,012
WFMBS	05-AR4 2A2 CSTR 4/35	557,487	546,609
WFMBS	2006-AR13 A4 CSTR 9/36	485,000	482,450
WFMBS	05-AR3 2A1 CSTR 3/35	133,812	132,742
WFMBS	05-AR12 2A6 CSTR 7/35	69,259	67,874
WFS FINL 2005 1 OWNER A-4	3.870% 08/17/2012 DD 01/28/05	500,000	493,520
WHIRLPOOL CORP	6.125% 6/15/11	840,000	874,795
WI ST GEN REV TAX FSA	4.8 5/13	915,000	917,040
WIND ACQUISITIONS HOLDINGS FIN	VAR RT 12/12/2011 DD 12/12/06	475,000	465,657
WMALT	07-OC1 A1 1ML+10 5/37	2,065,282	1,907,123
WMCMS	05-C1A A1 4.24 5/36	125,028	124,062
WMLT	05-B 2A4 CSTR 10/35	95,000	93,576
WOART	06-A A3 5.01 10/10	226,042	226,365
WOORI BK KOREA SUB NT 144A	VAR RT 03/13/2014 DD 02/13/04	1,170,000	1,171,463
WORLD OMNI AUTO RECBLS 06-B A3	5.150% 11/15/2010 DD 09/20/06	855,000	856,625
WORLD SVGS BK FSG NT	4.500% 06/15/2009 DD 06/02/04	250,000	249,729
WORRI KOREA HYBRID I 144A	VAR RT 05/02/2037 DD 05/02/07	500,000	434,060
WPS RESOURCES	6.11/VAR 12/1/66	365,000	336,122
WYETH NT	STEP 03/15/2013 DD 02/14/03	150,000	152,818
XEROX CORP NT	VAR RT 12/18/2009 DD 08/18/06	700,000	701,197
XL CAP LTD PREF ORD SHS SER E	VAR RT 12/31/2049 DD 03/15/07	1,125,000	983,666
XL CAP LTD SR NT	5.250% 09/15/2014 DD 08/23/04	50,000	48,617
XSTRATA FIN CDA	5.8 11/16 144A	515,000	505,048
XTO ENERGY INC	6.25% 8/01/17	675,000	708,155
ZFS FIN USA TR II SER II 144A	VAR RT 12/15/2065 DD 12/09/05	500,000	465,935
ZURNVX	6.5% 67-17	500,000	461,592
LOANS TO PARTICIPANTS	INTEREST RATE RANGE: 4.00% - 10.25%	—	208,034,801

			11,302,861,851
Adjustment from fair value to contract value for interest in fully benefit-responsive investment contracts			(23,559,372)

			$11,279,302,479

*	Party In Interest

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Raytheon Savings and Investment Plan has duly caused this report to be signed by the undersigned hereunto duly authorized.

RAYTHEON SAVINGS AND INVESTMENT PLAN

Date:	June 30, 2008	By:	/s/ Michael J. Wood
Michael J. Wood
Vice President and Chief Accounting Officer Raytheon Company

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.